SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.  )

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☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

Aon plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Summary	1

Proposal 1—Resolutions Regarding the Election of Directors	8
Director Nominee Bios	9
Corporate Governance	16
Security Ownership of Directors and Executive Officers	27
Principal Holders of Voting Securities	28

Proposal 2—Advisory Resolution on Executive Compensation	29
Compensation Discussion and Analysis	30
Compensation Committee Report	43
Executive Compensation	44

Report of the Audit Committee	61

Proposal 3—Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm	63

Proposal 4—Resolution to Re-appoint Ernst & Young Chartered Accountants Ireland as the Company’s Statutory Auditor Under Irish Law	64

Proposal 5—Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law	64

Proposal 6—Resolution to Renew the Board’s Authority to Issue Class A Ordinary Shares Under Irish Law	65

Proposal 7—Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law	66

Other Information	68

Questions and Answers About the 2026 Annual General Meeting and Voting	74

Appendix A	A-1

Notice of Annual General Meeting of
Shareholders

Friday, June 26, 2026 8:30 a.m. Irish Standard Time	70 Sir John Rogerson’s Quay Dublin 2, Ireland

We are pleased to invite you to join the board of directors (the “Board” or the “Board of Directors”) and senior leadership at the Aon plc (“Aon” or the “Company”) annual general meeting of shareholders (including any postponements or adjournments thereof, the “Annual Meeting”) scheduled for Friday, June 26, 2026, at 8:30 a.m. Irish Standard Time.

Items of Business:

1.	By separate resolutions, to elect the 13 director nominees described in the proxy statement.
2.	To approve by an advisory resolution the compensation of the Company’s named executive officers.
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Ernst & Young US”) for the fiscal year ending December 31, 2026.
4.

To re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law (“Ernst &

Young Ireland”), to hold office until the conclusion of the Company’s next annual general meeting.

5.	To authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish Law.
6.	To authorize the Board to issue Class A Ordinary Shares under Irish Law.
7.	To authorize the Board to opt-out of statutory pre-emption rights under Irish Law.

Shareholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting by one of the methods described on pages 74-75 of the proxy statement. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.virtualshareholdermeeting.com/AON2026, as further described on page 76 of the proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. During the Annual Meeting, the Board will present, for consideration by the shareholders, the Company’s statutory financial statements under Irish law for the fiscal year ended December 31, 2025 (including the reports of the directors and the Irish statutory auditor thereon), and a review of the Company’s affairs. We urge you to read the attached proxy statement for additional information concerning the matters to be considered at the Annual Meeting. The proxy statement shall be deemed incorporated into this notice.

Holders of Class A Ordinary Shares at the close of business on April 10, 2026 can vote at the Annual Meeting. A shareholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak, and vote on his or her behalf by any of the procedures set out below and on pages 74-75 of the proxy statement. A proxy holder need not be a shareholder of record. To be valid, a proxy must be received by the Company using one of such procedures no later than 5:00 pm (Irish Standard Time) on June 25, 2026 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting), the proxy deadline.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 26, 2026.

The proxy statement, our Annual Report for the fiscal year ended December 31, 2025, and our Irish financial statements are available at www.proxyvote.com. This notice and proxy statement are first being mailed or made available to shareholders on or about April 28, 2026.

By Order of the Board of Directors,

Darren Zeidel

Company Secretary

April 28, 2026

Your vote is important

Only holders of Class A Ordinary Shares as of the record date April 10, 2026, can vote at the Annual Meeting. Please cast your vote as soon as possible in one of the following ways:

Internet Online at www.proxyvote.com and follow the instructions on your proxy card or notice of internet availability

Telephone Call 1-800-690-6903

Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

Proxy Summary

Voting Matters

Shareholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Our Board’s Recommendation

1. Resolutions Regarding the Election of Directors (page 8) The 13 nominees possess the necessary qualifications and diversity of perspectives to provide effective oversight of the Company.	FOR each nominee

2. Advisory Resolution on Executive Compensation (page 29)

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers. The Board values shareholders’ opinions, and the Organization and Compensation Committee will take into account the outcome of the advisory vote when making future executive compensation decisions.

FOR

3. Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm (page 63)

The Board believes that the continued retention of Ernst & Young US to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

FOR

4. Resolution to Re-Appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law (page 64)

The Board believes that the continued retention of Ernst & Young Ireland to serve as our statutory auditor under Irish law from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting of the Company is in the best interests of the Company and its shareholders.

FOR

5. Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law (page 64)

We are asking our shareholders to authorize the Board or the Audit Committee to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law.

FOR

6. Resolution to Authorize the Board to Issue Shares Under Irish Law (page 65)

We are asking our shareholders to authorize the renewal of the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares with the terms set forth in the proposal.

FOR

7. Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law (page 66)

We are asking our shareholders to authorize the renewal of the Board’s current authority and power to opt-out of statutory pre-emption rights which are currently included in the Company’s Articles of Association.

FOR

We are providing the enclosed proxy materials to you in connection with the solicitation by the board of directors (the “Board”) of Aon plc (“Aon” or the “Company”) of proxies to be voted at the annual general meeting of shareholders to be held on June 26, 2026 (together with any adjournment or postponement thereof, the “Annual Meeting”). The Annual Meeting will be held at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. This proxy statement is first being mailed or made available to shareholders on or about April 28, 2026.

2026 Aon Proxy Statement 1

Who We Are

Aon is in the Business of Better Decisions

Aon exists to shape decisions for the better — to serve clients around the world as they face growing uncertainty and volatility. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

The pace of change for organizations around the world continues to accelerate and increase in complexity. Against this backdrop, four interconnected megatrends — Trade, Technology, Weather and Workforce — continue to drive unprecedented client need across risk and people challenges and opportunities.

Our 3x3 Plan – with a focus on three commitments over three years (2024-2026) – is enabling Aon to go further, faster to address increasing client need:

1.
Help clients make better decisions on interconnected issues through integrated analytics and collaboration across our Risk Capital and Human Capital capabilities.
2.
Deliver to all client segments through our Aon Client Leadership model that starts with client need and brings the best of Aon to serve our clients as one global firm.
3.
Deploy AI and advanced analytics to transform data into real-time, actionable insights and provide clients with digitally-enabled, consistently excellent service through our global Aon Business Services platform.

Through our 3x3 Plan we will accelerate our Aon United strategy to deliver critical outcomes for clients, colleagues and shareholders.

What We Do

Our Solutions

We are a leading global professional services firm providing a broad range of Risk Capital and Human Capital solutions. Through our experience, global reach and comprehensive analytics, we help clients meet rapidly changing, increasingly complex and interconnected challenges related to risk and people.

Risk Capital	Human Capital

Commercial Risk Shifts in technology, economics and geopolitics are creating unprecedented volatility. We help clients identify, measure and manage their risk exposure.	Reinsurance Businesses, governments and communities need to become more resilient. Our expertise and insight help (re)insurers navigate uncharted territories and create more relevant solutions.

Health

Health is declining, costs are rising and workers have vastly different needs. We help companies improve employee health and wellbeing and make better workforce decisions that align their business and people strategies.

Wealth Global business is becoming increasingly difficult to navigate. We help employers, fiduciaries and investment officers optimize results and provide a more secure future for their stakeholders.

Risk Oversight and Corporate Sustainability

As a professional services firm, Aon prioritizes enterprise risk management. The Board, as a whole and through its committees, oversees the Company’s key enterprise risks, including strategic, operational, financial, compliance, human capital technology, security and corporate sustainability. With respect to corporate sustainability, the Board regularly reviews and discusses our corporate sustainability risks and opportunities, including Aon’s decarbonization and sustainability efforts and people-related risks, such as colleague satisfaction, engagement, pay equity, well-being, retention and succession planning. Our Board is committed to continued adherence to effective corporate governance best practices, including oversight of enterprise risk management. In addition, management of corporate sustainability risks is an increasingly important priority for our clients. At Aon, helping clients manage these risks is at the core of what we do. We offer a wide range of risk assessment, consulting, and advisory solutions, many of which are significant parts of our core business offerings, designed to address and manage corporate sustainability issues for clients, and to enable our clients to create a resilient, sustainable value.

2 2026 Aon Proxy Statement

2025 Highlights

In 2025, we delivered strong performance across each of our key financial metrics, in line with our objectives and guidance. We returned $1.6 billion of capital to shareholders through share repurchases and dividends, highlighting our strong free cash flow generation and disciplined capital allocation model. We also completed the sale of a significant majority of NFP's wealth business, generating more than $2 billion in proceeds and significantly strengthening our capital position.

In assessing our performance, we focus on our performance against four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

“Our 2025 results reflect strong execution of our 3x3 Plan, accelerating our client-centric Aon United strategy. We are entering the final year of our 3x3 Plan with momentum and we are well positioned to continue to deliver for our clients, generate sustainable growth and create long-term shareholder value."

Greg Case, President and CEO

In 2025, we continued to deliver strong results, including across these four metrics:

•
Total revenue growth was 9%, and 6% organic revenue growth was driven by net new business and ongoing strong retention.
•
Operating margin was 25.3% and adjusted operating margin was 32.4% in 2025, driven by organic revenue growth of 6%, $160 million of net restructuring savings, partially offset by an increase in operating expenses, the addition of NFP and lower fiduciary investment income.
•
Diluted earnings per share was $17.02 per share and adjusted diluted earnings per share was $17.07 per share.
•
Cash flows provided by operating activities increased 15% to $3.5 billion in 2025 compared to the prior year, due primarily to strong adjusted operating income growth and lower NFP-related transaction costs, partially offset by working capital headwinds. Free cash flow increased 14%, to $3.2 billion in 2025 compared to the prior year, reflecting an increase in cash flows from operations, partially offset by a $45 million increase in capital expenditures.

2026 Aon Proxy Statement 3

Our Board of Directors

It is a priority of the Governance/Nominating Committee to identify candidates for the Board of Directors who bring to our Board a wide variety of experiences, skills, qualifications and perspectives that strengthen their ability to carry out their oversight responsibilities. In August 2025, we announced that Jo Ann Jenkins joined our Board effective August 15, 2025. Ms. Jenkins serves on the Audit Committee of the Board.

Director Nominee Composition

Diversity of Skills and Experiences:
Business Continuity	Corporate Governance	Corporate Social Responsibility	Financial Acumen	Global Perspective
Government and Public Policy	Human Capital Management	Investment & M&A	Innovation & Strategy	Legal & Regulatory
	Professional/Financial Services	Risk Management	Technology, Data Privacy & Cybersecurity

Our Governance/Nominating Committee also considers a number of demographic and other factors in seeking to develop a Board that, as a whole, has the appropriate background, skills and experiences in the context of the needs of the Board.

As part of our ongoing Board refreshment process, we welcomed one new independent director in 2025 and two new independent directors in 2024, with a total of five new independent directors joining the Board since 2022, and eight new independent directors since 2016.

4 2026 Aon Proxy Statement

Directors

Name	Age	Director Since	Current Committee Membership	Other Boards†

Lester B. Knight, Chair*	67	1999	Executive Committee - Chair Governance/Nominating Committee - Chair People & Wellbeing Sub-Committee	—

Gregory C. Case, President and CEO	63	2005	Executive Committee People & Wellbeing Sub-Committee	—

Jose Antonio Álvarez*	66	2024	Audit Committee Organization and Compensation Committee	1

Jin-Yong Cai*	66	2016	Finance Committee - Chair Executive Committee Organization and Compensation Committee	—

Jeffrey C. Campbell*	65	2018	Audit Committee - Chair Executive Committee Organization and Compensation Committee	2

Cheryl A. Francis*	72	2010	People & Wellbeing Sub-Committee - Chair Governance/Nominating Committee Finance Committee Organization and Compensation Committee	2

Jo Ann Jenkins*	68	2025	Audit Committee	2

Adriana Karaboutis*	63	2022	Audit Committee Governance/Nominating Committee	3

Richard C. Notebaert*	78	1998	Executive Committee Finance Committee Governance/Nominating Committee People & Wellbeing Sub-Committee Organization and Compensation Committee	—

Gloria Santona*	75	2004	Audit Committee Governance/Nominating Committee People & Wellbeing Sub-Committee	—

Sarah E. Smith*	67	2023	Finance Committee People & Wellbeing Sub-Committee	3

Byron O. Spruell*	61	2020	Organization and Compensation Committee - Chair Executive Committee Audit Committee People & Wellbeing Sub-Committee	—

Admiral James G. Stavridis*	70	2024	Finance Committee	1

* Independent director

† Number of current other public company directorships or listed business development company trusteeships

2026 Aon Proxy Statement 5

Corporate Governance Highlights

Aon’s commitment to effective corporate governance is integral to our business. Highlights of our strong corporate governance practices include:

Annual election of all directors and active Board refreshment	Separation of Board Chair and CEO	Strong Board oversight of risk management programs

12 of 13 directors are independent	Directors elected by a majority of votes cast in an uncontested election	Active shareholder engagement

Regular executive sessions of the Board and its committees	Shareholder ability to call a special meeting	Robust share ownership guidelines for directors and senior executives

Annual evaluation process for the Board, Committees, and individual directors	Corporate Governance Guidelines include Board oversight of director commitments and “overboarding” limitations	Comprehensive director orientation program

2025 Executive Compensation Highlights

The core principle of our executive compensation program continues to be pay for performance, as we continue towards our goal of being the leading global professional services firm focused on risk, health, and wealth.

Leadership Performance Program. In early 2026, we settled performance share units (“PSUs”) granted to our NEOs in 2023 under our eighteenth LPP cycle (“LPP 18”). The settlement of those units in Class A Ordinary Shares was contingent upon achieving adjusted diluted earnings per share of at least $42.63 (threshold performance) over the performance period from January 1, 2023 to December 31, 2025, and reflects achievement of adjusted diluted earnings per share of $45.02, which exceeded the target performance level adjusted diluted earnings per share of $44.32. In 2025, we granted PSUs under our twentieth LPP cycle (“LPP 20”) to each of our NEOs, which are expected to be settled in 2028 contingent upon the Company’s adjusted diluted earnings per share growth performance over the January 1, 2025 to December 31, 2027 performance period.

Annual Incentive Compensation. Annual incentives paid to our NEOs reflected our application of the incentive pool funding framework adopted by the Organization and Compensation Committee (the “Compensation Committee”), as well as the committee’s evaluation of each NEO’s contributions to our business and financial results, delivery of key strategic initiatives, and personal leadership qualities. The incentive pool funding determination included both a pre-established formulaic financial component (80% weighted), based on comparison of current year adjusted operating income results against the prior year, and a non-formulaic People & Culture component (20% weighted), based on Company’s progress across four areas: wellbeing, belonging, engagement, and retention. Once determined, annual incentives to our NEOs (other than Mr. Case) were paid 65% in cash and 35% in the form of time-vested restricted share units, which provides value to our executives that is tied to the long-term performance of the Company. Mr. Case’s annual incentive was paid 65% in the form of cash and 35% in the form of performance share units under our twenty-first LPP cycle, as a further tie to the long-term performance of the Company. Annual incentives for 2025 were awarded to our NEOs in early 2026 following the Company’s achievement of adjusted operating income of $5,563 million. The annual incentive awards are described in more detail in the section captioned “Annual Incentive Awards Under Our Shareholder-Approved Plan” below.

6 2026 Aon Proxy Statement

Compensation-Related Best Practices

Our compensation philosophy and related governance features are complemented by several policies and practices designed to align our executive compensation program with the long-term interests of our shareholders, including the following:

Robust share ownership guidelines for senior executives and directors	Clawback and forfeiture provisions in the event of fraud or a material violation of Company policies	Annual say-on-pay vote for shareholders

Robust annual risk assessment of compensation structure, policies and practices	People & Culture performance metric for determining executive annual incentives	Prohibition on hedging transactions by all employees and directors; prohibition on pledging by executive officers and directors

Pay for performance philosophy weighted towards variable at-risk performance-based compensation	No dividends or dividend equivalents paid on unvested equity awards	Effective balance between differentiated short-term and long- term performance factors and incentives

2026 Aon Proxy Statement 7

Proposal 1 — Resolutions Regarding the Election of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each nominee to serve as director.

What am I voting on?

The current members of the Board are standing for election, in each case to serve until our 2027 annual general meeting. The 13 directors who are standing for election are named below.

The Governance/Nominating Committee of the Board (the “Governance/Nominating Committee”) has recommended to the Board that each director be nominated. With respect to Mr. Case, his employment agreement provides that he will be nominated for election as a director at each annual general meeting of shareholders during the period of his employment. All nominees for director have consented to being named in this proxy statement and have agreed to serve as directors if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies may be voted for such substitute nominees as may be designated by the Board, or the Board may reduce its size.

The term of each director expires at the next annual general meeting of shareholders, and each director will continue in office until the election of his or her respective successor or until his or her earlier resignation or removal in accordance with the Company’s articles of association (the “Articles”) or the Irish Companies Act 2014, as amended (the “Irish Companies Act”). Consistent with the terms of the Articles, the Board currently is authorized to have up to 21 directors, and the number of directors was most recently set by the Board at 13. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our governing documents provide that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, the director must tender a resignation, and the Board shall decide, through a process managed by the Governance/Nominating Committee, whether to accept or reject the resignation or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the Securities and Exchange Commission (the "SEC").

A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting on a nominee. Unless an executed proxy contains instructions to the contrary, the proxy will be voted “FOR” the re-election of each nominee named on the following pages.

The form of shareholder resolution for this proposal is below:

RESOLVED THAT, the following individuals be, and each hereby is, by way of separate ordinary resolution, re-elected to serve as director for a term expiring at the next annual general meeting of shareholders and until the election of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles or the Irish Companies Act:

Lester B. Knight Jose Antonio Álvarez Jin-Yong Cai Jeffrey C. Campbell Gregory C. Case Cheryl A. Francis Jo Ann Jenkins	Adriana Karaboutis Richard C. Notebaert Gloria Santona Sarah E. Smith Byron O. Spruell James G. Stavridis

Aon values a number of attributes and criteria when identifying nominees to serve as a director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, international experience and perspectives, and a variety of backgrounds, skills, experiences and other demographics, as well as the ability to commit sufficient time and attention to the activities of the Board. We believe all of the nominees have a strong reputation for integrity, demonstrate effective leadership, and work collaboratively to contribute meaningfully to the Board and management and deliver long-term value for our shareholders and other stakeholders. Biographical information about each nominee and the experience, qualifications, attributes, and skills considered by our Governance/Nominating Committee and the Board in determining that each nominee should serve as a director appears below.

8 2026 Aon Proxy Statement

Director Nominee Bios

Committees: • Executive Committee (Chair) • Governance/Nominating Committee (Chair) • People & Wellbeing Sub- Committee Director Since: 1999 Age: 67

Lester B. Knight

•
Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and director of Cardinal Health, Inc., a diversified healthcare service company.
•
First appointed Non-executive Chairman of the Board of Directors of Aon in August 2008.
•
Chairman of the Board and Chief Executive Officer of Allegiance Corporation (1996 to 1999).
•
Held executive and leadership roles with Baxter International, Inc. (1981 to 1996), including as Corporate Vice President (from 1990), Executive Vice President (from 1992) and as a director (from 1995).
•
Life director of NorthShore University Health System and Junior Achievement of Chicago, a life Trustee of Northwestern University and a member of the Civic Committee of The Commercial Club of Chicago.

Skills & Qualifications:

Mr. Knight’s experience as the founder of a private equity firm focused on investing in the healthcare industry, his executive background at several leading healthcare companies, and his financial and investment expertise provide the Board with global perspective, executive leadership and oversight experience. In addition, his role in chairing our Governance/Nominating Committee and his previous leadership and Board experience at other public companies position him to effectively lead the Board and promote a robust, deliberative decision-making process among independent directors. Mr. Knight also provides valuable perspectives with his broad experience in corporate governance, strategic transactions, business transformation and growth, and risk oversight.

Committees: • Executive Committee • People & Wellbeing Sub- Committee Director Since: 2005 Age: 63

Gregory C. Case

•
Chief Executive Officer and a director of Aon since April 2005, and President since March 2025.
•
Prior to joining Aon, held leadership roles with McKinsey & Company, the global management consulting firm, for 17 years, where he served on the governing Shareholders’ Council and as head of the Global Insurance and Financial Services Practice.
•
Prior to McKinsey, was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City.
•
Former director of Discover Financial Services.

Skills & Qualifications:

As President and Chief Executive Officer of Aon, Mr. Case brings to the Board his day-to-day experiences leading Aon’s colleagues serving clients across Commercial Risk, Reinsurance, Health and Wealth solution lines, and his intimate knowledge of Aon’s business, strategy, and operations. Mr. Case’s background as a management consultant, including in the global insurance and financial services areas, brings critical industry and business development knowledge to the Board. His extensive and specific knowledge of Aon and its global businesses provides our Board with a unique and valuable understanding of the Company’s priorities for our clients, colleagues and shareholders, and enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy. Aon has benefited from continuity of Mr. Case's exceptional leadership, including his strategic guidance and long-term direction to drive continued growth and align the organization around sustained, high quality performance.

2026 Aon Proxy Statement 9

Committees: • Audit Committee • Organization and Compensation Committee Director Since: 2024 Age: 66 Current Public Company Directorship: • Banco Santander, S.A.

Jose Antonio Álvarez

•
Vice Chair and Non-executive director of Banco Santander, S.A., a Spanish multinational financial services company (since 2022).
•
Chief Executive Officer of Santander (2015 to 2022).
•
Joined Santander in 2002 and served as Executive Vice President and Chief Financial Officer (2004 to 2014).
•
Former member of the supervisory boards of Santander Consumer Bank AG, Santander Consumer Holding GmbH and Santander Bank Polska, S.A., and former director of SAM Investments Holdings Limited, Santander Consumer Finance, S.A. and Santander Holdings USA, Inc.
•
Former board member of Bolsas y Mercados Españoles, S.A. and Banco Santander (Brasil) S.A.

Skills & Qualifications:

Mr. Álvarez’s experience as former chief executive officer, and previously chief financial officer, of a multinational financial services company provides the Board with deep knowledge and expertise in international finance, and unique insights into emerging and global markets and investments. In addition, as a member or prior member of the boards of directors of several international companies that invest globally, Mr. Álvarez brings substantive expertise in business strategy in international markets, as well as business transformation, regulatory compliance, information technology, and risk management. Mr. Álvarez’s extensive financial background and experience has led the Board to determine that he is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Committees: • Finance Committee (Chair) • Executive Committee • Organization and Compensation Committee Director Since: 2016 Age: 66

Jin-Yong Cai

•
Partner, Global Infrastructure Partners, a global private equity investment firm and wholly-owned subsidiary of BlackRock, Inc.
•
Former Partner, TPG Capital, L.P., a global private equity investment firm.
•
Chief Executive Officer of the International Finance Corporation (2012 to 2016), a member of the World Bank Group and the largest global development institution focused on private sector development.
•
Nearly two decades of experience in the financial services industry after beginning his career at the World Bank Group, including 12 years with Goldman Sachs Group, as a Partner and its top executive in China.
•
Former director of PetroChina Company Limited and Syngenta Group.

Skills & Qualifications:

Mr. Cai’s experience in global finance and international business, particularly in the Asia-Pacific region, enhances the Board’s global perspectives and provides unique insights into global markets. Mr. Cai’s increased level of financial literacy and extensive background with international finance and global management, including areas relating to investment banking and private equity, provide valuable perspective and knowledge relating to financial risk and risks related to the Company’s international activities and growth strategies.

10 2026 Aon Proxy Statement

Committees:

• Audit Committee (Chair)

• Executive Committee

• Organization and Compensation

Committee

Director Since: 2018

Age: 65

Current Public Company Directorships:

• Hexcel Corporation

• Marathon Petroleum Corporation

Jeffrey C. Campbell

•
Chief Financial Officer of American Express Company, a financial services company (July 2013 to August 2023); Vice Chairman of American Express Company (April 2021 to March 2024).
•
Executive Vice President and Chief Financial Officer of McKesson Corporation, a leading healthcare services, information technology and distribution company (2004 to 2013).
•
Previously spent 13 years at AMR Corporation and its principal subsidiary, American Airlines, ultimately becoming its Chief Financial Officer (in 2002).
•
Lead Director and member of the Audit Committee of Hexcel Corporation, and director and Chair of the Audit Committee of Marathon Petroleum Corporation.
•
Board member of The Julliard School; Former Board member of the Lincoln Center for the Performing Arts and former Chair of the Lincoln Center Corporate Fund.

Skills & Qualifications:

Having served as chief financial officer of three multinational, publicly traded companies, Mr. Campbell adds financial expertise and risk management leadership to the Board. His significant business experience, deep financial acumen and leadership in the development of broad-based talent provide the Board and its committees with valuable, broad ranging management perspective. He also brings substantial experience in the areas of compliance, risk oversight, corporate finance, strategy, corporate governance and corporate social responsibility, as well as knowledge and experience relating to the financial services sector. This experience has also led the Board to determine that Mr. Campbell is an “audit committee financial expert” as defined by the SEC.

Committees:

• People & Wellbeing Sub-

Committee (Chair)

• Finance Committee

• Governance/Nominating

Committee

• Organization and Compensation

Committee

Director Since: 2010

Age: 72

Current Public Company Directorships:

• HNI Corporation

• Morningstar, Inc.

Cheryl A. Francis

•
Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co. (1995 to 2000), a publicly traded print media company.
•
Co-Chair, Corporate Leadership Center (since 2008) and Business Consultant (since 2000). Previously Vice Chairman, Corporate Leadership Center (2002 to 2008).
•
Chief Financial Officer of FMC Gold (1987 to 1991), and Treasurer of FMC Corporation (1993 to 1995).
•
Director of HNI Corporation, a leading provider of workplace furnishings, and Morningstar, Inc., a global provider of investment insights.
•
Former director of Hewitt Associates, Inc. from 2002 until Aon's acquisition of Hewitt Associates, Inc. in 2010.

Skills & Qualifications:

Ms. Francis’s background as a chief financial officer of a large publicly traded company provides the Board with an increased level of financial literacy, as well as regulatory and business oversight. In addition, her role as a Board member of other public companies provides valuable perspective on matters of risk oversight, strategy, corporate governance, and human capital management. As Co-Founder of the Corporate Leadership Center’s CEO Perspectives and Leading Women Executives, Ms. Francis is a leading voice on inclusion and leadership development and brings focus to our work to promote corporate social responsibility.

2026 Aon Proxy Statement 11

Committees: • Audit Committee Director Since: 2025 Age: 68 Current Public Company Directorships: • Avnet, Inc. • General Mills, Inc.

Jo Ann Jenkins

•
Chief Executive Officer of AARP, a nonprofit, nonpartisan membership organization dedicated to issues affecting Americans over the age of 50 (2014 to 2024).
•
Chief Operating Officer of AARP (2013 to 2014) and President, AARP Foundation (2010 to 2013).
•
Former Chief Operating Officer and Chief of Staff at the Library of Congress.
•
Previously held a variety of senior roles at the U.S. Department of Agriculture, the U.S. Department of Transportation, and the U.S. Department of Housing and Urban Development.
•
Director of Avnet, Inc., a global electronic components distributor, and General Mills, Inc., a multinational food company.

Skills & Qualifications:

As the former Chief Executive Officer of AARP, Ms. Jenkins brings to the Board a deep understanding of strategic management, global policy leadership, and oversight from her experiences leading and transforming one of the largest nonprofit organizations in the United States. Ms. Jenkins' background and experience contribute valuable insights to the Board on public policy, government affairs, and community relations matters based on her senior leadership positions at the Library of Congress, U.S. Department of Agriculture, U.S. Department of Transportation, and U.S. Department of Housing and Urban Development. Her public and private board service and advisory experiences deepen the Board’s overall governance expertise.

Committees: • Audit Committee • Governance/Nominating Committee Director Since: 2022 Age: 63 Current Public Company Directorships: • Perrigo Company plc • Autoliv Inc. • Savills plc

Adriana Karaboutis

•
Chief Information and Digital Officer of National Grid PLC (2017 to 2023), one of the world’s largest public utility companies focused on transmitting and distributing electricity and gas in the UK and northeast US.
•
Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., a global biotechnology company (September 2014 to March 2017).
•
Vice President and Global Chief Information Officer of Dell, Inc., a global technology company (March 2010 to September 2014). Previously spent over 20 years with General Motors Company and Ford Motor Company in various international leadership positions, including global production planning, computer integrated manufacturing, and supply chain operations.
•
Director and member of the Audit Committee of Perrigo Company plc, a global over-the-counter consumer goods and self-care company, director and member of the Audit, Risk, and Compliance Committee of Autoliv Inc., a global supplier of automotive safety systems, and director of Savills plc, a global real estate services company.
•
Former director of Aspen Technology, Advance Auto Parts and Blue Cross Blue Shield of Massachusetts.

Skills & Qualifications:

Ms. Karaboutis’ background as a chief information officer for both a public utility company and a global technology company provides the Board with valuable insight and experience in technology, cybersecurity, data privacy, and data security matters, as well as business operations and continuity. Her experience in developing and delivering digital solutions, advancing data science capabilities, overseeing innovative technology, and leading global business operations further strengthens the Board’s perspective on innovation-driven strategies and related strategic and risk oversight matters. In addition, Ms. Karaboutis' service as a current and former director of multiple public companies brings a global viewpoint and deep experience in risk oversight, corporate governance, and executive management.

12 2026 Aon Proxy Statement

Committees: • Executive Committee • Organization and Compensation Committee • Finance Committee • Governance/Nominating Committee • People & Wellbeing Sub- Committee Director Since: 1998 Age: 78

Richard C. Notebaert

•
Chairman and Chief Executive Officer of Qwest Communications International Inc., a global telecommunications system company (2002 to 2007).
•
President and Chief Executive Officer of Tellabs, Inc., a company designing and marketing equipment and services to communications-service providers worldwide (August 2000 to June 2002), and director of Tellabs (April 2000 to June 2002).
•
Chairman and Chief Executive Officer of Ameritech Corporation, a full-service communications company (1994 to 1999). Previously served in significant positions within the Ameritech organization before his election as Vice Chairman in January 1993, President and Chief Operating Officer in June 1993, and President and Chief Executive Officer in January 1994.
•
Trustee Emeritus of the Board of Trustees of the University of Notre Dame.
•
Former director of American Electric Power Company and Cardinal Health, Inc., and former Chairman of the Board of Trustees of the University of Notre Dame.

Skills & Qualifications:

Mr. Notebaert’s background as a chairman and chief executive officer of several large international communications companies provides the Board with substantial management expertise, including in the areas of global operations, technology and innovation, and strategic planning. In addition, Mr. Notebaert’s executive and board leadership experience provides valuable perspectives on matters of corporate governance, human capital management, executive compensation, and risk oversight.

Committees: • Audit Committee • Governance/Nominating Committee • People & Wellbeing Sub- Committee Director Since: 2004 Age: 75

Gloria Santona

•
Of Counsel at Baker McKenzie, an international law firm (2018 to 2022).
•
Executive Vice President, General Counsel and Secretary of McDonald’s Corporation (2001 to 2017).
•
Held positions of increasing responsibility at McDonald's, including U.S. General Counsel (December 1999 to June 2001) and corporate General Counsel (2001 to 2017).
•
Former Trustee of Rush University Medical Center, the Chicago Zoological Society and the Chicago Symphony Orchestra, and former board member of The Chicago Network, the Chicago Food Depository, the National Immigrant Justice Center, the American Society of Corporate Secretaries, the Association of Corporate Counsel and the Minority Corporate Counsel Association.
•
Former member of the Audit Committee and the Governance Committee of the Rush System for Health.

Skills & Qualifications:

Ms. Santona’s legal background, including her experience serving as a general counsel and secretary of a large international corporation, brings critical perspective to the Board and enhances the Board’s global risk management and oversight capabilities. Ms. Santona’s diverse legal background contributes corporate governance, legal, regulatory and compliance expertise, and further brings valuable perspective on long-term growth strategy planning. Under Ms. Santona’s leadership, McDonald’s legal department won numerous awards for its commitment to inclusivity and pro bono, and Ms. Santona’s service and leadership experience at non-profit organizations deepens the Board’s expertise on human capital management and social and governance priorities.

2026 Aon Proxy Statement 13

Committees:

• Finance Committee

• People & Wellbeing Sub-

Committee

Director Since: 2023

Age: 67

Current Public Company Directorships:

• Nuveen Churchill Private Capital

Income Fund

• Klarna Group plc

• Via Transportation, Inc.

Sarah E. Smith

•
Former member of the Management Committee of The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm. Ms. Smith joined Goldman Sachs in 1996 and was named Managing Director in 1998 and Partner in 2002. Served as Controller and Chief Accounting Officer of the firm until 2017, and subsequently as Chief Compliance Officer (2017 to 2020) and Senior Advisor to Goldman Sachs (2020 to 2021).
•
Previously worked in the National and Audit practices of KPMG in both London and New York and held several finance positions at Bristol-Myers Squibb.
•
Former member of the Board of Trustees of the Financial Accounting Foundation; attended City of London University (Dip. Acc) and is a Fellow of the Institute of Chartered Accountants in England and Wales.
•
Trustee of Nuveen Churchill Private Capital Income Fund, director and Chair of the Audit Committee of Klarna Group plc, a global digital bank and flexible payments provider, and director of Via Transportation, Inc., a technology firm that transforms transportation systems into highly efficient digital networks.

Skills & Qualifications:

Ms. Smith’s background as a chief accounting officer and chief compliance officer of a global investment banking firm provides the Board with an increased level of financial literacy and enhances the Board’s expertise in the oversight of risk management and compliance. In addition, Ms. Smith’s experience in the investment banking and asset management industries brings valuable insight to the Company’s business strategy and operations in professional and financial services.

Committees: • Organization and Compensation Committee (Chair) • Audit Committee • People & Wellbeing Sub- Committee Director Since: 2020 Age: 61

Byron O. Spruell

•
President of League Operations of the National Basketball Association (since August 2016), a professional basketball league.
•
Previously spent 20 years at Deloitte LLP, most recently as its Vice Chairman, Central Region Marketplace Leader and Chicago Managing Principal.
•
Trustee and former Chair of the Audit Committee of the University of Notre Dame.
•
Board member of the Museum of Science and Industry, Metropolitan Family Services in Chicago and the Jackie Robinson Foundation and former board member of several nonprofit organizations.

Skills & Qualifications:

Mr. Spruell has extensive executive leadership experience, with a focus on strategy, business continuity, and application of analytics and innovation. His background in a professional services firm and as a current executive at the National Basketball Association also provides the Board with valuable experience in operations management, human capital management, and talent development, as well as colleague health and wellness. Mr. Spruell’s experiences at Deloitte LLP and as Chair of the Audit Committee of the University of Notre Dame’s Board of Trustees further elevates the Board’s financial and accounting literacy. Additionally, Mr. Spruell’s service on nonprofit boards enhances the Board’s perspectives on organizational strategy, community impact, and stakeholder engagement.

14 2026 Aon Proxy Statement

Committees: • Finance Committee Director Since: 2024 Age: 70 Current Public Company Directorship: • Fortinet, Inc.

Admiral James G. Stavridis

•
Partner and Vice Chair, Global Affairs of Carlyle Group Inc., a global investment firm (since 2018).
•
Former member of the United States Navy, serving from 1976 to 2013, and rising to the rank of 4-star Admiral in 2009. Admiral Stavridis' commands included four years as the 16th Supreme Allied Commander with The North Atlantic Treaty Organization (NATO), where he oversaw operations in Afghanistan, Libya, Syria, the Balkans, and counter piracy off the coast of Africa, as well as three years commanding the U.S. Southern Command, with responsibility for all military operations throughout Latin America.
•
Former Dean of The Fletcher School of Law and Diplomacy at Tufts University.
•
Director of Fortinet, Inc., a cybersecurity company; former director of American Water Works Company, Inc., a publicly traded water utility company, and Neuberger Berman Funds.
•
Chair of the Board of Trustees of The Rockefeller Foundation, and board member of several private companies and non-profit organizations.

Skills & Qualifications:

Admiral Stavridis brings extensive government and leadership experience as a result of his military service, providing the Board with global perspective and expertise in the areas of strategic planning and investments, leadership, global operations, and technology. As an internationally recognized strategic and global affairs expert, he brings to the Board substantial knowledge and insights in the areas of regulatory compliance, risk management, and cybersecurity matters. In addition, Admiral Stavridis’s extensive experience in private sector and government leadership positions enhances the Board’s perspectives in conducting business in diverse geopolitical environments. His longstanding commitments to government and educational organizations contribute valuable insights to the Board on corporate social responsibility and human capital management matters.

2026 Aon Proxy Statement 15

Corporate Governance

Aon is committed to effective corporate governance, which we believe helps sustain our success and build long-term value for our shareholders and other stakeholders. Aon’s Corporate Governance Guidelines provide the framework for our system of corporate governance, which, together with our committee charters and Code of Business Conduct, set forth standards for employees, officers and directors. The Board and its committees provide oversight of Aon’s overall performance, strategic direction, and executive management team performance, including management of the Company’s top risks and mitigation plans. The Board also reviews major initiatives and transactions and advises on key financial and business matters. The charter of each standing committee and sub-committee, the Corporate Governance Guidelines, and the Code of Business Conduct are available on the corporate governance section of our website at http://www.aon.com/about-aon/corporate-governance/corporate-governance.jsp. For more information about our Board’s and management’s oversight of risks please see “Board Role in Risk Oversight” below.

Corporate Governance Best Practices

Board Independence. All of our directors are independent, with the exception of our Chief Executive Officer.

Independent Chair. We have had an independent chair Board leadership structure since 2008.

Active Board Refreshment. We have a strong, refreshed Board with deep, relevant experience as well as a mix of tenures and personal backgrounds. Five new independent directors have been nominated in the last six years and two Board Committees are led by newly appointed chairs.

People & Wellbeing Sub-Committee. The People & Wellbeing Sub-Committee of the Governance/Nominating Committee helps to ensure focused evaluation, oversight, and management of Aon’s engagement and wellbeing strategies and initiatives.

Annual Elections with Majority Voting. Directors are elected annually by a majority of votes cast in an uncontested election.

Robust Year-Round Shareholder Engagement Program. Aon proactively conducts shareholder outreach throughout the year to gather feedback and better understand shareholder perspectives on long-term strategy, governance practices, executive compensation, and other business priorities, including corporate sustainability and human capital matters.

Oversight of Director Commitments. Our Governance/Nominating Committee regularly reviews director commitments, and our Corporate Governance Guidelines limit a director’s service on outside boards.

Annual Board, Committee and Director Peer Evaluations. Aon’s directors participate annually in comprehensive evaluations on Board effectiveness, committee performance and individual peer assessment, facilitated by an experienced external third party.

Shareholder Right to Call a Special Meeting. Our shareholders owning 10% of our shares may request that the Company call an extraordinary general meeting, in accordance with the requirements of the Irish Companies Act.

Share Ownership Guidelines. We maintain robust share ownership guidelines for our directors and senior executives.

Executive Sessions. Our independent directors meet regularly in executive sessions.

Director Onboarding and Education. Our directors receive a comprehensive onboarding upon joining the Board and ongoing education relevant to our business and strategy.

Prohibitions on Hedging and Pledging Company Shares. Our Board has adopted an insider trading policy which, among other things, specifically prohibits all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions relating to Aon securities. The policy also specifically prohibits our executive officers and directors from holding Aon securities in margin accounts or pledging them as collateral for a loan.

16 2026 Aon Proxy Statement

Board Leadership Structure

Our Board leadership structure consists of an independent, non-executive Chairman of the Board, a separate Chief Executive Officer, and independent committee chairs. Aon's Corporate Governance Guidelines provide that the positions of Chairman of the Board and Chief Executive Officer may be held by the same or different individuals. These Guidelines give the Board the flexibility to periodically evaluate and adopt the leadership structure that best serves the interests of the Company and its shareholders, considering the Company's evolving needs and circumstances.

Mr. Knight serves as our Non-Executive Chair. Mr. Knight's Board service and leadership as Chair of the Governance/Nominating Committee has provided him with deep institutional knowledge and a strong understanding of our governance framework, and equips him with the skills necessary to effectively lead our Board. In his role, Mr. Knight acts as liaison between the Board and management, sets the agendas for, and presides over, the Board meetings and chairs executive sessions of the non-management directors.

Mr. Case, as Chief Executive Officer, also serves as a member of the Board and contributes extensive expertise relating to the Company's strategy and businesses, industry knowledge and a deep understanding of our stakeholder relationships. His insights into the most significant developments facing the Company are instrumental in guiding the Board's discussion and aligning its strategic oversight with the Company's long-term objectives.

The Board believes the separation of the positions of Chief Executive Officer and Chair is the most appropriate structure at this time to best serve the Company and its shareholders, as it allows our Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities, including independent oversight of management. The structure also facilitates robust communication between management and the Board and provides effective oversight by independent directors, including oversight of risks.

Board Role in Risk Oversight

Risk is inherent and evolving in every business, and how well a business manages risk can ultimately determine its success. At Aon, risk is actively managed through our enterprise risk management (“ERM”) program, which covers the range of material risks to Aon, including strategic, operational, financial, compliance, human capital, technology, security and corporate sustainability risks. The Board oversees Aon’s enterprise risk management program and allocates certain oversight responsibilities to its committees and any sub-committee, as appropriate. Each committee reports regularly to the Board on risk matters under its purview. The Board and its committees regularly review our risk management policies, processes and controls. The Board has delegated to the Audit Committee the primary responsibility for the oversight of the Company’s ERM program.

Management carries out the daily processes, controls, and practices of our risk management program, many of which are embedded throughout our operations. Through our ERM process, management identifies, assesses, prioritizes, monitors, and develops mitigation plans for Aon’s top risks. The Board believes that establishing the right tone at the top and maintaining full and open communication between management and the Board are essential for effective risk management and oversight. As such, the Board and its committees regularly review and discuss with management the Company’s risk landscape, ERM governance, and progress on key risk management priorities, including emerging risks associated with growth initiatives and changing geopolitical and macroeconomic conditions. Throughout the year, the Board and the committees review the Company’s management of risk, including but not limited to the areas of cybersecurity and data security, data privacy, business continuity, compliance with government regulations, errors & omissions claims, financial performance, liquidity, taxes, mergers and acquisitions, corporate sustainability, and human capital management.

In addition, members of senior management attend Board and committee meetings (including private sessions with independent directors when invited) to address any questions or concerns raised by the Board related to risk management and any other matters.

Cybersecurity, Data Security, and Data Privacy Risk Management and Board Oversight

Cybersecurity, data security, data privacy and data protection matters are an important focus of our Board’s oversight of risk. The Audit Committee has primary responsibility for the oversight of cybersecurity and data privacy risks and engages in regular discussion with management regarding cybersecurity and data privacy risk mitigation and incident management, including risks arising from the use of artificial intelligence ("AI"). The Company’s management, including the Chief Privacy and Data Trust Officer and the Chief Information Security Officer, regularly presents (no less than twice annually) to the Audit Committee of the Board regarding cybersecurity, data security, data privacy and data protection matters.

Aon’s cybersecurity, data security, data privacy and data protection programs are designed to protect the personal and confidential data of our clients and our colleagues. Aon engages in a risk-based approach to adopting and implementing appropriate technical, organizational, administrative, and physical safeguards for cybersecurity. One key component to safeguard against risks facing Aon’s technology and security is Aon’s ERM program, as discussed above, which includes management’s identification, assessment, prioritization, and mitigation of cybersecurity risks. In addition, the Company has embedded responsible AI principles in its Code of Business Conduct and established a cross-functional AI working group which is focused on enabling innovation in the development and use of AI in our solutions as well as our internal operations, while mitigating risks. Our AI governance program assesses and prioritizes AI opportunities, solutions and risks across the firm, and the Company’s management provides relevant updates regarding such matters to the Board, including with respect to the evolving AI security governance landscape. In addition, employees across the Company receive periodic training and education on cybersecurity-related topics and governance matters.

2026 Aon Proxy Statement 17

Aon has established a Global Privacy and Data Trust Office led by a Chief Privacy and Data Trust Officer and comprised of full-time privacy professionals located around the globe, responsible for implementing Aon’s data privacy program, and designing and developing data privacy compliance solutions.

In addition, Aon maintains a Global Cybersecurity Services ("GCS") organization, led by our Chief Information Security Officer, with dedicated cybersecurity personnel responsible for protecting Aon’s information and information systems. Refer to Part I, Item 1C of Aon’s Annual Report on Form 10-K for the year ended December 31, 2025, for further information regarding Aon’s cybersecurity and risk management.

Oversight of Corporate Sustainability Risks and Opportunities

Our Board and management recognize that the full spectrum of corporate sustainability, including related risks, continues to evolve in significance to our business. As a result, oversight of corporate sustainability risks is an ongoing and dynamic commitment. Under Aon’s Corporate Governance Guidelines, the full Board oversees the Company’s corporate sustainability risks and opportunities, as well as related strategies, goals, objectives, and performance. The Board may from time-to-time delegate certain aspects of its corporate sustainability and related risk oversight responsibilities to one or more of its committees or sub-committees, which report on such matters to the full Board.

The Board reviews Aon’s corporate sustainability and climate strategy and, more broadly, the Board (including through its committees) oversees the Company’s corporate sustainability risks and opportunities, including those relating to human capital management, governance, climate, executive compensation, and colleague engagement and wellbeing. People-related risks, including colleague satisfaction and engagement survey results, pay equity, colleague wellbeing, succession planning, employment law matters and conduct and ethics matters, are regularly discussed, together with progress against Aon’s engagement and wellbeing strategy and initiatives.

Management has responsibility for the governance and day-to-day execution of our corporate sustainability strategy, led by Aon's Corporate Sustainability Steering Committee (the "CS SteerCo"). The CS SteerCo, which is comprised of Aon executives, develops and executes our corporate sustainability strategy, policies and programs. The Board regularly reviews and oversees our corporate sustainability strategy, program and goals.

The CS SteerCo reports periodically, and at least annually, to the Board in support of the Board’s oversight function of the Company’s corporate sustainability risks, opportunities, strategies, goals and objectives, and performance. Additional information regarding the purpose, governance, responsibilities and duties of the CS SteerCo, is available in our Impact Report, which can be found on the Company’s website, www.aon.com. The information contained in the Aon Impact Report or elsewhere on the Company’s website is not incorporated by reference into, and does not form part of, this proxy statement.

Director Independence

The Board has established Corporate Governance Guidelines which require that a majority of directors meet the independence requirements of the New York Stock Exchange (the “NYSE”). The Corporate Governance Guidelines further provide that each of the Audit Committee, Governance/Nominating Committee and Compensation Committee be composed entirely of independent directors.

The Board has affirmatively determined that each nominee for director other than Mr. Case is independent. Mr. Case is considered a management director because of his position as our President and Chief Executive Officer. In addition, the Board has affirmatively determined that Fulvio Conti, who retired as a director effective as of June 27, 2025, was independent during the time he served on the Board.

In determining that each of the non-management directors is independent, the Board also considered the following relationships that it deemed were immaterial to such director’s independence:

With respect to Mr. Knight, Mr. Cai, Mr. Spruell, and Admiral Stavridis, the Board considered that, in the ordinary course of business, Aon has sold services to, or received services from, a company or other entity at which the director is (or during 2025 was) an employee and the amount that we received from or paid to the entity in any of the previous three fiscal years was below the greater of $1 million or two percent (2%) of that entity’s annual revenue; and

With respect to Mr. Knight, Ms. Francis, Mr. Notebaert, and Mr. Spruell, the Board considered that Aon or certain of its affiliates made charitable contributions in 2025 to organizations in which the director or the director’s spouse was an officer, director, or trustee. In each case, the amount that we contributed was below the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenue.

18 2026 Aon Proxy Statement

Board of Directors and Committees

The Board met six times in 2025. All nominees for director who served as a director in 2025 attended at least 75% of the total meetings of the Board and the standing committees and sub-committees on which they served during the period for which they served. In accordance with NYSE rules and the Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. Mr. Knight, the Non-Executive Chair, chairs these executive sessions.

The Board has five standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Governance/Nominating Committee and the Compensation Committee. The Board has also established the People & Wellbeing Sub-Committee as a standing sub-committee of the Governance/Nominating Committee.

As part of our ongoing commitment to Board and committee refreshment, the Board regularly reviews committee leadership and membership rotation. In 2025, Mr. Spruell was appointed chair of the Compensation Committee and Mr. Cai was appointed chair of the Finance Committee.

2026 Aon Proxy Statement 19

Executive Committee

When the Board is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board, subject to certain exceptions. The current members of the Executive Committee are Lester B. Knight, Gregory C. Case, Jin-Yong Cai, Jeffrey C. Campbell, Richard C. Notebaert and Byron O. Spruell.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The primary purposes of the Audit Committee are to assist the Board with the oversight of:

•
the integrity of Aon’s financial statements, financial reporting process and internal controls;
•
Aon’s compliance with legal and regulatory requirements and ethics programs;
•
the engagement of Aon’s independent auditor and its qualifications, independence and performance;
•
subject to the provisions of Irish law, the appointment and performance of Aon’s statutory auditor as required under Irish law; and
•
the performance of Aon’s internal audit function.

The Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities. The Board has also delegated to the Audit Committee the primary responsibility for the oversight of the Company’s enterprise risk management. The Audit Committee reviews and discusses with management Aon’s guidelines and policies with respect to risk assessment and enterprise risk management, including the major financial risk exposures facing the Company and the steps management has taken to monitor and control such exposures. The Audit Committee also has primary responsibility for oversight of cybersecurity and data privacy risks and engages in regular discussion with management regarding cybersecurity and data privacy risk mitigation and incident management. The Audit Committee also has general oversight responsibility for the Company’s legal, regulatory, and ethics policies and programs and annually reviews the adequacy and appropriateness of those policies and programs, including Aon’s Code of Business Conduct. In addition, the Audit Committee periodically reviews with management any material correspondence with, or other action by, regulators or governmental agencies.

The current members of the Audit Committee are Jeffrey C. Campbell, Jose Antonio Álvarez, Jo Ann Jenkins, Adriana Karaboutis, Gloria Santona, and Byron O. Spruell. In 2025, the Audit Committee met nine times. The Board has determined that each of the members of the Audit Committee is independent as defined by the rules of the NYSE and under the Company’s categorical independence standards, as well as Rule 10A-3 under the Exchange Act. In addition, as required by the rules of the NYSE, the Board has determined that all of the Audit Committee members are financially literate, and that Mr. Álvarez and Mr. Campbell are “audit committee financial experts” within the meaning of rules promulgated by the SEC.

Additional information regarding the Audit Committee’s responsibilities may be found in this proxy statement in the section captioned “Report of the Audit Committee.”

Finance Committee

The Finance Committee is primarily responsible for assisting the Board with monitoring and overseeing:

•
Aon’s balance sheet, including its long-term capital plan, capital structure and strategy for obtaining financial resources;
•
the Company’s proposed mergers, acquisitions, joint ventures and divestitures and the financial implications of such proposed transactions and, to the extent consistent with the Company’s policies and practices, make recommendations with respect to such proposed transactions and activities to the Board;
•
all long-term passive investments of the Company, other than such investments made pursuant to the Company’s co-investment policies approved by the Committee;
•
the financial, investment and actuarial policies and objectives of Aon’s U.S. tax-qualified defined benefit plans;
•
the investment performance of the Company’s non-U.S. benefit and retirement plans;
•
the Company’s corporate financing activities, including the issuance or guarantee of securities by the Company and its subsidiaries, and the offering terms of such securities and guarantees;
•
the Company’s treasury activities, including its liquidity risk, reviewing entry into and status of credit facilities and the use of derivatives and management of foreign exchange risk; and
•
Aon’s overall financial risk management program and major insurance programs, including any self-insurance programs.

The current members of the Finance Committee are Jin-Yong Cai, Cheryl A. Francis, Richard C. Notebaert, Sarah E. Smith, and Admiral James G. Stavridis. Each member of the Finance Committee is independent as defined in the independence standards of the NYSE. The Finance Committee met four times during 2025.

20 2026 Aon Proxy Statement

Governance/Nominating Committee

The Governance/Nominating Committee oversees the risks associated with Aon’s overall governance and its primary responsibilities are to:

•
review with the Board the appropriate skills and criteria required of directors and nominees for director;
•
identify, consider and recommend individuals to fill new positions or vacancies on the Board;
•
recommend the slate of director nominees for each annual general meeting;
•
advise the Board with respect to the structure and operations of, as well as the composition and qualifications for membership on, the committees of the Board;
•
oversee the annual performance evaluation of the Board;
•
review the Corporate Governance Guidelines annually and make recommendations for changes to the Board;
•
review policies and procedures with respect to any transaction involving Aon and any related person and approve or ratify such transactions, as the Committee deems appropriate; and
•
establish share ownership guidelines for directors and executive officers and periodically review compliance.

The current members of the Governance/Nominating Committee are Lester B. Knight, Cheryl A. Francis, Adriana Karaboutis, Richard C. Notebaert, and Gloria Santona. Each member of the Governance/Nominating Committee is independent as defined in the independence standards of the NYSE. The Governance/Nominating Committee met five times during 2025.

People & Wellbeing Sub-Committee

The People & Wellbeing Sub-Committee is a standing subcommittee of the Governance/Nominating Committee, and its primary responsibilities are to:

•
oversee the Company's engagement and wellbeing strategies and initiatives;
•
review the Company’s strategic business efforts relating to engagement and wellbeing; and
•
perform any other duties as directed by the Governance/Nominating Committee or the Board.

The current members of the People & Wellbeing Sub-Committee are Cheryl A. Francis, Gregory C. Case, Lester B. Knight, Richard C. Notebaert, Gloria Santona, Sarah E. Smith, and Byron O. Spruell. The People & Wellbeing Sub-Committee met five times during 2025.

Compensation Committee

The Compensation Committee assists the Board in carrying out its overall responsibilities with regard to executive and director compensation, including oversight of the determination and administration of our compensation philosophy, policies, programs and plans for executive officers and non-management directors. In addition, among other matters, the Compensation Committee:

•
annually reviews and approves the compensation of Aon’s officers subject to Section 16 of the Securities Exchange Act of 1934 and other members of senior management as the Compensation Committee deems appropriate, and makes recommendations for consideration and approval by the independent members of the Board with respect to the compensation of the Chief Executive Officer;
•
directly approves the compensation of executive officers other than the Chief Executive Officer, including special hiring and severance arrangements;
•
reviews and makes recommendations to the independent directors, when necessary, with respect to the Company’s incentive compensation plans and equity-based compensation plans and exercises power and authority as may be permitted under those plans;
•
authorizes or approves the adoption, amendment or termination of the Company’s material employee benefit plans and programs and reviews and approves the appointment of fiduciaries with respect to the fiduciary committees of certain of the Company’s employee benefit plans;
•
reviews and makes recommendations to the Board concerning non-employee director compensation; and
•
reviews and discusses the compensation disclosures contained in the proxy statement.

As part of these duties, the Compensation Committee reviews the risks associated with Aon’s compensation policies and practices, including a review of Aon’s risk assessment of its compensation policies and practices for its employees.

In compliance with the committee charter, the Compensation Committee may establish subcommittees consisting of one or more members or other independent directors and may delegate to such subcommittees and management power and authority to carry out such duties as the Compensation Committee may delegate.

The current members of the Compensation Committee are Byron O. Spruell, Jose Antonio Álvarez, Jin-Yong Cai, Jeffrey C. Campbell, Cheryl A. Francis, and Richard C. Notebaert. Each member of the Compensation Committee is independent as defined in the independence standards of the NYSE and is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met seven times during 2025. Additional information regarding the Compensation Committee’s responsibilities may be found in this proxy statement in the sections captioned “Compensation Committee Report” and “Compensation Discussion and Analysis.”

2026 Aon Proxy Statement 21

Other Corporate Governance Practices

Board and Committee Evaluations

Our Board is committed to ongoing evaluation and continuous improvement. Each year, directors complete comprehensive evaluations that address overall Board effectiveness, committee performance and individual peer assessments. The Governance/Nominating Committee oversees the annual evaluation process, and the Board retains an outside party to review the completed evaluations. The full Board and each of the committees discuss their self-assessments in executive sessions at least annually. In addition, the Chair of the Governance/Nominating Committee conducts one-on-one discussions with each director to obtain his or her views on the effectiveness and performance of the Board and its committees. The Governance/Nominating Committee periodically reviews and refines the form and process for Board and Committee self-evaluations. Feedback regarding individual directors is shared with the Chair of the Governance/Nominating Committee, who meets with each independent director individually. Throughout the year, directors also have regular opportunities to provide input directly to the Chairman, committee chairs and management on meeting processes, materials and resources, agenda topics for Board and committee meetings, and strategy discussions. The Board believes that this robust evaluation process enhances its effectiveness, supports continuous improvement, and reinforces the Board's continued focus on Board refreshment and composition.

Director Commitments

The Governance/Nominating Committee considers each director’s and nominee’s time commitments, including those related to employment and other board service, to assess their capacity to fulfill Board responsibilities. Our Corporate Governance Guidelines provide that a director must notify the Board Chair prior to accepting any invitation to serve on another public company board, and that a director may not serve on the boards of more than three other public companies, in addition to service on the Company's Board, unless otherwise approved by the Governance/Nominating Committee. In addition, directors are required to offer to tender their resignation from the Board in the event of a substantial change in their principal occupation, subject to review and consideration by the Governance/Nominating Committee.

Director Onboarding and Education

Upon joining the Board, new directors participate in a comprehensive onboarding program covering Aon's business, strategy and governance. New directors also engage in introductory meetings with senior business and functional leaders to gain additional insight into the Company's operations and priorities.

On an ongoing basis, directors receive presentations on a range of topics relevant to Board service and the Company's business and industry, delivered by senior management and external experts. The Board also receives periodic briefings and education on core concepts, emerging trends, and related risks and opportunities relevant to Aon's strategy and operations, as well as in areas such as information security and AI. Directors may also enroll in continuing education programs sponsored by third parties at the Company's expense.

CEO and Senior Leadership Succession Planning

The Board views CEO and senior leadership succession planning as a critical component of the Company's overall strategic planning process, helping to ensure continuity of leadership and effective execution of Aon's long-term objectives. Our Independent Board Chair oversees the CEO succession planning process. The full Board as well as the independent directors, at least annually, discuss CEO succession planning, including emergency succession plans and related processes.

The Board also regularly reviews and discusses senior leadership succession planning and development to help ensure long-term organizational strength. Our Board reviews potential internal senior management candidates with our CEO and our Chief Administrative Officer, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings, as well as in less formal settings, to personally assess potential candidates for these key roles. In addition, the Board periodically reviews the overall composition of senior management, including qualifications, tenure, and experience.

Human Capital Management

Aon’s Board recognizes that effective human capital management – including leadership development, senior leadership succession planning, and continuing to strengthen our talent pipeline – is essential to advancing our long‑term strategy, sustaining our performance, and attracting, developing, and retaining the talent necessary to serve clients and deliver long-term shareholder value. Oversight of human capital matters is integrated across the Board and its committees, reflecting the importance of talent, culture, and leadership to Aon’s success. For example, the Compensation Committee plays a central role in overseeing compensation and benefit programs that support Aon’s human capital objectives, including the design and administration of executive compensation, equity programs, and key benefit and wellbeing plans that apply to senior leaders and the broader workforce. In addition, the People & Wellbeing Sub‑Committee of the Governance/Nominating Committee provides focused oversight of colleague engagement and wellbeing initiatives. More broadly, Aon uses a variety of channels to facilitate open, ongoing and direct communication with colleagues, including open forums and town halls with executives, colleague support and pulse surveys, and engagement through our business resource groups. Management regularly reviews colleague survey results and wellbeing and engagement insights with the People & Wellbeing Sub‑Committee of the Governance/Nominating Committee and with the full Board.

22 2026 Aon Proxy Statement

Director Selection and Shareholder Recommendations

Consistent with our Corporate Governance Guidelines, the Governance/Nominating Committee seeks members representing a range of backgrounds and perspectives who combine a broad spectrum of experience and skills with a reputation for integrity. The Governance/Nominating Committee also considers whether a potential nominee would satisfy independence standards adopted by the Board and the requirements of the NYSE. The Governance/Nominating Committee has sole authority to retain third-party search firms to identify director candidates and to approve such search firm’s fees and other retention terms.

In selecting nominees for director, the Governance/Nominating Committee considers professional background, reputation for integrity, leadership capabilities, and skills and experience in the context of the needs of the Board, as well as the composition of the Board as a whole, taking into account the Company's current and planned business and any anticipated succession of current directors. For more information regarding our directors, see page 4 of this proxy statement. When evaluating candidates for nomination as new directors, the Governance/Nominating Committee considers candidates with a variety of backgrounds, experiences and potential contributions to the Board.

When a vacancy exists on the Board due to the expansion of the size of the Board or the resignation or retirement of an existing director or as part of considering ongoing board succession planning, the Governance/Nominating Committee identifies and evaluates potential director nominees. The Governance/Nominating Committee recommends potential director candidates to the full Board, which is responsible for final approval of any director candidate. The effectiveness of the nomination process, including the criteria used for selecting nominees for director, is evaluated by the Board each year as part of its annual self-evaluation process and by the Governance/Nominating Committee as it evaluates and identifies director candidates. Our newest director, Jo Ann Jenkins, (who was appointed to the Board in August 2025) will stand for election at the Annual Meeting. Ms. Jenkins was identified by a third party search firm retained by the Governance/Nominating Committee.

The Governance/Nominating Committee will consider shareholder recommendations for director nominees. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which are discussed under “Proposal 1 – Resolutions Regarding the Election of Directors” on page 8 of this proxy statement. Recommendations, together with the name and address of the shareholder making the recommendation, relevant biographical information regarding the proposed nominee and a description of any arrangement or understanding between the shareholder and the proposed nominee, together with any other information required by the Articles, should be sent to the Company Secretary. Shareholder recommendations for director candidates to stand for election at the 2027 annual general meeting must be submitted in writing to the Company Secretary, Aon plc, 15 George’s Quay, Dublin 2, Ireland. Recommendations will be forwarded to the Chair of the Governance/Nominating Committee for review and consideration. For information regarding compliance with the requirements applicable to shareholder nominations to the Board, see “Shareholder Proposals for 2027 Annual General Meeting” on page 73 of this proxy statement.

Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board, any committee of the Board, our independent Chair, or any of our directors by contacting the non-management directors of Aon plc, c/o the Company Secretary, 15 George’s Quay, Dublin 2, Ireland, or by sending an email to corporate.governance@aon.com.

The non-management directors have established procedures for handling communications from shareholders and other interested parties. Communications are distributed to the Chair of the Governance/Nominating Committee, the full Board, the non-management directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. The Company Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Engagement

In 2025, we continued our active shareholder engagement program to deepen our understanding of shareholder perspectives on our long-term strategy, governance practices, executive compensation, corporate sustainability, human capital management and other key areas of shareholder interest. Over the course of the year, we conducted outreach to stewardship teams of our largest investors representing more than 50% of our outstanding shares, and met with shareholders holding over 42% of our outstanding shares, both before and after our 2025 Annual General Meeting.

In these meetings, shareholders engaged with members of our senior management team and, in some instances, an independent Board member. We also met with shareholders who proactively requested engagement. Discussion topics generally included our results and strategy, industry trends, long-term expectations and financial guidance, corporate governance structure, Board composition and director refreshment and tenure, Board oversight of risk (including cybersecurity and AI), human capital management and succession planning, executive compensation (including performance-based awards), and corporate sustainability related matters.

In addition, we conduct extensive year-round investor relations activities. Members of management regularly meet with investors to discuss Company strategies, financial and operating performance, capital allocation priorities and other matters of interest.

Feedback from these engagement discussions is shared directly with our Board and its committees, including the Compensation Committee, as well as our senior executives. This input from shareholders informs our efforts to enhance our corporate governance, corporate sustainability and executive compensation practices and to improve the transparency and quality of our disclosures.

2026 Aon Proxy Statement 23

2025 Shareholder Engagement Highlights

Who we engaged

Throughout the year, we reached out to and met with our largest shareholders to engage on Board composition and refreshment, Board oversight of risks and other corporate governance practices, executive compensation and corporate sustainability matters, as well as our results and strategy, impacts of industry trends and economic volatility.

How we engaged

We reached out to shareholders representing over 50% of our shares outstanding. Shareholders representing approximately 42% of our shares outstanding accepted our invitation to meet and participated in individual conference calls with members of management, and, in some instances, an independent Board member.

What we learned

Based on our shareholder engagement and other feedback from investors throughout the year, we believe we continue to be focused on the matters that are most important to our shareholders, including:

•  Creating and delivering value for our clients and shareholders

•  Strong corporate governance including effective Board composition and refreshment, Board oversight of risks, executive succession planning, broader corporate governance practices, executive compensation, and corporate sustainability matters

•  Robust disclosure of director experience and skills

•  Enhancing the context and transparency in our disclosure regarding executive compensation decisions

•  Transparency regarding Company strategy, including insights regarding execution of our 3x3 Plan

Giving consideration to the feedback we received from investors during our 2025 and 2024 engagement meetings, our Board approved enhancements to our Board committee charters to formalize oversight responsibilities in several key areas including cybersecurity and data privacy, financial risk management, and human capital matters, including colleague engagement. We also continued our approach to director refreshment by appointing a new director in 2025 and naming new chairs for the Compensation Committee and the Finance Committee. In addition, we expanded disclosures regarding the Board's oversight of risks as well as our CEO and senior management succession planning processes. We will continue to evaluate our governance structure and practices as part of our ongoing focus on aligning with shareholder interests.

For more information on our shareholder engagement efforts with respect to executive compensation, see page 31 of the Compensation Discussion and Analysis in this proxy statement.

Majority Voting

The Articles and our Corporate Governance Guidelines require that directors be elected by a majority of votes cast in an uncontested election. In a contested election, directors will be elected by plurality vote. In addition, the Corporate Governance Guidelines provide that any incumbent director who fails to receive a majority of the votes cast in an election that is not a contested election, must immediately tender his or her resignation to the Board. The Board will then determine, through a process managed by the Governance/Nominating Committee, whether to accept or reject the resignation, or whether other action shall be taken. In reaching its decision, the Governance/Nominating Committee and the Board may consider any factors they deem appropriate and relevant. The Board will act on the recommendation of the Governance/Nominating Committee at its next regularly scheduled meeting and will promptly disclose the rationale for its decision in a Form 8-K furnished to the SEC.

24 2026 Aon Proxy Statement

Share Ownership Guidelines

The Board has adopted Share Ownership Guidelines for Non-Management Directors and Officer Share Ownership Guidelines to align the interests of directors and executive officers with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors are expected to accumulate and hold while serving in these positions. The Share Ownership Guidelines for Non-Management Directors provide that each non-management director should attain an investment position in Class A Ordinary Shares equal to five times the annual director retainer. The Share Ownership Guidelines for Non-Management Directors also generally require that all shares received by a director (net of withholding, if any) pursuant to his or her service as a Board member be retained until the director meets the minimum ownership level then in effect. Compliance with the Share Ownership Guidelines for Non-Management Directors is reviewed by the Board on an annual basis, and each non-management director was in compliance for 2025.

Class A Ordinary Shares counted toward attainment of the Share Ownership Guidelines for Non-Management Directors include shares owned outright and shares owned through trusts or entities controlled by the non-management director. Further information on the Officer Share Ownership Guidelines for Aon’s senior executives can be found in the section captioned “Compensation Discussion and Analysis,” which begins on page 30.

Insider Trading Policy; Hedging and Pledging Shares

The Board has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of Company securities by directors, officers, employees and other covered persons. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and the listing requirements of the NYSE and is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, is available on the Company’s website and is described in the Company’s Code of Business Conduct. The Insider Trading Policy specifically prohibits all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging and derivative transactions with respect to Company securities. The policy also specifically prohibits the Company's executive officers and directors from holding Company securities in margin accounts or pledging our securities as collateral for a loan.

Clawback Policy and Forfeiture Provisions

The independent members of our Board adopted a revised Incentive Repayment Policy (For Section 16 Officers) (the “Clawback Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Aon’s executive officers in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy complies with final rules required by the Dodd Frank Act, Section 10D of the Securities Exchange Act of 1934, and NYSE Listing Standards. Under the Clawback Policy, in the event that we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, we will reasonably promptly recover any excess incentive-based compensation paid to our current and former executive officers based on any misstated financial reporting measure that was received during the three-year period preceding the date we are required to prepare the restatement. A copy of the Clawback Policy was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Attendance at Annual General Meeting

The Corporate Governance Guidelines provide that directors are expected to attend the annual general meeting. Eleven of the twelve then-serving Board members as of the 2025 annual general meeting attended the 2025 annual general meeting, with one director absent due to a pre-existing conflict.

Certain Relationships and Related Transactions

Aon has adopted a written Related Person Transaction Policy governing the review and approval of related person transactions. Under this policy, the Governance/Nominating Committee reviews any transactions in which: (i) Aon is a party or participant; and (ii) any director, director nominee, executive officer, or beneficial owner of five percent (5%) or more of Aon’s voting securities, or an immediate family member of any such person or an entity controlled by any such person or immediate family member, has a direct or indirect material interest. To facilitate the review and approval of related person transactions, Aon’s directors and executive officers complete an annual director and officer questionnaire and are required to disclose all potential related person transactions involving themselves and their immediate family members. Throughout the year, directors and executive officers are required to notify Aon’s General Counsel of any potential related person transactions of which they become aware. The General Counsel reports these transactions, as well as any other related person transactions of which the General Counsel becomes aware, to the Governance/Nominating Committee. The Governance/Nominating Committee considers all relevant facts of any related person transactions to determine whether to approve or ratify the transaction.

Erin McHenry, the sister of Lori Goltermann, our former CEO of Regions and North America, is a colleague in Aon’s construction and infrastructure business. Ms. McHenry's 2025 compensation was approximately $192,000.

Giuseppe Gallo, the son of Lisa Stevens, our Chief Administrative Officer, is a Senior Account Representative with Aon's Reinsurance business. Mr. Gallo's 2025 compensation was approximately $120,000.

There have been no other related person transactions or pending related person transactions since January 1, 2025 that require disclosure pursuant to Item 404 of Regulation S-K.

2026 Aon Proxy Statement 25

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent (10%) of our Class A Ordinary Shares, file with the SEC initial reports of ownership and reports of changes in ownership of our Class A Ordinary Shares. To our knowledge, based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were satisfied in a timely manner during 2025, except for a Form 4 reporting the acquisition of shares upon the vesting of a restricted share unit award filed on behalf of Michael Neller, our former Chief Accounting Officer, which was filed late due to an administrative error.

Compensation Committee Interlocks and Insider Participation

During 2025, the Compensation Committee was composed of Mr. Spruell (Chair), Mr. Álvarez, Mr. Cai, Mr. Campbell, Ms. Francis, and Mr. Notebaert. No member of the Compensation Committee was, during 2025 or previously, an officer or employee of the Company or any of its subsidiaries. In addition, during 2025, there were no Compensation Committee interlocks required to be disclosed.

26 2026 Aon Proxy Statement

Security Ownership of Directors and Executive Officers

The following table sets forth the number of Class A Ordinary Shares beneficially owned as of April 10, 2026 by each of Aon’s directors, nominees and NEOs and by Aon’s directors and executive officers as a group. As used in this proxy statement, “beneficially owned” means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). No shares held by Aon’s directors or executive officers are pledged as security. The address of each person named in the table below is c/o Aon plc, 15 George’s Quay, Dublin 2, Ireland.

Name	Aggregate Number of Class A Ordinary Shares Beneficially Owned[1]	Percent of Class[2]

Directors
Lester B. Knight[3]	325,251	*
Gregory C. Case[4]	1,621,774	*
Jose Antonio Álvarez	867	*
Jin-Yong Cai	7,465	*
Jeffrey C. Campbell	12,031	*
Cheryl A. Francis	28,704	*
Jo Ann Jenkins	284	*
Adriana Karaboutis	2,016	*
Richard C. Notebaert	29,176	*
Gloria Santona[5]	39,608	*
Sarah E. Smith[6]	1,537	*
Byron O. Spruell	5,787	*
James G. Stavridis[7]	5,639	*
Other NEOs
Edmund Reese	2,124	*
Lisa Stevens	26,321	*
Andy Marcell	8,820	*
Mindy Simon	6,496	*
All directors and executive officers as a group (20 persons)	2,144,049	1.0%

(1)
The directors, nominees and NEOs, and all directors and executive officers of Aon combined, have sole voting power and sole investment power over the Class A Ordinary Shares listed, except as indicated in notes (3), (4), (5), (6) and (7).
(2)
As of April 10, 2026, we had 213,573,563 Class A Ordinary Shares outstanding.
(3)
Includes 143,000 Class A Ordinary Shares that are beneficially owned by family partnership, 124,604 Class A Ordinary Shares owned by Mr. Knight’s spouse, 26,033 Class A Ordinary Shares owned by trust, and 27,875 Class A Ordinary Shares owned by a family foundation of which Mr. Knight and his spouse are trustees.
(4)
Includes 73,240 Class A Ordinary Shares that are beneficially owned by trust and 614,825 Class A Ordinary Shares held by trusts for which an immediate family member serves as trustee.
(5)
Includes 17,736 Class A Ordinary Shares that are beneficially owned by trust.
(6)
Includes 13 shares that are beneficially owned by trust.
(7)
Includes 4,851 shares that are beneficially owned by trust.

 * An asterisk indicates that the percentage of Class A Ordinary Shares beneficially owned does not exceed 1% of our outstanding Class A Ordinary Shares.

2026 Aon Proxy Statement 27

Principal Holders of Voting Securities

As of April 10, 2026, the beneficial owners of 5% or more of Aon’s Class A Ordinary Shares entitled to vote at the Annual Meeting and known to the Company were:

Name and Address of Beneficial Owner (1)	Number of Class A Ordinary Shares		Percent of Class(2)

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,428,205	[3]	6.29%

Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	12,142,251	[4]	5.69%

(1)
Based on Amendment No. 10 to the Schedule 13G filed by The Vanguard Group (“Vanguard”) on March 26, 2026, we understand that Vanguard went through an internal realignment on January 12, 2026, and, in accordance with SEC Release No. 34-39538 (January 12, 1998), certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership of Class A Ordinary Shares, will report beneficial ownership separately (on a disaggregated basis) from Vanguard in reliance on such release. In accordance with such release and due to its internal realignment, Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.
(2)
As of April 10, 2026, we had 213,573,563 Class A Ordinary Shares outstanding.
(3)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 1, 2024. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company and has: (a) sole voting power as to 12,078,011 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 13,428,205 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.
(4)
Based upon information contained in a Schedule 13G filed with the SEC on November 13, 2024. According to the Schedule 13G, Capital World Investors is an investment advisor and has: (a) sole voting power as to 12,106,946 Class A Ordinary Shares; (b) shared voting power as to no Class A Ordinary Shares; (c) sole dispositive power as to 12,142,251 Class A Ordinary Shares; and (d) shared dispositive power as to no Class A Ordinary Shares.

28 2026 Aon Proxy Statement

Proposal 2–Advisory Resolution on Executive Compensation

The Board unanimously recommends that shareholders vote “FOR” advisory approval of the compensation of Aon’s NEOs.

What am I voting on?

In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say on pay,” approving Aon’s executive compensation as reported in this proxy statement. At our 2025 annual general meeting, we provided shareholders with the opportunity to vote on an advisory resolution regarding the executive compensation of our NEOs as disclosed in the proxy statement for the 2025 annual general meeting, and shareholders approved the proposal by a vote of approximately 89% of the votes cast “for.” Following the results of the “say on frequency” vote held in 2023, we currently conduct advisory “say-on-pay” votes on an annual basis, and we expect to conduct our next advisory vote at our 2027 annual general meeting of shareholders.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 30 of this proxy statement, which describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives of (1) directly linking the compensation of our NEOs to our performance and (2) aligning the financial interests of our NEOs with those of our shareholders. We further encourage our shareholders to refer to the Summary Compensation Table for Fiscal Years 2025, 2024, and 2023, and other related tabular and narrative disclosures beginning on page 44 of this proxy statement, which provide detailed information on the compensation of our NEOs.

The Board and the Compensation Committee believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our executive compensation objectives and that the design of our compensation program and the compensation awarded to our NEOs fulfill these objectives.

The form of shareholder resolution for this proposal is below.

RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the 2026 Annual General Meeting of the Company under “Compensation Discussion and Analysis” and “Executive Compensation,” including the tabular and narrative disclosure contained in the proxy statement.

Is this vote binding on the Board?

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of Aon’s executive compensation programs.

2026 Aon Proxy Statement 29

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for our Named Executive Officers (each an “NEO” and collectively the “NEOs”), who are listed below, for 2025. We recommend that you read this section in conjunction with the executive compensation tables and corresponding footnotes that follow, as it provides context for the amounts shown in the tables and the footnote disclosures.

Name	Role
Gregory C. Case	President and Chief Executive Officer
Edmund Reese	Executive Vice President and Chief Financial Officer
Lisa Stevens	Executive Vice President and Chief Administrative Officer
Andy Marcell	Executive Vice President and CEO of Global Solutions
Mindy Simon	Executive Vice President and Chief Operating Officer

Executive Summary

Who We Are

Aon exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

2025 Business Highlights

In assessing our performance, we focus on four non-GAAP metrics that we communicate to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share, and free cash flow. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess our operating performance and performance for purposes of our compensation program. These non-GAAP metrics should be viewed in addition to, not instead of, our consolidated financial statements and notes thereto. A reconciliation of these non-GAAP metrics to the most directly comparable GAAP metrics is set forth in Appendix A to this proxy statement.

In 2025, we delivered strong performance, including across each of these four metrics:

•
Total revenue growth was 9%, and 6% organic revenue growth was driven by net new business and ongoing strong retention.
•
Operating margin was 25.3% and adjusted operating margin was 32.4%, driven by organic revenue growth of 6%, $160 million of additional net restructuring savings and a decrease in incentive compensation, partially offset by an increase in operating expenses, the addition of NFP, and lower fiduciary investment income.
•
Diluted earnings per share was $17.02 per share and adjusted diluted earnings per share was $17.07 per share.
•
Cash flows provided by operating activities increased 15% to $3.5 billion in 2025 compared to the prior year, due primarily to strong adjusted operating income growth and lower NFP-related transaction costs, partially offset by working capital headwinds. Free cash flow increased 14% to $3.2 billion in 2025 compared to the prior year, reflecting an increase in cash flows from operations, partially offset by a $45 million increase in capital expenditures.

Performing at the levels described above allows us to continue to execute our capital allocation model, which balances high-return investments in growth opportunities and capital return to shareholders.

During 2025, we returned $1.6 billion of capital to shareholders through share repurchases and dividends, highlighting our strong free cash flow generation and effective allocation of capital. We also completed the sale of a significant majority of NFP's wealth business, generating more than $2 billion in proceeds and significantly strengthening our capital position. Our consistent focus on the four key financial metrics described above and our disciplined approach to capital allocation has helped drive meaningful total shareholder returns throughout the tenure of our senior management team. Specifically, during Mr. Case’s leadership, which began in April 2005, our average annual total shareholder return has been approximately 16%, compared to the return of the benchmark Standard & Poor’s (the “S&P”) 500 of approximately 9% and approximately 12% for our industry peer averages (Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc., and Willis Towers Watson plc). We believe we are well positioned to drive long-term value creation by delivering sustainable organic revenue growth, consistent earnings growth, and strong free cash flow generation.

We compensate our senior executives through incentive plans that measure both long-term and short-term performance. Our regular long-term incentive plan (described in this CD&A under “Long-Term Leadership Performance Program Under Our Shareholder-Approved Plan” or “LPP”) is based on cumulative adjusted diluted earnings per share, a measure driven by operational performance and capital management, across overlapping three-year performance periods, with goal setting based on continued improvement. Our short-term incentive plan (described in this CD&A under “Annual Incentive Awards Under Our Shareholder-Approved Plan”) is primarily based on

30 2026 Aon Proxy Statement

adjusted operating income growth, a measure driven by operating margin and organic revenue growth, as well as a people and culture component, which assesses the Company’s progress against pre-defined workplace objectives.

We achieved strong results across these metrics, which were the key performance measures under our 2023-2025 long-term and 2025 annual incentive compensation plans. Set forth below are the results across these metrics as well as the results against their GAAP comparative metrics:

•
$42.02 cumulative diluted earnings per share for 2023-2025; $45.02 LPP cumulative adjusted diluted earnings per share for 2023-2025, as compared to target LPP cumulative adjusted diluted earnings per share of $44.32; and
•
$4,344 million operating income; $5,563 million adjusted operating income, an increase of 13% year-over-year.

In addition, the Company has progressed our People & Culture goals, as measured by our annual colleague survey, including improvement of colleague wellbeing, colleague belonging, and strong levels of colleague engagement and strategic alignment, while also maintaining strong colleague retention in a competitive talent market.

Shareholder Engagement

We value regular dialogue with our shareholders and maintain an active year-round shareholder engagement program. Throughout 2025, we engaged with shareholders on the matters most important to them and to the long-term success of Aon, including executive compensation, leadership succession and talent strategy, Board composition and refreshment, risk oversight, including cybersecurity and AI governance, and long-term business strategy. Feedback from these discussions was shared with the Board and its committees, including the Compensation Committee, and informed our ongoing corporate governance and executive compensation oversight.

At our 2025 Annual Meeting, approximately 88.7% of the votes cast supported our say-on-pay proposal, reflecting meaningful shareholder support for our executive compensation program. We nevertheless continued to seek investor perspectives on the matters most important to them. These discussions were led by members of senior management, including representatives from Investor Relations, Law & Compliance, and the People Organization as well as, in appropriate instances, an independent director. During 2025, we reached out to shareholders representing approximately 50% of our outstanding shares and met with shareholders representing approximately 42% of our outstanding shares. We also continued to engage with investors during 2025 through our regular investor relations program.

The following themes emerged from our 2025 engagement:

WHAT WE HEARD	HOW WE RESPONDED

Compensation Transparency and the Link Between Pay and Performance

Shareholders appreciated the expanded executive compensation disclosure in our 2025 proxy statement and encouraged continued clarity around how the Compensation Committee sets goals, evaluates performance and makes compensation decisions.

This proxy continues to provide detailed disclosure regarding our incentive framework, goal setting and performance evaluation process, and factors considered in compensation decisions.

Use of Supplemental Awards

Some shareholders continued to ask questions about selective use of special awards outside the regular program for NEOs, including their quantum, performance thresholds, and the circumstances in which they may be used.

The Compensation Committee has granted special awards to NEOs sparingly and only after careful deliberation concluding that shareholders’ interests are well served through (1) reasonable amounts based on thorough market-analysis for similar awards, (2) use of a performance-based structure, (3) rigorous and transparently disclosed goals for “on-top” results, and (4) win-win value-sharing economics. The CEO’s special PSU award granted in late 2025 reflects these principles and supports our strategic priorities, leadership continuity, and succession planning as discussed further below under CEO Employment Agreement Extension and Special One-Time Incentive Award.

2026 Aon Proxy Statement 31

WHAT WE HEARD	HOW WE RESPONDED

Incentive Plan Design and Goal Rigor

Some shareholders expressed interest in the rigor of long-term incentive goals and the potential role of return-based measures, and requested continued disclosure regarding long-term incentive targets, thresholds, and ranges.

The Compensation Committee considered this feedback as part of its ongoing review of incentive design and disclosure, while continuing to align performance measures with Aon’s strategy and the drivers of long-term value creation. At this time, the Committee does not believe that a return-based incentive measure would be the most effective way to tie executive compensation outcomes to Company performance, but is committed to revisiting the appropriateness of such a measure as part of its regular annual executive compensation setting framework. Consistent with historic practice, we will continue to provide full long-term incentive threshold, target, and maximum goals, payout opportunities, and actual results and final payout information at the completion of LPP cycles (as opposed to the onset of the performance period). However, given shareholder feedback on special one-time awards, we have provided full goal and payout opportunity information for the “Special PSU” award at the onset of the performance period, as described more fully below.

Talent, Succession, and Board Oversight

Shareholders were interested in how Aon attracts, retains, and develops senior leaders and other key talent, particularly considering leadership changes, and the Board’s approach and process regarding succession planning, and appreciated insight into the Board’s involvement. Shareholders also responded positively to Aon’s Board refreshment, mix of tenure and backgrounds, risk oversight practices, and succession planning.

In recognition of the importance of these topics for investors, we have expanded our proxy disclosure regarding our broader human capital management strategy, which addresses talent, culture, risks, and succession across our executive and broad-based workforce populations, as well as for our director composition purposes.

We believe this regular, constructive dialogue strengthens our governance and executive compensation practices and helps ensure continued alignment among pay and performance, our long-term strategy, and the interests of our shareholders.

CEO Employment Agreement Extension and Special One-Time Incentive Award

On December 31, 2025, Aon plc and Aon Corporation entered into an amended and restated employment agreement with Gregory C. Case, the Company's President and Chief Executive Officer. This agreement extends Mr. Case’s employment term through December 31, 2030, unless earlier terminated in accordance with its terms. Detailed terms of Mr. Case's agreement can be found on page 46 of this proxy statement.

As a reflection of Mr. Case’s exceptional performance through his tenure at the Company, his commitment to extended employment through 2030, and to secure his continued leadership, the Compensation Committee recommended and the independent members of the Board approved a one-time grant of PSUs (the “Special PSUs”) to Mr. Case on December 31, 2025, with a target grant date value of $50 million. The design of the Special PSUs provides that between 0% and 200% of the target number of units subject to the award will be eligible to be earned based on the achievement of meaningful performance related to organic revenue growth, adjusted operating margin expansion, and free cash flow performance goals over a five-year performance period commencing on January 1, 2026, and ending on December 31, 2030, generally subject to Mr. Case’s continued service, with the number of Special PSUs earned capped at 100% of the target number of units if the Company’s absolute TSR is negative over the performance period. Any Special PSUs earned at the end of the five-year performance period, net of tax withholding, will also be subject to a one-year post-vesting holding period requirement to further long-term shareholder alignment.

Measures	Threshold Payout—50%(1)	Target Payout—100%(1)	Stretch Payout—200%(1)
Organic Revenue Growth (1/3 weighting)	3.0%	5.0%	7.0%
Operating Margin Expansion (1/3 weighting)	30 bps	40 bps	60 bps
Free Cash Flow Growth (1/3 weighting)	7.0%	10%	12%

(1) Units are eligible to vest based on the achievement of the applicable performance measures, measured as the average annual results over the five‑year performance measurement period. Linear interpolation is utilized to determine payouts for results falling between the established measurement points at the end of the performance measurement period.

32 2026 Aon Proxy Statement

In furtherance of our commitment to shareholders to provide a transparent rationale for any supplemental awards, including their design, sizing and any mitigating features, we offer the following additional discussion points:

Special Award Criteria	2025 CEO Special One-Time Award Provisions
Sizing of Award

The value of the one-time grant of Special PSUs was recommended by the Compensation Committee and approved by the independent members of the Board, in consultation with the Compensation Committee’s independent compensation consultant. Relevant benchmarking data for similar supplemental awards, including several recent examples at other major financial services organizations, were considered, along with the extremely competitive external market environment across our direct competitors and broader general industry companies, and the associated impact to the Company's shareholder value of Mr. Case continuing to drive Company performance on the key performance metrics described above.

Long-Term Performance-Based Structure

The Special PSU award is 100% in the form of PSUs and designed to only deliver full value if Mr. Case remains with Aon through 2030. The award is fully at-risk, requiring a five-year cliff-vested performance period for full value to be realized and is earned for achieving pre-established financial goals over five years (2026-2030) with an additional one-year holding period on net (after-tax) earned shares. This structure is designed to support retention and reward exceptional performance only if Mr. Case delivers on these key performance metrics, while also requiring positive TSR performance over this same period to receive more than a target level payout. All unvested units associated with this Special PSU Award will be forfeited in their entirety if Mr. Case voluntarily resigns or retires.

Rigorous and Transparent Goals

The performance goals selected are aligned with the shareholder value we intend to deliver upon the successful execution of our Aon United strategy and 3x3 Plan. The performance measures are the three key strategic value drivers shown in the table above along with corresponding goals and weightings.

Value Sharing Economics

Projected potential earned values were calibrated to result in a small portion of projected potential shareholder value creation and capped at no more than 100% of target shares if TSR is negative over the performance period.

Features of Our Executive Compensation Program

The following table provides an overview of our compensation program elements for our NEOs. The guiding philosophy underlying our executive compensation program is to provide a fair, flexible, and market-based total compensation package with a significant portion of actual compensation paid or provided meaningfully tied to the Company’s short- and long-term performance and aligned with the interests of our shareholders.

	Element	Description	Objectives

Fixed	Base Salary	Fixed amount of compensation for services provided during the year.	Provide our executives with a predictable level of income; determined in view of job responsibilities, experience, contractual commitments, individual performance, and market pay data.

Performance- Contingent	Annual Incentive Compensation

Performance-based annual incentive determined and paid based on achievement of specified annual corporate performance and people and culture objectives and individual review of executives’ contributions to business and financial results, delivery of key strategic initiatives, and personal leadership. Annual incentives historically have been paid under our Shareholder-Approved Plan in a combination of cash, restricted share units (“RSUs”) that vest over a three-year period, and performance share units (“PSUs”). For 2025, earned annual incentives for our NEOs were paid in a combination of cash and RSUs that vest over a three-year period, except for our CEO, who received a combination of cash and PSUs that vest over a three-year period, as explained under “Annual Incentive Awards Under Our Shareholder-Approved Plan.”

Serve as a vehicle for recognizing annual results and performance, while payment in share units promotes retention and provides value tied to long-term Company performance. Awards are subject to our Share Ownership Guidelines for officers and, as applicable, our Clawback Policy.

2026 Aon Proxy Statement 33

	Element	Description	Objectives
Long-Term Incentive Compensation

Regular performance-based long-term incentive granted annually and determined and paid under our LPP. LPP awards are issued under our Shareholder-Approved Plan in the form of PSUs that vest upon achievement of specific corporate performance objectives over a three-year performance period.

From time to time, our NEOs may also receive one-time long-term performance awards and RSU awards, including sign-on grants, in connection with new hires and subject to the limits of our Shareholder-Approved Plan.

Encourage and reward long-term performance by giving executives a stake in the Company’s long-term financial success. Also intended to promote leadership continuity and retention and recognize executives for exceptional performance against our key financial metrics. Awards are subject to our Share Ownership Guidelines for officers and, as applicable, our Clawback Policy.

Benefit Plans	Retirement and Health and Welfare Benefits

Standard 401(k) plan and health and welfare benefits as provided to non-executive full-time employees. We also offer a nonqualified supplemental savings plan to eligible employees whose contributions would exceed statutory U.S. Internal Revenue Service (“IRS”) limits under our 401(k) plan, as well as a nonqualified plan through which eligible employees may defer receipt of their salary and annual incentive payments.

Provide competitive benefits to attract and retain talented employees.
Severance	Severance and Change in Control Benefits	Severance benefits payable upon certain qualifying terminations of employment without cause or with specified good reason, including in connection with a change in control.

Provide a temporary income stream following termination of employment without cause or with specified good reason and, in the case of change in control protection, ensure continuity and objectivity of management during a change in control event.

Other	Certain Other Benefits

NEOs may receive housing, tax equalization, and various cost of living payments for agreeing to perform services primarily at the Company’s global operational headquarters in London, personal use of Company aircraft within prescribed limits, personal security services, annual health screenings, supplemental insurance, reimbursement for business-related club dues, relocation benefits, and car allowances.

Recognize and make NEOs whole for expenses incurred in performance of services primarily at the Company’s global operational headquarters in London; enable efficiency and secure personal safety; also intended to attract and retain committed employees and allow them to focus on job duties and wellbeing.

34 2026 Aon Proxy Statement

Our Pay for Performance Orientation and Executive Compensation Philosophy

The core principle of our executive compensation program continues to be pay for performance, as we progress toward our goal of being the leading global professional services firm focused on delivering human capital and risk capital solutions to our clients. That core principle dictates that performance-based pay elements will not be earned or paid unless specified performance objectives are achieved. A significant portion of our NEOs’ total direct compensation consists of annual incentive compensation (comprised of cash and RSUs (or cash and PSUs in the case of our CEO)), and long-term incentive compensation granted in 2025 for the 2025-2027 performance period. For 2025, performance-based compensation comprised approximately 98% of the total direct compensation for Mr. Case (including the Special PSUs) and averaged approximately 83% of the total direct compensation for our other NEOs. Equity awards made up 95% of Mr. Case's total direct compensation (including the Special PSUs) and averaged 68% of the total direct compensation for our other NEOs.

2025 Total Direct Compensation - CEO
2%
98%
95%
Fixed
Performance-Based
Equity Awards

2025 Total Direct Compensation - NEO

17%
83%
68%
Fixed
Performance-Based
Equity Awards

The “Performance-Based” pay component shown in the above graphs is the sum of (1) the cash portion of the NEO’s bonus paid for 2025 performance, plus (2) the grant date fair value of equity awards granted to our NEOs during 2025 (with long-term equity awards based on grant date value assuming target performance). The “Fixed” pay component is the sum of (1) the NEO’s 2025 base salary plus (2) the delayed sign-on bonus paid to Mr. Reese in 2025. For our NEOs other than Mr. Case, the actual performance-based percentage of total direct compensation ranged from 79% to 87%.

In addition to our focus on pay for performance, our executive compensation program is complemented by policies and practices designed to mitigate compensation-related risk and align with the long-term interests of our shareholders:

Officer Share Ownership Guidelines

Our Officer Share Ownership Guidelines are designed to increase executives’ equity stakes in Aon and to align executives’ interests more closely with those of our shareholders. The guidelines provide that our CEO should attain an investment position in Class A Ordinary Shares equal to six times his annual base salary and all other senior executives, including each of our other NEOs, should attain an investment position in Class A Ordinary Shares equal to three times their annual base salary. The guidelines also establish equity retention rules generally requiring that all net shares received through the exercise of share options, the vesting of RSUs, and the vesting of PSUs are retained until the required investment position is achieved. Class A Ordinary Shares counted toward these guidelines include any shares owned outright, shares owned through an Aon-sponsored savings or retirement plan, shares purchased through an Aon-sponsored employee share purchase plan, shares obtained through the exercise of share options, and shares issued upon the vesting of RSUs or PSUs. Each of our NEOs held the requisite number of shares under the guidelines or was subject to an exception under the guidelines and progressing toward their respective ownership requirements as of December 31, 2025. Further information on Share Ownership Guidelines can be found in the section captioned “Share Ownership Guidelines” on page 25 of this proxy statement.

Mr. Case has agreed to maintain an investment position in Class A Ordinary Shares in excess of that required under our Share Ownership Guidelines. In his employment agreement, he agreed to maintain an investment position equal to 20 times his annual base salary and was in compliance with this investment level as of December 31, 2025.

Hedging and Pledging Policies

We have an insider trading policy which, among other things, specifically prohibits all employees (including executive officers) and non-management directors from engaging in: short sales; publicly traded options; puts and calls; forward sale contracts; and other swap, hedging, and derivative transactions relating to our securities. The policy also specifically prohibits our executive officers and non-management directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

2026 Aon Proxy Statement 35

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant to provide advice and market data to inform the Compensation Committee’s decision-making.
Clawback Policy and Forfeiture Provisions

We maintain a Clawback Policy applicable to our Section 16 officers which addresses the recovery of incentive compensation in compliance with the requirements of the Dodd-Frank Act, the final SEC rules, and final applicable listing standards. Pursuant to the Clawback Policy, the Compensation Committee will seek recoupment with respect to covered incentive compensation paid to an executive officer if (i) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (ii) the amount of the covered compensation is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (iii) the amount received would have been lower if the financial results were properly reported. In addition to the Clawback Policy, unvested equity-based awards are also subject to forfeiture in the event of a material violation of the Company’s policies or procedures or a breach of applicable restrictive covenants. Further information on the Clawback Policy can be found in the section captioned “Clawback Policy and Forfeiture Provisions” on page 25 of this proxy statement.

The Executive Compensation Process

Process of Determining Executive Compensation

Management assists the Compensation Committee in developing and administering our executive compensation program. Direct responsibilities of management include, but are not limited to:

•
Recommending for the Compensation Committee’s approval executive compensation adjustments, short- and long-term incentive awards, and other benefits, where applicable, for executive officers other than our CEO;
•
Providing ongoing review of the effectiveness of our executive compensation program and alignment of the program with our business and strategic objectives;
•
Designing and recommending for the Compensation Committee’s approval appropriate amendments to our long-term and short-term cash and equity-based incentive plans for executives; and
•
Designing and recommending for the Compensation Committee’s approval appropriate amendments to our employee benefit plans.

In the first quarter of 2025, our independent directors of the Board evaluated our CEO’s performance and compensation. At that time, the Compensation Committee also evaluated the performance and reviewed the compensation of our other executive officers. During this review, the Compensation Committee approved each executive officer’s annual base salary and target annual incentive for 2025 performance, and the specific corporate performance metrics against which our performance would be measured for purposes of this annual incentive award. The Compensation Committee also approved in March 2025 a target number of PSUs to be awarded to each executive officer under the LPP.

In early 2026, in connection with the Compensation Committee’s annual compensation review, management presented the Compensation Committee with compensation tally sheets reporting compensation paid for the prior four years and competitive pay data. The Compensation Committee also reviewed and considered Aon’s overall performance against targets that were established for 2025. This review culminated in certain compensation decisions made by the Compensation Committee with respect to our executive officers during the first quarter of 2026, which are described in more detail below.

Engagement of Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian is engaged by, and reports directly to, the Compensation Committee, and advises on matters covered by the Compensation Committee’s Board-approved charter, while doing no work for management. Meridian typically participates in all Compensation Committee meetings and communicates with the Compensation Committee Chair and management between meetings. During 2025, Meridian assisted the Compensation Committee by: advising on our compensation philosophy, objectives, and strategy; reviewing the competitiveness and effectiveness of our senior executive and Board compensation levels and program structure; advising on compensation levels for newly hired executives; identifying our peer group for executive and Board compensation and Company performance review purposes; assessing potential compensation-related risks; providing change-in-control severance calculations for our NEOs in the 2025 annual proxy disclosure; providing compensation data from our peer group based on their proxy statements and other disclosures; reporting on executive-compensation related trends, say-on-pay governance, and regulatory initiatives; and reviewing and commenting on related disclosures. Management periodically retains other consulting firms to provide pay survey data and other non-executive compensation services.

The Compensation Committee has assessed the independence of Meridian pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

36 2026 Aon Proxy Statement

How We Determine Compensation

The Compensation Committee generally targets a competitive level and mix of total direct compensation elements using market data as a reference point. For 2025, the Compensation Committee did not use a specific formula or comparative percentile targets to determine total compensation, individual components of compensation, or the relative mix of pay components, and the establishment of compensation levels in 2025 was not a mechanical process. Rather, the Compensation Committee used its judgment and business experience to determine the compensation of our executive officers. The Compensation Committee’s overall intent was to evaluate the various elements of total compensation so that the emphasis of the Company’s executive compensation program was on its variable components of pay in the form of long-term equity and annual bonus award opportunities, and the amounts earned from such awards, which vary based on Aon’s performance.

Use of Tally Sheets

The Compensation Committee regularly reviews compensation tally sheets. The tally sheets assign dollar amounts to each component of the executives’ compensation, including base salary, annual incentives (target and actual), long-term incentives granted and outstanding, employee benefits (including health care and qualified and nonqualified retirement plans), relocation benefits, including income tax equalization, perquisites, and potential change in control severance payments. The tally sheets are presented to the Compensation Committee to help ensure that it is aware of all rewards components and the value of such components when making compensation decisions.

Involvement of Mr. Case in the Compensation Process

Each year, the Compensation Committee approves all elements of compensation for our NEOs and other executive officers other than Mr. Case, whose compensation is approved by the independent directors of the Board. These decisions are typically made during the annual compensation review process conducted in the first quarter of the year. The Compensation Committee solicits certain recommendations from Mr. Case and our Chief Administrative Officer.

Mr. Case recommends to the Compensation Committee the regular annual long-term equity awards, annual incentive payments, base salary adjustments, and other one-time awards, if any, for the executive officers who report directly to him. He has direct knowledge of the contributions made to Aon by these executive officers, and he shares this knowledge with the Compensation Committee and provides feedback on the performance of his direct reports.

During the annual review process, our Chief Administrative Officer and the Chair of the Compensation Committee work together on Mr. Case’s annual evaluation report, which summarizes Mr. Case’s qualitative and quantitative performance for the year. The report is considered, along with other factors (including the Compensation Committee’s own assessment of Mr. Case’s performance, relevant market data, and Aon’s overall performance), in recommending Mr. Case’s compensation to the independent members of the Board.

The Compensation Committee has the ultimate authority to make compensation decisions for our NEOs and other executive officers except for Mr. Case. The Compensation Committee discusses its preliminary compensation decisions for these executive officers with independent members of the Board who do not serve on the Compensation Committee. As part of this process, these directors share their evaluations of the executives’ performance. The sharing of performance review information also aids the directors in carrying out their succession planning responsibilities. After considering input from those directors, the Compensation Committee makes its final compensation determinations.

Mr. Case, together with our Chief Administrative Officer and our Chief Financial Officer, makes recommendations to the Compensation Committee relating to the performance targets to be established under Aon’s annual incentive and long-term equity incentive plans. The Compensation Committee reviews such recommendations with its independent compensation consultant and reserves the ultimate authority to set such targets and to determine whether such targets were achieved.

Internal Pay Relationships

In determining an executive officer’s target annual incentive or long-term performance award value, the Compensation Committee will, from time to time, consider internal pay relationships. However, the Compensation Committee has not adopted a broad internal pay comparability policy pursuant to which each executive officer’s compensation, or one or more components thereof, is related to or benchmarked against the compensation of other executive officers.

Analysis of Key 2025 Compensation Decisions

Peer Group

The Compensation Committee selects our executive compensation peer group based on a process that considers objective criteria, including industry segment; revenues, market capitalization, assets, and employee headcount; business complexity; and global reach; as well as peers of our direct peers (“peers of peers”) and proxy-advisor compensation peer groups. The Compensation Committee’s goal is to have relevant market data to inform its decisions on pay levels and practices. As such, the Compensation Committee looks for peer-group balance with larger and smaller companies in a comparable range, and to have continuity through an annual review process.

Industry-related criteria used as guidelines for identifying peers include global financial services companies and major professional services firms that we compete with for executive talent and/or financial capital. Size-related criteria used as guidelines for identifying peers include companies that are one-fourth to four times our size in average market capitalization (calculated over the most recent eight quarters to reduce volatility) and in trailing four-quarter revenues, and that have latest year total assets less than $500 billion.

2026 Aon Proxy Statement 37

Our peer group members are reviewed on an annual basis with Meridian. In 2025, we reviewed our peer group and concluded that no changes should be made for 2026. Our 2025 and 2026 peer group members are listed below.

2025 and 2026 Peer Group
Accenture plc	Equifax Inc.	Northern Trust Corporation
A.J. Gallagher & Co.	Fidelity National Information Services, Inc.	S&P Global Inc.
Automatic Data Processing, Inc.	Fiserv, Inc.	State Street Corporation
Bank of New York Mellon Corp.	Marsh & McLennan Companies, Inc.	Willis Towers Watson plc
BlackRock, Inc.	Moody’s Corporation
Cognizant Technology Solutions Corp.	Morgan Stanley

Base Salary

Using the peer group and executive compensation review processes outlined above, the Compensation Committee annually considers and reviews base salaries for our executive officers. Base salaries are adjusted periodically to, among other things, recognize changes in job responsibilities or bring the fixed component of an executive’s total compensation in line with his or her peers at the Company or the industry generally. Base salary adjustments generally take effect on April 1. In 2025, the Compensation Committee, consistent with the recommendations of our CEO, determined that the base salary for Ms. Simon, our Chief Operating Officer, would be adjusted from $800,000 to $900,000, to better position her total compensation against the peer group. In 2026, the Compensation Committee further adjusted the base salary of each of the NEOs (other than Mr. Case and Mr. Marcell) to better position their compensation against the market, to maintain internal equitability and to reflect performance considerations. As part of Mr. Case's 2025 employment agreement renewal, the independent members of the Board adjusted his base salary effective December 31, 2025, for the first time since 2005. As part of entering into an employment agreement in early 2026 with Mr. Marcell, the Compensation Committee adjusted his base salary effective January 1, 2026. The base salary adjustments for each of the NEOs are shown in the table below:

NEO	2025 Base Salary	2026 Base Salary

Gregory C. Case	$1,500,000	$1,750,000

Edmund Reese	$1,000,000	$1,300,000

Lisa Stevens	$1,000,000	$1,100,000

Andy Marcell	$1,000,000	$1,250,000

Mindy Simon	$900,000	$1,000,000

Annual Incentive Awards Under Our Shareholder-Approved Plan

Annual Incentives. Under our Shareholder-Approved Plan, the Compensation Committee annually approves the framework for our annual incentive compensation plan, including the applicable Aon-wide performance metric and minimum achievement threshold against that performance metric. If the threshold level performance metric is not achieved, then no annual incentives are payable. If the minimum achievement threshold is achieved, then the payment of current-year annual incentives to each of our executive officers may be subject to a cap of the lesser of $10 million or two times the target maximum annual incentive otherwise established by the Compensation Committee for the applicable executive officer. Our CEO retains the discretion to approve increases (up to 10%, subject to Compensation Committee consent) and decreases (up to 20%, not subject to consent) in the size of the incentive pool. However, no individual may receive an award in excess of the maximum amount established by the Compensation Committee.

In the first quarter of 2025, the Compensation Committee set target 2025 annual incentive opportunities for our then-employed NEOs in the context of their total compensation opportunities, considering the performance and growth of the NEOs in both capability and scope when reviewed against the competitive market. For each NEO, annual incentive opportunities were set as a target percentage of the executive’s base salary at end of the performance year. In 2025, the Compensation Committee, consistent with the recommendations of our CEO, determined that the bonus target for Ms. Stevens, our Chief Administrative Officer, would be adjusted from 150% to 175%, to recognize her contributions and impact on Company performance. In 2026, the Compensation Committee further adjusted the bonus targets of Ms. Stevens, Mr. Marcell, and Ms. Simon to better position their compensation against the peer group. The bonus targets for Mr. Case and Mr. Reese remain unchanged. The target annual incentives for each of our NEOs for 2025 and 2026 are shown in the table below:

NEO	2025 Target as % of Base Salary	2026 Target as % of Base Salary

Gregory C. Case	250%	250%

Edmund Reese	200%	200%

Lisa Stevens	175%	200%

Andy Marcell	150%	200%

Mindy Simon	100%	150%

38 2026 Aon Proxy Statement

As explained below, for 2025, the Compensation Committee used a framework (the “Senior Executive Incentive Compensation Plan” or “SEICP”) for determining actual annual incentives to be earned if the threshold level of achievement of the metric under our Shareholder-Approved Plan was achieved.

2025 Performance Metrics. In the first quarter of 2025, the Compensation Committee determined that 2025 Aon-wide performance would be measured by two components for purposes of annual incentive awards. First, 80% of the performance would be measured by the growth in our adjusted operating income (“OI”) for 2025 as compared to a 2024 baseline adjusted OI number of $4,939 million, with a hurdle representing a 200-bps increase in year-over-year adjusted OI of $4,933 million, which accounts for the effects of foreign currency adjustments. The Compensation Committee retained the discretion to further adjust OI for material or significant items. The Compensation Committee selected OI as the primary measure to emphasize performance of Aon as a whole and link executives’ awards to Aon’s key business initiatives.

Second, 20% of the performance would be measured by the Compensation Committee’s assessment of the Company’s progress against quantitative goals with respect to people and culture on a firm-wide basis, (the “People & Culture” component). This component is intended to be leveraged (0% to 200%), and success is measured by examining the number of pre-established goals met and the degree of over-or under-performance across the goals established by the Compensation Committee, as described below.

In addition, the Compensation Committee set a minimum achievement threshold at 70% of the 2024 adjusted OI, or $3,457 million. The Compensation Committee set the minimum threshold at 70% because it believed performance below that level would not create enough value for the Company’s shareholders and, therefore, should not result in annual incentive payments. If the minimum achievement threshold was satisfied, an annual incentive pool may be funded as described below under “Determining 2025 Annual Incentives.”

2025 Actual Performance. The Company’s adjusted OI for 2025 was $5,563 million for purposes of determining 2025 annual incentives, which exceeded the minimum achievement threshold of 70% of our 2024 adjusted OI established under our Shareholder-Approved Plan. The $5,563 million of 2025 adjusted OI was 12.8% greater than 2024 adjusted OI of $4,933 million, or 10.8% greater than our 200-bps hurdle, resulting in a performance factor of 110.8% for the financial component of the annual incentive program. The Compensation Committee reviewed the Company’s progress against a robust set of goals demonstrating progress in our People & Culture component of the annual incentive program. The Committee determined that the Company progressed on the majority of its objectives, as measured in part by our annual colleague survey, including improvement of colleague wellbeing, work environment promoting colleague belonging, and strategic alignment with the Company's 3x3 Plan and Aon United strategy. The Company also maintained strong retention of our colleagues deemed to be high-potential. Based on its assessment of progress around these goals, the Compensation Committee determined that the overall performance factor was 100% of target for the People & Culture component.

Determining 2025 Annual Incentives. In accordance with our Shareholder-Approved Plan, the SEICP would not be funded for 2025 unless Aon achieved the minimum achievement threshold of 70% of the 2024 baseline OI. After determining that this minimum threshold had been achieved, the Compensation Committee met in February 2026 to determine the funding status of the SEICP pool for 2025. After application of the formula guidelines described above, the total incentive pool reserved for participating members of the Company’s senior management team (including our NEOs) was determined to be approximately $13.63 million, or 108.6% of target. In determining annual incentives for our NEOs, the Compensation Committee (or, with respect to Mr. Case, the independent members of the Board) considered Mr. Case’s compensation recommendations for the NEOs (other than himself), business and financial results, individual delivery of key strategic initiatives and personal leadership qualities.

Mr. Case. The independent directors of the Board determined that Mr. Case’s leadership in 2025 substantially contributed to the Company’s execution of its strategic priorities and continued strong progress across the four key financial metrics that the Company reports to shareholders: organic revenue growth, adjusted operating margin, adjusted diluted earnings per share and free cash flow (the “Four Key Financial Metrics”). Organic revenue growth was 6%, operating margin on an adjusted basis was 32.4%, adjusted diluted earnings per share increased 9% to $17.07 and free cash flow increased to $3.2 billion. During 2025, the firm returned $1.6 billion of capital to shareholders through share repurchases and dividends. Under Mr. Case’s leadership, Aon advanced its 3x3 Plan to accelerate the Company’s Aon United strategy, strengthening connectivity across the Company’s Risk Capital and Human Capital capabilities, enhancing client service through Aon Client Leadership and Enterprise Client Group capabilities and furthering the Company’s ABS-driven analytics and next-generation client experience. Mr. Case’s leadership was instrumental in year two of the 3x3 Plan, as the Company expanded its suite of risk analyzers and developed new innovative tools to differentiate colleagues’ ability to serve the Company’s clients, including Aon Broker Copilot and Aon Claims Copilot and completed the sale of a significant majority of NFP’s wealth business. Mr. Case led the execution of these initiatives while navigating an increasingly complex and dynamic external economic environment, contributing to strong new business generation, achieving high client satisfaction scores and sustaining record-high colleague engagement and strong colleague retention. In December 2025, Aon and Mr. Case entered into an amended and restated employment agreement to extend Mr. Case’s employment through 2030, reinforcing the Company’s commitment to continuity of proven leadership. Mr. Case received an award of 100% of target for fiscal year 2025, based on the Company’s and his individual performance.

Mr. Reese. The Compensation Committee determined that Mr. Reese’s individual efforts contributed substantially to the Company’s strong business and financial results in 2025, including the Four Key Financial Metrics that the Company reports to shareholders. In particular, his leadership in driving operating income growth and working capital improvement meaningfully contributed to the firm’s achievement of $3.2 billion free cash flow, delivery of 32.4% Adjusted Operating margin, and return of $1.6 billion of capital to shareholders. His leadership in overseeing the Company’s financial performance and capital allocation strategy, including M&A, financial reporting, and investor relations, among other areas, meaningfully contributed to the firm’s performance in 2025. Further, under his leadership, the Company hosted its first Investor Day in twenty years, engaging analysts and investors on how the Company’s Aon United strategy is a powerful platform for future growth. In 2025, under Mr. Reese’s financial and operational leadership, the Company completed the successful sale of a significant majority of NFP’s wealth business, strengthening the Company’s capital position. Mr. Reese received an award of 105% of target for fiscal year 2025, based on the Company's and his individual performance.

2026 Aon Proxy Statement 39

Ms. Stevens. The Compensation Committee determined that Ms. Stevens’s individual efforts contributed substantially to the Company’s strong business and financial results, as well as the advancement of the Company’s 3x3 Plan, the elevation of the Company’s brand and the attraction, retention and motivation of leading talent in a highly competitive environment. Ms. Stevens’s efforts in 2025 drove alignment across the firm’s global leadership and achieved record-high colleague engagement and continued strong colleague retention amidst a competitive talent market where measures being used by competitors to recruit professional talent are increasingly aggressive. Further, Ms. Stevens made significant contributions in overseeing the management of the firm’s brand, marketing and communications strategies, and succession planning. Her contributions to 3x3 Plan implementation and accelerating Aon United included her efforts in designing and enhancing the firm’s innovative learning and development initiatives to prepare colleagues to deliver maximum impact in alignment with client demand and building longer-term infrastructure around skills-based hiring and development. Ms. Stevens’ efforts significantly contributed to the Company’s elevation of its brand in 2025, strengthening the Company’s net promoter score and brand recognition. Ms. Stevens has begun to develop new strategies in each of these areas to continue to advance the firm and the 3x3 Plan, especially Client Councils and Aon Insight Series. Ms. Stevens received an award of 106% of target for fiscal year 2025, based on the Company’s and her individual performance.

Mr. Marcell. The Compensation Committee determined that Mr. Marcell’s individual efforts contributed substantially to the Company’s strong business and financial results in 2025, including the Four Key Financial Metrics that the Company reports to shareholders. In 2025, Mr. Marcell was promoted to lead the Company’s global solution lines and drove strategic initiatives across the Company’s Risk Capital and Human Capital capabilities, delivering results in line with the Company’s mid-single digit or greater objective, with consistently strong organic revenue growth across all solution lines, including 6% in both Commercial Risk Solutions and Reinsurance Solutions, as well as 5% in both Health Solutions and Wealth Solutions. Mr. Marcell was instrumental in leading the firm’s launch of the Data Center Lifecycle Insurance Program, an industry first, as well as the expansion of the scope of the Aon Client Treaty facility. Mr. Marcell’s leadership also contributed significantly to developing and delivering elevated broking and client proposition through the expansion and launch of the Company’s Analyzers and rollout of Aon Broker Copilot. Further, Mr. Marcell’s leadership was instrumental in supporting colleague engagement and retention in a competitive talent marketplace and he continued to serve as a strong representative of the firm with clients and markets. Mr. Marcell received an award of 133% of target for fiscal year 2025, based on the Company’s and his individual performance.

Ms. Simon. The Compensation Committee determined that Ms. Simon’s individual efforts contributed substantially to the Company’s strong business and financial results, as well as significant development of new solutions and innovative capabilities through Aon Business Services to support the Company’s clients. Ms. Simon has developed a strategy for leveraging data, analytics, technology and process to develop, deploy and continuously iterate enhanced capabilities for serving clients. Ms. Simon also significantly advanced the firm’s AI strategy, enabling colleagues to leverage the Company’s considerable data to better serve current and emerging client needs. During 2025, under Ms. Simon’s leadership, the firm launched Aon Broker Copilot, a proprietary, patent-pending platform that uses artificial intelligence, large-language models and predictive analytics to transform the commercial insurance placement process. Also, the firm launched Aon Claims Copilot, a single, integrated digital platform designed to enhance client outcomes through advanced analytics, automation, globally consistent claims management and the specialized expertise of Aon’s claims advocates. These next-generation solutions, in addition to the development of the advanced analytics tools and client experiences through Ms. Simon’s leadership of Aon Business Services, are adding new insights and enabling a distinctive colleague and client experience that is helping us win more clients, do more with them and retain them longer. Ms. Simon received an award of 111% of target for fiscal year 2025, based on the Company’s and her individual performance.

For 2025, earned annual incentives for our NEOs were paid in a combination of cash (65%) and RSUs (35%) that further vest over a three-year period, except for our Chief Executive Officer, who received a combination of cash (65%) and PSUs (35%) that vest over a three-year period (in the form of an LPP 21 award, as described below). The following table sets forth the actual annual incentive awarded to each of our NEOs under the Senior Executive Incentive Compensation Plan for the year:

NEO	2025 Actual Annual Incentive	Earned Bonus as a % of Target

Gregory C. Case	$3,750,000	100%

Edmund Reese	$2,100,000	105%

Lisa Stevens	$1,850,000	106%

Andy Marcell	$2,000,000	133%

Mindy Simon	$1,000,000	111%

Long-Term Leadership Performance Program (LPP) under Our Shareholder-Approved Plan

The LPP is a sub-plan of our Shareholder-Approved Plan, which means that LPP awards are subject to plan terms approved by our shareholders. Each annual award granted under the LPP consists of PSUs that are eligible to vest over a three-year performance period based on achievement of cumulative adjusted diluted earnings per share targets over that period. The Compensation Committee historically has approved LPP awards for our NEOs each year. The three-year LPP performance cycles run concurrently, so we may have up to three active cycles during a given year. For example, during 2025, the three active cycles were LPP 18, LPP 19, and LPP 20 (for the 2023-2025, 2024-2026, and 2025-2027 performance periods, respectively). This design is intended to ensure that our NEOs remain focused on long-term sustainable performance while providing the Compensation Committee with the ability to evaluate performance metrics on a regular basis. We do not pay dividends or credit dividend equivalents on PSUs.

40 2026 Aon Proxy Statement

During the first quarter of 2025, we granted PSUs to our executive officers, including each NEO, pursuant to LPP 20 (2025-2027 performance period). During the first quarter of 2026, we determined our actual levels of achievement under LPP 18 (2023-2025 performance period) and granted PSUs under LPP 21 (2026-2028 performance period).

LPP Awards Granted in 2025

LPP 20 (2025 Grant for 2025-2027 Performance Period). This is our regular three-year performance cycle for long-term incentive awards granted annually to our most senior leaders. The LPP is intended to further strengthen the relationship between wealth accumulation for our executives and long-term financial performance of the Company and increase in shareholder value, and the PSUs awarded under LPP are payable (to the extent earned) in the form of Class A Ordinary Shares. The grant date value of the awards (at target) was determined and approved by the Compensation Committee (and, with respect to Mr. Case, the independent members of the Board). From that value, the number of target PSUs was calculated on the date of grant based on that day’s closing price for Class A Ordinary Shares on NYSE. The PSUs under LPP 20 will be earned and settled in a range of 0% (if the threshold level of performance is not achieved) to 200% of the target number of shares (if the maximum level of performance is achieved) based on the Company’s cumulative adjusted diluted earnings per share over the three-year performance period.

The performance results for LPP 20 will be measured against the three-year publicly reported cumulative adjusted diluted earnings per share target rate, subject to limited adjustments set forth in the plan documentation at the beginning of the three-year period. The adjustments are intended to exclude the impact of material and/or significant items, to provide a target that, while challenging, eliminates the impact of certain events and circumstances outside of the control of the executive officers. The Compensation Committee’s selection under LPP 20 of the three-year performance period and cumulative adjusted diluted earnings per share financial performance metric is intended to provide the award recipients a reasonable period within which to achieve and sustain what are intended to be challenging long-term growth objectives. The Compensation Committee believes adjusted diluted earnings per share is a more effective measure of Company performance for purposes of motivating executive performance than diluted earnings per share calculated in accordance with U.S. GAAP, as the adjusted measure provides a target that is more within the executives’ control and area of accountability. Further, the Company believes that adjusted diluted earnings per share provides a perspective on the Company’s ongoing core operating performance that is consistent with how shareholders measure our success and that creates transparency and clarity for participants. We generally do not disclose forward-looking goals for our multi-year LPP grants, because the Company does not provide forward-looking guidance to our investors with respect to adjusted diluted earnings per share for multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

In determining the individual awards under LPP 20 granted in the first quarter of 2025, the Compensation Committee (and, with respect to Mr. Case, the independent members of the Board) considered internal pay relationships, the award recipient’s compensation mix, and total direct compensation, including the recipient’s total direct compensation for 2024 relative to similarly situated executives at our 2025 peer group members. For further information regarding individual awards under LPP 20, see footnote (1) in the Summary Compensation Table below, and the Grants of Plan-Based Awards in Fiscal Year 2025 Table below.

LPP Awards Earned in 2025

LPP 18 (2023 Grant for 2023-2025 Performance Period). In early 2026, we determined the actual achievement under LPP 18, which was 120.1% of the target shares as shown below. The performance period for LPP 18 ended on December 31, 2025.

LPP 18 PSUs (Performance Period 1/1/2023—12/31/2025)

Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Cumulative Adjusted EPS	$42.63	$44.32	$50.61

		Actual	$45.02
		Final Payout	120.1%

For LPP 18, the cumulative adjusted diluted earnings per share goals from continuing operations ranged from a threshold level of $42.63, below which no payout would occur, to $50.61 or higher, which would yield shares equal to 200% of the target number. A result of $44.32 in cumulative adjusted diluted earnings per share from continuing operations would have yielded shares equal to 100% of the target number. Our actual cumulative adjusted diluted earnings per share from continuing operations for the three-year period of 2023-2025 was $45.02, resulting in a payout at 120.1% of the target number of shares awarded.

For the 2025 performance period associated with LPP 18, the Compensation Committee approved discretionary adjustments to adjusted diluted earnings per share (“EPS”) to exclude the impact of restructuring savings, and in 2023, to exclude the benefit of year-over-year fiduciary income growth, which adjustments are permitted under the terms of the plan. Each NEO (other than Mr. Reese, who joined after the grants were made) received a distribution under LPP 18.

Executive, Security, and Relocation Benefits

Executive Benefits. In addition to the broad-based employee benefit programs that are available to our employees generally (such as health coverage and 401(k) plan), each of our NEOs is eligible to participate in a deferred compensation plan and a supplemental savings plan. Additional information regarding these qualified and nonqualified plan benefits is set forth under the heading “Nonqualified Deferred
2026 Aon Proxy Statement 41

Compensation in Fiscal Year 2025” contained in this proxy statement. We also provide an executive health screening program available to all of our NEOs and certain other members of our senior management team.

Security Program. In early 2025, our Board approved a policy applicable to our CEO that provides additional access to Aon’s company-paid aircraft, as well as ground travel in Chicago, for approved personal use. This policy is intended to provide advantages in terms of security, time, and productivity and, as a result, is intended to further our business interests. Following approval of this policy, Aon also engaged a third-party firm to conduct an independent security study (the “security study”) to analyze and assess the security risks to our CEO, Mr. Case. Based on the recommendations contained in the security study, the Compensation Committee recommended and the independent members of the Board adopted specific measures to reduce potential areas of exposure for Mr. Case, including requiring the use of private aircraft for all of his business and personal travel, requiring and making available secure ground transportation for his business and personal travel, enhancing the security at his personal residence, and providing cyber risk monitoring services. The Compensation Committee and the independent directors of the Board believe that the costs of these security measures are necessary and appropriate and further the Company’s business interests in light of the heightened risk environment identified in the security study and because they will enable Mr. Case to perform his job safely and securely. Although we do not view these security measures as a perquisite or as providing a personal benefit to Mr. Case, we have included the related costs in the "All Other Compensation" column of the Summary Compensation Table, consistent with SEC rules.

Relocation Benefits. In 2025, we provided benefits to Mr. Case and Ms. Simon for their agreement to perform services primarily at the Company’s global operational headquarters in London. The Aon group global operational headquarters remained in London following the Company’s reorganization as a public company organized under the laws of Ireland in April 2020, while parent company Aon plc is resident in Dublin. Relocation benefits are customary for expatriate assignments for us and other employers in our industry, and the Compensation Committee approved certain benefits for Mr. Case and Ms. Simon after consulting with its independent compensation consultant. Each relocated NEO has signed an international assignment letter with Aon that sets forth the relocation benefits available to him or her, which are described in more detail under the heading “International Assignment Letters.” The Compensation Committee periodically reviews these relocation packages. Ms. Simon's international assignment ended June 30, 2025.

The compensation received in the form of such benefits is reflected in the Summary Compensation Table for Fiscal Years 2025, 2024, and 2023.

Post-Termination Compensation

We believe that providing severance and change in control severance benefits is important to recruit talented employees and secure the continued employment and dedication of our existing employees. A significant number of our peer companies have similar arrangements in place for their senior executives. While we consider these benefits to be important, the terms of these benefits are not considered when the Compensation Committee determines the compensation for the NEOs. Additional information about post-termination compensation is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Upon Change in Control. Our NEOs, other than Mr. Case, are eligible for change in control severance benefits under our Senior Executive Combined Severance and Change in Control Plan (referred to throughout this CD&A and the accompanying compensation tables as the “Combined Severance Plan”). The Combined Severance Plan provides that covered executives would receive certain severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon. Thus, the Combined Severance Plan requires a “double trigger”—a qualifying change in control of Aon and a qualifying termination of the executive’s employment—for severance benefits to become payable. Mr. Case, who is not covered under the Combined Severance Plan, is party to an individual change in control severance agreement with the Company that also provides certain "double trigger" severance benefits upon a qualifying termination in connection with or within two years following a change in control of Aon. Neither the Combined Severance Plan nor Mr. Case’s individual agreement provides for excise tax gross-up protection in the event the executive becomes subject to tax under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a change in control of Aon.

Additional information regarding the change in control arrangements for our NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Severance Benefits Pursuant to Employment Agreements and Combined Severance Plan. We have entered into agreements with certain executive officers that provide for post-employment severance benefits and transitional compensation if the officer’s employment terminates for a qualifying event or circumstance unrelated to a change in control of Aon, such as being terminated without “cause,” as such term is defined in the applicable operative agreement.

To the extent that our NEOs are not party to an individual employment agreement providing for severance benefits, those individuals are eligible to receive severance benefits under the Combined Severance Plan. During 2025, each of our NEOs had an employment agreement or letter providing for severance benefits or was eligible to receive severance benefits under the Combined Severance Plan. Additional information regarding such post-employment severance or transitional compensation for Mr. Case and the other NEOs is set forth in the section captioned “Potential Payments and Benefits on Termination or Change in Control” contained in this proxy statement.

Risk Assessment of Compensation Policies and Practices

We believe that we maintain an appropriate level of prudence associated with our compensation practices and will continue to do so. We engage in a process to evaluate whether our executive and broad-based compensation programs contribute to unnecessary risk-taking. This includes a detailed annual assessment by the Compensation Committee’s independent consultant. We concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. In the first quarter of 2026, Meridian independently assessed our compensation practices for 2025 and concluded that they reflect appropriate balance and incorporate appropriate policies and oversight to mitigate imprudent risk-taking.

42 2026 Aon Proxy Statement

Compensation Committee Report

The Organization and Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth in this proxy statement.

Based on its review and discussions with management, the Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated into Aon’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Compensation Committee’s report is provided by the Organization and Compensation Committee, which is composed entirely of the following independent directors:

Byron O. Spruell, Chair Jose Antonio Álvarez Jin-Yong Cai	Jeffrey C. Campbell Cheryl A. Francis Richard C. Notebaert

2026 Aon Proxy Statement 43

Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information for the years ended December 31, 2025, December 31, 2024, and December 31, 2023, with respect to our NEOs for all years in which each NEO served in that capacity. The following Summary Compensation Table contains compensation information for the following NEOs: (1) Mr. Case, who served as our President and Chief Executive Officer during 2025; (2) Mr. Reese, who served as our Chief Financial Officer in 2025; (3) Ms. Stevens, Mr. Marcell, and Ms. Simon, who were our three other most highly compensated executive officers serving as of December 31, 2025.

Summary Compensation Table for Fiscal Years 2025, 2024 and 2023

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Gregory C. Case	2025	1,500,000	—		68,769,941	—	2,437,500	—	1,035,198	73,742,639
President and Chief Executive	2024	1,500,000	—		21,363,030	—	2,437,500	—	904,859	26,205,390
Officer	2023	1,500,000	—		21,487,348	—	—	—	674,485	23,661,834
Edmund Reese	2025	1,000,000	1,000,000	(5)	6,098,395	—	1,365,000	933	14,666	9,478,995
Executive Vice President and	2024	500,000	1,300,000	(5)	4,915,524	—	—	—	6,178	6,721,701
Chief Financial Officer
Lisa Stevens	2025	1,000,000	—		5,712,855	—	1,202,500	—	38,420	7,953,776
Executive Vice President and	2024	1,000,000	—		5,705,132	—	1,040,000	—	40,774	7,785,906
Chief Administrative Officer	2023	1,000,000	—		5,269,440	—	—	—	36,446	6,305,886
Andy Marcell	2025	1,000,000	—		5,217,053	—	1,300,000	—	79,197	7,596,250
Executive Vice President and
CEO of Global Solutions
Mindy Simon	2025	875,000	—		2,751,275	—	650,000	4,330	1,389,264	5,669,870
Executive Vice President and	2024	768,750	—		2,542,663	—	552,500	4,085	579,074	4,447,072
Chief Operating Officer

(1)
The amounts shown reflect the aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”)) of RSUs (paid in satisfaction of all or part of each NEO’s annual incentive award for the previous performance year or, in the case of Mr. Reese, granted as part of a sign-on award in connection with his commencement of service as our Chief Financial Officer)) and PSUs granted to our NEOs pursuant to our Shareholder-Approved Plan in 2025 and, where applicable, 2024, and 2023. These amounts, in the case of PSUs, are based on the probable outcome of the performance conditions associated with the awards and, for all awards disregard adjustments for forfeiture assumptions and do not reflect amounts actually paid to, or realized by, the NEOs in the years shown, or any prior years.

LPP and 3x3PP Awards. In 2023, 2024, and 2025, as applicable, our NEOs received awards of PSUs under the LPP with grant date values as set forth in the table below. Additionally, in 2024, our NEOs received awards of PSUs under the 3x3 Performance Plan (“3x3PP”, a type of LPP award that requires the achievement of a share price hurdle) with grant date values as set forth in the second table below. In 2024, the 3x3PP PSU awards were granted in full settlement of 2023 annual incentive awards under the SEICP for each of our NEOs other than Mr. Reese, who was granted an award of 3x3PP PSUs upon his commencement of service as our Chief Financial Officer. Grant date fair values of LPP and 3x3PP awards are reflected in the tables below only for the periods during which the executive served as a named executive officer (NEO).

Name	Year	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under LPP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under LPP ($)

Gregory C. Case	2025	22,386,994	44,773,988
	2024	18,129,107	36,258,213
	2023	19,293,739	38,587,479
Edmund Reese	2025	5,398,215	10,796,430
	2024	975,254	1,950,508
Lisa Stevens	2025	5,152,789	10,305,578
	2024	4,409,964	8,819,929
	2023	3,919,542	7,839,084
Andy Marcell	2025	4,661,937	9,323,874
Mindy Simon	2025	2,453,875	4,907,749
	2024	1,959,878	3,919,755

44 2026 Aon Proxy Statement

Name	Grant Date Fair Value of Performance Share Unit Awards Assuming Probable Outcomes Under 3x3PP ($)	Grant Date Fair Value of Performance Share Unit Awards Assuming Achievement of Maximum Performance Levels Under 3x3PP ($)

Gregory C. Case	3,233,924	6,467,848
Edmund Reese	500,027	1,000,053
Lisa Stevens	1,295,168	2,590,335
Mindy Simon	582,785	1,165,571

Special PSUs. On December 31, 2025, the Compensation Committee approved a grant of PSUs (the “Special PSUs”) to Mr. Case with a grant date fair value, assuming probable outcome of the performance conditions associated with the award, of $46,382,947. The grant date fair value of the Special PSUs assuming achievement of maximum performance level is $80,327,366.

For the LPP, 3x3PP, and Special PSUs grants, the grant date fair value of PSUs is calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions at the time of grant. See Note 13 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2025 for information regarding assumptions underlying the valuation of equity awards. Set forth above are the grant date fair values of the PSUs granted as LPP, 3x3PP, and Special PSUs, calculated assuming (i) the probable outcome of the performance conditions for each program, which amount is included in the “Stock Awards” column of this Summary Compensation Table and (ii) for units granted under the LPP, achievement of the maximum levels of performance. The amounts shown in the tables above reflect the aggregate grant date fair value for these awards computed in accordance with ASC Topic 718, and do not correspond to the actual value, if any, that will be recognized by our NEOs.

(2)
The amounts shown in the “Non-Equity Incentive Plan Compensation” column for each of 2025, 2024, and 2023 reflect the cash portion of the annual incentive awards earned by the NEOs for performance in those years. For 2023, 100% was paid in the form of PSUs under the 3x3PP, which have similar terms to LPP 19 awards, except that such units are also subject to attainment of a share price hurdle. For 2024 and 2025, 65% was paid in the form of cash and 35% was paid in the form of RSUs, except that Mr. Case received 35% in the form of PSUs. All amounts shown in this column were actually paid or granted to the NEOs in the first quarter of the year following the relevant performance year, which, for annual awards settled in share units, causes the amounts to be reflected as stock awards in the Summary Compensation Table one year following the relevant performance year.
(3)
Mr. Reese and Ms. Simon participate in the Deferred Compensation Plan. The amount included in this column represents the difference between the interest rate used to calculate earnings under the prime rate investment option (capped at 6% APY) and 120% of the applicable federal long-term rate.
(4)
For 2025, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($)(a)	Perquisites ($)(b)	Other ($)(c)	Tax Reimbursements ($)(d)	Total ($)

Gregory C. Case	31,750	388,935	614,513	—	1,035,198
Edmund Reese	8,750	5,916	—	—	14,666
Lisa Stevens	28,750	9,670	—	—	38,420
Andy Marcell	30,325	48,872	—	—	79,197
Mindy Simon	27,325	3,730	258,270	1,099,939	1,389,264

(a)
The amounts shown in the “Company Contributions” column represent, for each of our NEOs: (i) a contribution by Aon of $22,750 for each of Mr. Case and Ms. Stevens, $22,250 for each of Mr. Marcell and Ms. Simon, and $8,750 for Mr. Reese to the Aon Savings Plan, our qualified defined contribution plan; and (ii) a contribution by Aon of $9,000 for Mr. Case, $8,075 for Mr. Marcell, $6,000 for Ms. Stevens, and $5,075 for Ms. Simon to the Aon Supplemental Savings Plan, a nonqualified defined contribution plan.
(b)
Mr. Case and Ms. Simon have agreed to provide services primarily at Aon’s London, U.K. headquarters. They are each provided relocation packages that are intended to keep them “whole” on a total rewards basis, be transparent and equitable, and reflect competitive practices and benchmarks of industry counterparts.

In 2025, the Company provided perquisites to Ms. Simon related to her international assignment including additional home leave benefits.

For a description of cash allowances and cash bonuses paid to our NEOs in connection with the international assignments, see footnote (c) below.

All NEOs except Mr. Reese and Mr. Marcell participated in Aon’s executive health screening program in 2025. The actual cost to Aon of the NEO’s use of this program was $9,216 for Mr. Case, $5,384 for Ms. Stevens, and $3,730 for Ms. Simon.

As part of Mr. Case’s employment agreement, Aon provides him with life insurance coverage in the amount no less than $5,000,000 during the term of his agreement. This amount reflects the cost above and beyond the cost of life insurance that is provided to a typical Aon employee. For 2025, the cost was $20,635.

Mr. Reese, Ms. Stevens and Mr. Marcell received reimbursement for club dues of $5,590, $3,960, and $11,768, respectively. Mr. Marcell received an annual car allowance of $36,768.

Mr. Case received $688, Mr. Reese and Ms. Stevens received $326, and Mr. Marcell received $336 in non-cash Aon merchandise gifts in connection with a Company-sponsored event.

The Company paid $19,890 for legal fees Mr. Case incurred in connection with the negotiation of his 2025 employment agreement.

We maintain an arrangement with NetJets for use of chartered aircraft and associated ground travel as necessary. This arrangement is primarily used for business travel, with use for personal travel within prescribed limits. In 2025, Mr. Case used this arrangement for certain work-related commuting that may not qualify as business travel for purposes of applicable SEC rules. The aggregate incremental cost to the Company for this use was $333,316. The imputed income attributable to the personal use of corporate aircraft was taxable income to Mr. Case. For our NEOs other than Mr. Case, in the case of personal

2026 Aon Proxy Statement 45

travel, the NEO reimburses the Company for the cost of such travel. In the case of an NEO’s spouse or other guest on a business flight, this has a minimal cost to the Company and, where applicable, the variable costs associated with the additional passenger are included in determining the aggregate incremental cost to the Company. No amounts were included in the Summary Compensation Table this year with respect to such personal travel for our NEOs other than Mr. Case. In 2025, our Board approved a policy for Mr. Case that provides additional access to Aon’s company-paid aircraft, as well as ground travel in Chicago, for approved personal use. This policy was adopted in response to the findings of an independent security study and is intended to safeguard Mr. Case and, as a result, is intended to further our business interests.

Mr. Case has access to a Company-provided car and driver for personal use in addition to business purposes, as described in Executive, Security and Relocation Benefits. The portion of the expense of a car and driver that is attributable to Mr. Case’s personal use during December 2025 ($5,190) is determined based on the amount of car miles and driver hours that were associated with such personal use as compared to the total car miles and driver hours for the year, plus fuel and other related costs allocable to personal use.

(c)
In connection with their international assignment to London, U.K., Mr. Case and Ms. Simon are entitled to additional cash compensation in accordance with the terms of their international assignment letters and our relocation programs. The following table sets forth the additional compensation received by them with respect to 2025 service:

Name	Housing Allowance ($)	Cost of Living Allowance ($)	Foreign Service Allowance ($)	Educational Allowance ($)	Other ($)(1)	Total ($)

Gregory C. Case	382,013	97,500	135,000	—	—	614,513
Mindy Simon	102,523	13,742	—	76,073	65,931	258,270

(1)
For 2025, the other column represents additional benefits Ms. Simon received in relation to her international assignment. This represents: (i) costs related to moving of $62,931; and (ii) costs related to tax services of $3,000.
(d)
In connection with the international assignment, Ms. Simon is entitled to receive a tax equalization benefit designed to equalize the income tax paid by her so that her total income and social tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to U.S. income tax laws.

The tax equalization benefit caps the executive’s total income tax exposure to what they would be taxed on earnings from the Company under the U.S. tax laws (as compared to the U.K. tax laws as in existence from time to time). This policy is designed and intended to yield neither an economic benefit nor detriment to Ms. Simon as a result of her international assignment.

Any applicable allowances for foreign service, housing, cost of living, home leave, and transportation are grossed up for applicable U.S. taxes.

The amounts shown in the “Tax Reimbursements” column of the “All Other Compensation” table represent Aon’s calculation of the excess U.K. taxes paid above the hypothetical tax that Ms. Simon would have paid had she not been relocated to London, U.K. and the amount paid by Aon to neutralize the tax impact on Ms. Simon with respect to eligible relocation compensation.

(5)
Pursuant to his employment letter, Mr. Reese received (i) a guaranteed annual incentive of 100% of target ($2,000,000) for fiscal year 2024, 65% of which ($1,300,000) was paid in cash pursuant to the terms of the SEICP and (ii) a guaranteed delayed sign-on award of $1,000,000 for fiscal year 2025, paid entirely in cash.

Employment Agreements and Other Compensation Agreements

Mr. Case’s Employment Agreement

We are party to an employment agreement with Mr. Case pursuant to which he serves as our President and Chief Executive Officer. Mr. Case’s employment agreement was amended and restated on December 31, 2025. The current term of Mr. Case’s agreement continues through December 31, 2030 (extended from April 1, 2028, when the agreement was amended and restated), unless terminated earlier or extended. The agreement also provides that Mr. Case will be nominated for re-election as a member of the Board at each annual general meeting of shareholders during the period of his employment.

For 2025, Mr. Case’s employment agreement provided for base salary of $1,500,000, subject to adjustment at the discretion of the Board, and a target annual incentive bonus of not less than 200% of base salary, which has subsequently been adjusted to 250% of base salary, subject to the provisions of our Shareholder-Approved Plan. The Board retains the discretion to determine Mr. Case’s actual bonus payment. For 2026, pursuant to the current employment agreement, Mr. Case's base salary has been adjusted to $1,750,000.

Pursuant to the current employment agreement, Mr. Case received a one-time special performance-based equity award (the "Special PSUs") for the performance period beginning January 1, 2026, and ending December 31, 2030. The Special PSUs are in addition to his regular annual long-term incentive award and will be subject to separate performance criteria than his regular annual long-term incentive award. The Special PSUs are discussed in the section titled "CEO Employment Agreement Extension and Special One-Time Incentive Award" of the CD&A on page 32 of this proxy statement.

In addition, Mr. Case’s agreement provides that he will be provided with life insurance coverage in an amount equal to no less than $5,000,000 during the term of the agreement. Under the agreement, Mr. Case has also agreed to maintain an investment position in Class A Ordinary Shares equal to no less than 20 times his annual base salary. The agreement also provides for Company payment of Mr. Case's reasonable legal fees incurred in negotiation and documentation of the agreement.

Mr. Reese’s Employment Letter

We have provided Mr. Reese with an employment letter pursuant to which he serves as our Chief Financial Officer. The letter provides that Mr. Reese's continued employment with us is on an at-will basis, and that he is eligible to participate in our Combined Severance Plan. Mr.

46 2026 Aon Proxy Statement

Reese’s letter provides for an initial base salary, which has subsequently been adjusted to $1,300,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 200% of his base salary, and an initial target long-term incentive award of $5,000,000.

Ms. Stevens’s Employment Letter

We have provided Ms. Stevens with an employment letter pursuant to which she serves as our Executive Vice President and Chief People Officer. The letter provides that Ms. Stevens’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Stevens’s letter also provides for an initial base salary, which has subsequently been adjusted to $1,100,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of her base salary, which has subsequently been adjusted to 200% by our Compensation Committee as permitted under the letter, and an initial target long-term incentive award of 150% of her base salary. Effective July 1, 2024, Ms. Stevens assumed the role of Chief Administrative Officer, which added oversight of the Company’s marketing, communications, and public affairs departments in addition to her existing role as leader of our people organization.

Mr. Marcell's Employment Agreement

We are party to an employment agreement with Mr. Marcell, effective January 2, 2026, pursuant to which he serves as the Chief Executive Officer of Global Solutions. The current term of Mr. Marcell’s agreement continues until December 31, 2030, unless earlier terminated or extended. The employment agreement supersedes Mr. Marcell’s employment letter confirming certain terms and conditions of his at-will employment.

For 2025, Mr. Marcell's base salary was $1,000,000, with a target annual bonus of 150%. For 2026, Mr. Marcell's agreement provides for an initial base salary of no less than $1,250,000 per year, and a target annual incentive of no less than 200% of his base salary.

Pursuant to the employment agreement, Mr. Marcell received (i) a one-time $3,000,000 restricted share unit award pursuant to the Shareholder-Approved Plan that will cliff vest on December 31, 2030, subject to Mr. Marcell's continued service through the applicable vesting period, and (ii) a one-time lump sum cash payment of $1,000,000, payable within 30 days of the execution of the agreement.

Ms. Simon’s Employment Letter

We have provided Ms. Simon with an employment letter pursuant to which she serves as our Chief Operating Officer. The letter provides that Ms. Simon’s continued employment with us is on an at-will basis, and that she is eligible to participate in our Combined Severance Plan. Ms. Simon’s letter also provides for an initial base salary, which has subsequently been adjusted to $1,000,000 by our Compensation Committee as permitted under the letter, a target annual bonus of 100% of her base salary, which has subsequently been adjusted to 150% by our Compensation Committee as permitted under the letter, and an initial target long-term incentive award of 150% of her base salary.

International Assignment Letters

In connection with their agreeing to provide services primarily at Aon’s London global operational headquarters, we entered into international assignment letters with each of Mr. Case and Ms. Simon. These letters describe the international assignments and set forth the relocation benefits to the executives, which are described below. The letters are not intended to diminish the rights of the executives under their current employment arrangements; however, the letters provide by their terms that the executives’ acceptance of their international assignments, and repatriation thereafter, will not give rise to any right to terminate for good reason (as such term is defined in the applicable executive’s employment agreement, if applicable).

The letter for Mr. Case was amended and extended in July 2014 for an additional two years, in July 2016 for an additional two years, and on each July 1 of 2018 through 2024 for an additional year. Mr. Case’s assignment letter was extended on July 1, 2025, for an additional year. Ms. Simon’s assignment letter took effect on July 1, 2023, through June 30, 2024, and was extended on July 1, 2024 for an additional year. Ms. Simon's assignment ended June 30, 2025.

Depending on each executive’s personal circumstances, and as disclosed in the tables above, the relocation packages, as amended, generally provide some or all of the following benefits:

•
a monthly housing allowance of approximately $31,834 for Mr. Case and $8,544 for Ms. Simon;
•
a monthly cost of living differential of $8,125 for Mr. Case and $1,145 for Ms. Simon;
•
a monthly foreign service allowance of $11,250 for Mr. Case;
•
eligible dependents’ schooling assistance, including tuition and application fees, for Ms. Simon;
•
a tax equalization benefit for Ms. Simon, designed to equalize the income tax paid by the executive so that her total income tax costs related to any earnings from the Company while on the international assignment (including earnings related to granting or vesting of equity-based awards) will be no more than an amount she would have paid had all of the earnings been taxable solely pursuant to the U.S. income tax laws;
•
a tax gross-up for Ms. Simon on schooling assistance and on allowances related to housing, cost of living, home leave, and transportation; and
•
enhanced tax preparation and planning and expatriate services for the tax years covered by the international assignment or for which international earnings are taxed by the U.K.

2026 Aon Proxy Statement 47

All of the relocation benefits are subject to recoupment if the executive officer resigns employment with the Company and becomes employed by a direct competitor of the Company during such assignment or within 12 months after the end thereof.

Grants of Plan-Based Awards in Fiscal Year 2025

The following table provides information on non-equity incentive plan compensation, restricted share unit awards, and performance share unit awards granted in 2025 to each of the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)	Awards ($/Sh)	Awards ($)(4)

Gregory C. Case	3/21/2025	3,750,000	7,500,000	29,221	58,441	116,882	—	—	—	22,386,994
	12/31/2025	—	—	73,671	147,341	294,682	—	—	—	46,382,947

Edmund Reese	2/13/2025	2,000,000	4,000,000	—	—	—	1,794	—	—	700,180
	3/20/2025	—	—	6,995	13,989	27,978	—	—	—	5,398,215

Lisa Stevens	2/13/2025	1,750,000	3,500,000	—	—	—	1,435	—	—	560,066
	3/20/2025	—	—	6,677	13,353	26,706	—	—	—	5,152,789

Andy Marcell	3/14/2025	1,500,000	3,000,000	—	—	—	1,392	—	—	555,116
	3/20/2025	—	—	6,041	12,081	24,162	—	—	—	4,661,937

Mindy Simon	2/13/2025	900,000	1,800,000	—	—	—	762	—	—	297,401
	3/20/2025	—	—	3,180	6,359	12,718	—	—	—	2,453,875

(1)
The amounts shown relate to potential annual incentive plan awards for 2025 service for each NEO under our Shareholder-Approved Plan. The amounts shown as “Target” represent the target payment level of 250% for Mr. Case, 200% for Mr. Reese, 175% for Ms. Stevens, 150% for Mr. Marcell, and 100% for Ms. Simon, of their respective base salaries (after giving effect to annual increases), and the amounts shown in “Maximum” reflect the maximum payment level of two times the target incentive amount, as provided by the terms of our Shareholder-Approved Plan.

Our Shareholder-Approved Plan does not contain a threshold payment level for any of the NEOs. If pre-established performance measures are not met, no payments are made under the plan.

(2)
The amounts shown in columns titled “Threshold,” “Target,” and “Maximum” represent the threshold, target, and maximum number of (i) PSUs granted to our NEOs pursuant to Aon’s LPP 20 that will be earned and settled in Class A Ordinary Shares if certain performance criteria are achieved during the 2025 to 2027 performance period, and (ii) for Mr. Case, the Special PSUs granted to him on December 31, 2025. As the potential payments for these units are dependent on achieving certain performance criteria, actual payouts could differ by a significant amount. For more information regarding the terms of the PSUs granted pursuant to LPP 20, see the section titled “Leadership Performance Program under Our Shareholder-Approved Plan” in the CD&A. For more information regarding the terms of the Special PSUs, see the section titled "CEO Employment Agreement Extension and Special One-Time Incentive Award" in the CD&A.
(3)
The amounts shown in this column represent the number of restricted share units granted to each NEO in 2025 in satisfaction of 35% of the annual incentive award earned by such NEO for 2024 performance. Within the framework of our Shareholder-Approved Plan, the target amount of each NEO’s annual incentive award for 2024 performance (calculated as a percentage of base salary) was 250% for Mr. Case, 200% for Mr. Reese, 150% for each of Ms. Stevens and Mr. Marcell, and 100% for Ms. Simon; the bonus range was capped at 500% for Mr. Case, 400% for Mr. Reese, 300% for each of Ms. Stevens and Mr. Marcell, and 200% for Ms. Simon. The determination of the actual incentive amount payable was based on, among other things, Aon’s overall performance and an individual performance assessment. These restricted share units will vest in installments of 33 1/3% on the first through third anniversaries of the date of grant. Voting rights do not attach to any unvested restricted share units.
(4)
The amounts shown in this column are the grant date fair values of the restricted share units and PSUs. The grant date fair value reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 and, with respect to the performance share unit awards granted under the LPP is based on the probable outcome of the performance-based conditions at the time of grant. These amounts do not correspond to the actual value (if any) that may be recognized by the NEOs. For additional information about the applicable assumptions for determining the grant date fair value of restricted share unit awards, see footnote (1) to the Summary Compensation Table.

48 2026 Aon Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information regarding outstanding restricted share units and PSUs held by each of our NEOs on December 31, 2025. See “Potential Payments and Benefits on Termination or Change in Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

	Stock Awards

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Gregory C. Case	2/17/2023(1)	2,357	831,738	—	—
	3/24/2023(2)	7,642	2,696,709	—	—
	3/24/2023(2)	119,680	42,232,678	—	—
	3/22/2024(3)	—	—	113,222	39,953,779
	3/22/2024(4)	—	—	48,572	17,140,087
	3/21/2025(3)	—	—	110,158	38,872,555
	3/21/2025(3)	—	—	6,724	2,372,765
	12/31/2025(5)	—	—	147,341	51,993,692

Edmund Reese	7/1/2024(1)	7,950	2,805,396	—	—
	7/1/2024(3)	—	—	6,814	2,404,524
	7/1/2024(4)	—	—	12,712	4,485,811
	2/13/2025(1)	1,794	633,067	—	—
	3/20/2025(3)	—	—	27,978	9,872,877

Lisa Stevens	2/16/2023(1)	1,451	512,029	—	—
	3/23/2023(2)	26,404	9,317,444	—	—
	3/21/2024(3)	—	—	27,564	9,726,784
	3/21/2024(4)	—	—	19,428	6,855,753
	2/13/2025(1)	1,435	506,383	—	—
	3/20/2025(3)	—	—	26,706	9,424,013

Andy Marcell	3/23/2023(2)	21,452	7,569,982	—	—
	3/23/2023(1)	1,166	411,458	—	—
	3/21/2024(3)	—	—	19,906	7,024,429
	3/21/2024(4)	—	—	19,428	6,855,753
	11/21/2024(3)	—	—	7,840	2,766,579
	3/14/2025(1)	1,392	491,209	—	—
	3/20/2025(3)	—	—	24,162	8,526,287

Mindy Simon	3/23/2023(1)	9,242	3,261,317	—	—
	3/21/2024(3)	—	—	12,250	4,322,780
	3/21/2024(4)	—	—	8,742	3,084,877
	2/13/2025(1)	762	268,895	—	—
	3/20/2025(3)	—	—	12,718	4,487,928

2026 Aon Proxy Statement 49

(1)
The vesting schedule for the restricted share units, other than PSUs, held by each NEO is as follows:

Vesting Date	Gregory C. Case	Edmund Reese	Lisa Stevens	Andy Marcell	Mindy Simon

2/13/2026		598	478		254
2/16/2026			1,451
2/17/2026	2,357
3/15/2026				1,630
7/1/2026		3,975
7/1/2027		3,975
2/13/2027		598	478		254
3/15/2027				464
2/13/2028		598	479		254
3/15/2028				464
Total	2,357	9,744	2,886	2,558	762

(2)
The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. For PSUs with a March 23, 2023, or March 24, 2023 grant date, the three-year performance period ended on December 31, 2025. These PSUs were subsequently settled in Class A Ordinary Shares on February 12, 2026.
(3)
The PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. A pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. For PSUs with a March 21, 2024 or March 22, 2024 or July 1, 2024 or November 21, 2024 grant date, the three-year performance period ends on December 31, 2026. For PSUs with a March 20, 2025 or a March 21, 2025 grant date, the three-year performance period ends on December 31, 2027. If the minimum or threshold performance is not attained, the PSUs will be forfeited. In this table, the maximum number of PSUs is shown for outstanding awards for all LPP cycles as awards granted under these cycles are currently tracking at or above target payout levels. If Aon does not attain the maximum cumulative target over the three-year period, the number of Class A Ordinary Shares received by the NEOs upon settlement will be reduced.
(4)
In 2024, our NEOs received awards of PSUs under the 3x3PP (which are a type of LPP award that require the achievement of a share price hurdle). The 3x3PP PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis after the conclusion of a three-year performance period. Both a share price hurdle and a pre-established cumulative adjusted diluted earnings per share target as certified by the Compensation Committee in the first quarter of the year after the performance period must be met. If the share price hurdle and threshold performance are not attained, the 3x3PP PSUs will be forfeited. In this table, the threshold number of PSUs is shown, as the share price performance hurdle was not satisfied.
(5)
The Special PSUs, to the extent earned, convert into Class A Ordinary Shares on a one-to-one basis, with 0% to 200% of the target number of PSUs (147,341) eligible to vest on the Vesting Date, as follows: (a) 1/3 of the award will be eligible to vest based on the average annual growth rate of the Company's Organic Revenue over the five calendar years during the Performance Period; the percentage of PSUs to vest is as follows: (i) 50% if the Average Organic Revenue Annual Growth Rate is 3.00% (entry), (ii) 100% if the Average Organic Revenue Annual Growth Rate is 5.00% (target), (iii) 200% if the Average Organic Revenue Annual Growth Rate is 7.00% (stretch); (b) 1/3 of the award will be eligible to vest based on the average annual expansion of the Company's Adjusted Operating Margin over the five calendar years during the Performance Period; the percentage of PSUs to vest is as follows: (i) 50% if the Average Adjusted Operating Margin Expansion is 30bps (entry), (ii) 100% if the Average Adjusted Operating Margin Expansion is 40bps (target), (iii) 200% if the Average Adjusted Operating Margin Expansion is 60bps (stretch); (c) 1/3 of the award will be eligible to vest based on the average annual growth rate of the Company's Free Cash Flow; the percentage of PSUs to vest is as follows: (i) 50% if the Average Free Cash Flow Annual Growth Rate is 7.00% (entry), (ii) 100% if the Average Free Cash Flow Annual Growth Rate is 10.00% (target), (iii) 200% if the Average Free Cash Flow Annual Growth Rate is 12.00% (stretch); and (d) the number of Special PSUs earned is capped at 100% of the target number of units if the Company's absolute TSR is negative over the performance period.
(6)
The market value is calculated using $352.88, the closing price of a Class A Ordinary Share on NYSE on December 31, 2025 (the last trading day of 2025).

Stock Vested in Fiscal Year 2025

The following table sets forth (1) the number of Class A Ordinary Shares acquired during 2025 by our NEOs upon the vesting of restricted share unit awards and the settlement of performance share unit awards, and (2) the value realized upon such vesting or settlement.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Gregory C. Case	92,318	36,032,662
Edmund Reese	3,975	1,418,757
Lisa Stevens	17,366	6,777,677
Andy Marcell	16,135	6,284,521
Mindy Simon	1,970	689,736

(1)
Represents (i) the vesting of restricted share units granted under our Shareholder-Approved Plan and (ii) the settlement of performance share unit awards granted under the LPP in March 2022 for the three-year performance period ending on December 31, 2024, which were converted into Class A Ordinary Shares on February 14, 2025. Of the amounts shown, the following aggregate number of Class A Ordinary Shares were withheld to pay taxes due in connection with the vesting: Mr. Case, 41,653 shares; Mr. Reese, 2,198 shares; Ms. Stevens, 8,423 shares; Mr. Marcell, 7,791 shares; and Ms. Simon, 606 shares.

50 2026 Aon Proxy Statement

(2)
Calculated by multiplying (i) the fair market value of Class A Ordinary Shares on the vesting date, which was determined using the closing price on the NYSE of a Class A Ordinary Share on the vesting date or, if such day is a holiday, on the immediately preceding working day, by (ii) the number of Class A Ordinary Shares acquired upon vesting.

Nonqualified Deferred Compensation in Fiscal Year 2025

The table below shows any executive contributions, contributions by Aon, earnings, withdrawals, and account balances for the NEOs with respect to our Supplemental Savings Plan and Deferred Compensation Plan.

See the section titled “Executive and Relocation Benefits” in the CD&A and the narratives set forth below the following table for additional information on these plans.

Nonqualified Deferred Compensation in Fiscal Year 2025

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Aon Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Gregory C. Case	Supplemental Savings Plan	—	9,000	7,641	—	262,764
Edmund Reese	Deferred Compensation Plan	100,000	—	2,871	—	102,871
Lisa Stevens	Supplemental Savings Plan	—	6,000	1,034	—	40,327
Andy Marcell	Supplemental Savings Plan	—	8,075	2,509	—	90,882
Mindy Simon	Deferred Compensation Plan	—	—	13,324	—	235,385
	Supplemental Savings Plan	—	5,075	160	—	9,885

(1)
These amounts are included in “All Other Compensation” for 2025 in the Summary Compensation Table.
(2)
Of the amount shown in this column, $933 was included as 2025 compensation for Mr. Reese and $4,330 was included as 2025 compensation for Ms. Simon in the Summary Compensation Table as above-market earnings. Otherwise, no amounts in this column are included as 2025 compensation in the Summary Compensation Table.
(3)
The following table provides the amount reported in the “Aggregate Balance at Last Fiscal Year End” column for each NEO that has been previously reported as compensation in the Summary Compensation Tables for 2025, 2024, and 2023.

Name	Name of Plan	Amount Included in 2025 Compensation in Summary Compensation Table ($)	Amount Included in 2024 Compensation in Summary Compensation Table ($)	Amount Included in 2023 Compensation in Summary Compensation Table ($)

Gregory C. Case	Supplemental Savings Plan	9,000	9,300	10,200
Edmund Reese	Deferred Compensation Plan	933	n/a	n/a
Lisa Stevens	Supplemental Savings Plan	6,000	6,200	6,800
Andy Marcell	Supplemental Savings Plan	8,075	n/a	n/a
Mindy Simon	Deferred Compensation Plan	4,330	4,085	n/a
	Supplemental Savings Plan	5,075	4,650	n/a

Aon Deferred Compensation Plan

The Deferred Compensation Plan is an unfunded, unsecured nonqualified deferred compensation program that allows certain senior management or highly compensated employees to defer:

•
Up to 75% of their base salary;
•
All or a portion of cash incentive income;
•
Up to 75% of commissions, production bonuses and cross-sell bonuses; and
•
Up to 75% of other earnings, including certain hiring, retention or non-performance bonuses.

Aon does not presently make any company contributions to the Deferred Compensation Plan. The aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus earnings or losses. Deferrals may be allocated among a choice of three valuation funds that are used to determine investment gains or losses credited to the accumulated account balance. Participants can change their investment selections on a going-forward basis by contacting the Plan’s administrator.

2026 Aon Proxy Statement 51

When participants elect to defer amounts into the Deferred Compensation Plan, they must also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year, whether or not employment has then ended, or after the executive’s retirement or termination.

Participants who elect to have distributions made in a specific year must choose a payout date that is at least three years after the date of the first deferral election, and can elect to receive a single, lump-sum payment or up to five annual installments. Distributions begin as soon as practicable after February 28 of the elected calendar year. Participants who elect to have distributions made at retirement or termination can elect to receive a single, lump-sum payment or up to ten annual installments. Payments commence as soon as practicable after February 28 of the year following termination of employment.

Aon Supplemental Savings Plan

The Aon Supplemental Savings Plan was created to provide matching and other company allocations similar to what participants in the Aon Savings Plan (our qualified 401(k) plan) would have received had the Code limits not restricted contributions under the Aon Savings Plan. Participants eligible for Aon Savings Plan company contributions who are active at the end of the plan year and who attain the IRS 401(k) contribution limit and compensation limit (or participate in the Aon Deferred Compensation Plan) receive supplemental allocations to the Supplemental Savings Plan based on their years of service and their match eligible compensation in excess of the IRS limit or Deferred Compensation Plan deferrals (to a combined plan limit of $500,000). Distributions from the Supplemental Savings Plan must begin at the earlier of retirement or age 65.

Each NEO participated in the Supplemental Savings Plan in 2025. If an executive officer contributes on a match-eligible basis to the Aon Savings Plan an amount equal to the annual contribution limit imposed by the Code ($23,500 in 2025), the Supplemental Savings Plan provides for a company allocation as a percentage of eligible compensation deferred under the Aon Deferred Compensation Plan and of eligible compensation in excess of the IRS limit ($350,000 in 2025). The combined total annual eligible compensation for the Aon Savings and Aon Supplemental Savings Plans is capped at $500,000. The percentage allocation varies by length of service. In the first four years of employment the Company allocation percentage is 3% and that percentage increases incrementally to 6% after 15 years of service.

Potential Payments and Benefits on Termination or Change in Control

During 2025, each NEO was party to either an employment agreement with Aon that addresses the payments and benefits that he or she will receive under various termination of employment scenarios, or an employment letter that provides for participation in the Combined Severance Plan. Non-competition and non-solicitation covenants apply to each NEO for a period of two years following the termination of employment of such executive without regard to the reason for such termination.

Each NEO other than Mr. Case is entitled to participate in the Combined Severance Plan, which provides certain severance benefits upon a qualifying termination of employment in connection with or during the two years following a change in control of Aon. Mr. Case is party to an individual change of control severance agreement with the Company providing certain severance benefits in connection with a qualifying termination of employment in connection with a change in control of Aon.

The tables below outline the potential payments to the NEOs upon the occurrence of various termination of employment events, including a termination in connection with a change in control of Aon. The following assumptions apply with respect to the tables below and any termination of employment of a NEO:

•
Each NEO was terminated on December 31, 2025, and the price per Class A Ordinary Share is $352.88 per share, the closing market price per share on December 31, 2025 (the last trading day of 2025). Accordingly, the tables set forth amounts as of December 31, 2025, and include estimates of amounts that would be paid to the NEO upon the occurrence of a termination of employment event.
•
Each NEO is entitled to receive amounts earned during the term of his or her employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, and other employee benefits to which the NEO was entitled on the date of termination and are not shown in the tables below. Under each NEO’s employment agreement, other than Mr. Case’s, or by virtue of the NEO’s eligibility for the Combined Severance Plan, the NEO is entitled to 365 days’ notice in the event that the Company terminates his or her employment without cause, during which period the NEO would continue to receive base salary and remain eligible for the Company’s standard benefit plans.
•
The specific definitions of (i) “good reason” applicable to “Involuntary—Good Reason” (ii) “cause” applicable to “Involuntary—For Cause,” and (iii) “without cause” or “not for cause” applicable to “Involuntary—Without Cause” for each of the NEOs can be found, to the extent applicable, in their respective employment agreements or the Combined Severance Plan. In addition, the specific definitions of “qualifying termination” applicable to “Qualifying After Change in Control” can be found in the Combined Severance Plan or, with respect to Mr. Case, in his change in control severance agreement.
•
The definition of “retirement” applicable to “Retirement” means a voluntary termination of employment upon or after the individual’s attainment of age 55. The LPP provided in 2025 for pro rata vesting in the event of retirement on the same terms that apply to a termination “without cause” or for “good reason.” Mr. Case, Mr. Marcell and Ms. Stevens were the only NEOs eligible for retirement benefits as of December 31, 2025.

52 2026 Aon Proxy Statement

Name	Termination Reason	Total Cash Payment ($)(1)	Accelerated Share Vesting ($)(2)	Welfare, Retirement and Other Benefits ($)	Severance Cutback ($)(3)	Total ($)

Gregory C. Case	Retirement	—	41,129,762	—	—	41,129,762
	Involuntary-Good Reason	14,250,000	41,129,762	167,335	—	55,547,097
	Death	3,750,000	76,981,429	5,000,000	—	85,731,429
	Disability	3,750,000	76,981,429	—	—	80,731,429
	Involuntary-Without Cause	14,250,000	41,129,762	167,335	—	55,547,097
	Qualifying After Change in Control	16,562,500	76,981,429	251,003	—	93,794,931
Edmund Reese	Involuntary-Good Reason	1,000,000	4,239,971	—	—	5,239,971
	Death	—	11,820,068	—	—	11,820,068
	Disability	—	11,820,068	—	—	11,820,068
	Involuntary-Without Cause	1,000,000	4,239,971	—	—	5,239,971
	Qualifying After Change in Control	3,733,333	11,820,068	76,745		15,630,147
Lisa Stevens	Retirement	—	9,855,798	—	—	9,855,798
	Involuntary-Good Reason	1,000,000	9,855,798	—	—	10,855,798
	Death	—	19,616,812	—	—	19,616,812
	Disability	—	19,616,812	—	—	19,616,812
	Involuntary-Without Cause	1,000,000	9,855,798	—	—	10,855,798
	Qualifying After Change in Control	3,386,667	19,616,812	115,307	—	23,118,785
Andy Marcell	Retirement	—	8,712,111	—	—	8,712,111
	Involuntary-Good Reason	1,000,000	8,712,111	—	—	9,712,111
	Death	—	18,034,965	—	—	18,034,965
	Disability	—	18,034,965	—	—	18,034,965
	Involuntary-Without Cause	1,000,000	8,712,111	—	—	9,712,111
	Qualifying After Change in Control	3,731,667	18,034,965	125,707	—	21,892,339
Mindy Simon	Involuntary-Good Reason	900,000	3,668,242	—	—	4,568,242
	Death	—	8,175,108	—	—	8,175,108
	Disability	—	8,175,108	—	—	8,175,108
	Involuntary-Without Cause	900,000	3,668,242	—	—	4,568,242
	Qualifying After Change in Control	2,536,667	8,175,108	95,384	—	10,807,158

2026 Aon Proxy Statement 53

(1)
The Total Cash Payment is calculated in accordance with the terms of the agreements and plans described below. The components of the Total Cash Payment are set forth in the following table:

Name	Termination Reason (a)	Base Salary ($)	Base Salary Multiple	Bonus ($)	Bonus Multiple	Average Annual Cash Bonus ($)	Total Severance ($)	Pro Rata Bonus ($)	Total Cash Payment ($)

Gregory C. Case	Death	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	Disability	—	—	3,750,000	1x	—	3,750,000	—	3,750,000
	IV-GR	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	I-WC	1,500,000	2x	3,750,000	2x	—	10,500,000	3,750,000	14,250,000
	C-in-C	1,500,000	3x	3,750,000	3x	812,500	16,562,500	—	16,562,500
Edmund Reese	Death	—	—	—	—	—	—	—	—
	Disability	—	—	—	—	—	—	—	—
	IV-GR	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	650,000	2x	433,333	3,733,333	—	3,733,333
Lisa Stevens	Death	—	—	—	—	—	—	—	—
	Disability	—	—	—	—	—	—	—	—
	IV-GR	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	520,000	2x	346,667	3,386,667	—	3,386,667
Andy Marcell	Death	—	—	—	—	—	—	—	—
	Disability	—	—	—	—	—	—	—	—
	IV-GR	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	I-WC	1,000,000	1x	—	—	—	1,000,000	—	1,000,000
	C-in-C	1,000,000	2x	520,000	2x	691,667	3,731,667	—	3,731,667
Mindy Simon	Death	—	—	—	—	—	—	—	—
	Disability	—	—	—	—	—	—	—	—
	IV-GR	900,000	1x	—	—	—	900,000	—	900,000
	I-WC	900,000	1x	—	—	—	900,000	—	900,000
	C-in-C	900,000	2x	276,250	2x	184,167	2,536,667	—	2,536,667

(a)
The termination reasons are abbreviated as follows: IV-GR = Involuntary termination for good reason; I-WC = involuntary termination without cause; C-in-C = qualifying termination after change in control.
(2)
Amounts reflected under Accelerated Share Vesting for LPP units are calculated based on actual performance results for LPP 18 and assume payout at target for LPP 19 and LPP 20. No amounts are reflected for the 3x3PP and Special PSUs because the threshold performance level has not been achieved as of December 31, 2025.
(3)
The Company is not obligated to make any gross-up payments to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code for any of our NEOs. Instead, the applicable plans and agreements provide for a cap and/or reduction in amounts payable so that no excise tax would be imposed. Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. Pursuant to the terms of the Combined Severance Plan, an executive’s payments and benefits are capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them. No NEO would be subject to a cutback in severance payments in accordance with such provision.

Change in Control Severance Arrangements

The Company maintains the Combined Severance Plan, under which our NEOs (other than Mr. Case) are eligible to receive certain severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company. Mr. Case is party to an individual change in control severance agreement with the Company, which also provides these benefits. The protections contained in the Combined Severance Plan and Mr. Case’s individual agreement are intended to secure the continued service and to ensure the dedication and objectivity of our most senior executives in the event of an actual or potential change in control of the Company.

The Combined Severance Plan and Mr. Case’s individual agreement provide that each NEO would receive the following severance benefits upon a qualifying termination of employment in connection with or within two years following a change in control of the Company:

•
a lump sum cash amount equal to the NEO’s prorated bonus for the year of termination, based upon the executive’s average annual incentive for the preceding three years;
•
for NEOs other than Mr. Case, a lump sum cash amount equal to two times the sum of: (i) the executive’s annual base salary in effect immediately prior to the date of termination; and (ii) the executive’s average annual incentive bonus over the previous two years;
•
with regard to Mr. Case, a lump sum cash amount equal to three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination; and (ii) his target annual incentive bonus for the fiscal year in which the date of termination occurs;

54 2026 Aon Proxy Statement

•
with regard to Mr. Case, a lump sum cash amount equal to the amount forfeited under any qualified defined contribution plan as a result of his termination;
•
immediate vesting of all accrued benefits under the Company’s nonqualified benefit plans, which shall be calculated assuming an additional two years of age and service credits and, in the case of the Supplemental Savings Plan, two additional years of contributions (with regard to Mr. Case, assuming three additional years of age and service credit and, in the case of the Supplemental Savings Plan, three additional years of contributions); and
•
continued medical, dental, and life insurance benefits under the Company’s employee benefit plans, at the same cost as applicable to the NEO if he or she were an active employee, until the earlier of the executive’s eligibility to receive similar benefits under another employer’s plan or two years following separation (or, with regard to Mr. Case, three years following separation).

In addition, pursuant to the terms of Mr. Case’s severance agreement, the Company is required to pay Mr. Case a lump sum cash amount equal to the actuarial equivalent of Mr. Case’s accrued benefits under the Company’s nonqualified benefit plans within 30 days of his termination of employment with the Company.

Qualifying terminations consist of termination by the Company other than for cause or by the executive for “CIC good reason” (as defined below), in each case in connection with or within two years following a change in control of the Company. For purposes of the Combined Severance Plan and Mr. Case’s individual agreement, “CIC good reason” means: (i) a substantial adverse change in authority, powers, functions, duties, or responsibilities; (ii) a material reduction in salary or bonus opportunity; (iii) a failure to maintain material employee benefit or compensation plans; or (iv) a reassignment of the executive to an office location more than 50 miles from the executive’s current location. For purposes of the Combined Severance Plan, “cause” means: (i) a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation relating to the executive’s employment, or a breach of the duty of loyalty; (ii) an act of discrimination or harassment that may result in material liability or exposure to the Company; (iii) a material violation of Company policies and procedures; (iv) material non-compliance with any applicable restrictive covenants; or (v) any criminal act resulting in a criminal felony charge or conviction. For purposes of Mr. Case’s individual agreement, “cause” means: (i) a demonstrably willful and material breach of the executive’s duties and responsibilities, committed in bad faith or without reasonable belief that the breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice thereof; (ii) gross misconduct, theft, fraud, breach of trust, or any act of dishonesty which results in material harm to the Company; or (iii) commission of a felony involving moral turpitude.

A “change in control” for purposes of the Combined Severance Plan and Mr. Case’s individual agreement generally would have occurred upon any of the following: (i) an acquisition by any individual, entity or group of 30% or more of either the then outstanding Class A Ordinary Shares or the combined voting power of the outstanding securities entitled to vote in the election of directors (but excluding, generally, any acquisition from or by the Company or a Company employee benefit plan, or any acquisition that meets the requirements of clauses (a), (b), and (c) of subsection (iii) of this definition); (ii) a change in the majority of the current Board; (iii) the consummation of reorganization, merger, consolidation or other similar business combination involving the Company or its subsidiaries, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (unless each of the following is applicable: (a) all or substantially all of the Company’s existing shareholders will beneficially own, directly or indirectly, as a consequence of the transaction, more than 60% of the outstanding shares of common stock and the combined voting power, respectively, of the ultimate parent company resulting from such transaction, in the same proportions relative to each shareholder as their ownership immediately prior to such transaction; (b) no person or group owns, directly or indirectly, 30% or more of the outstanding Class A Ordinary Shares or combined voting power of the surviving company; and (c) individuals who were members of the Board prior to such transaction will constitute the majority of the members of the board of directors of the resulting entity); or (iv) a complete liquidation or dissolution of the Company.

As a condition to the receipt of change in control severance payments and benefits, the executive would be required to enter into an agreement with the Company providing that the executive would not compete with the Company or solicit employees or customers of the Company for a two-year period and would not use or disclose any confidential information of the Company. In addition, the executive would be required to execute a full release of claims in connection with the payment of severance benefits.

Pursuant to the terms of the Combined Severance Plan and Mr. Case’s individual agreement, the Company is not obligated to provide a gross up payment in connection with any excise taxes imposed by Section 4999 of the Code. In addition, Mr. Case’s individual agreement provides that Mr. Case’s cash and non-equity award payments shall be capped at the “safe harbor” amount under Section 280G of the Code, such that the cash and non-equity award payments are not deemed to be “excess parachute payments” within the meaning of Section 280G of the Code. The Combined Severance Plan provides that the executive’s payments and benefits shall be capped at the greater of: (i) the “safe harbor” amount under Section 280G of the Code, such that the payments and benefits are not deemed to be “excess parachute payments” or (ii) the amount of payments and benefits that would otherwise be provided under the agreement so long as the payments and benefits outweigh the tax consequences to them of receipt thereof.

Employment Agreements and Letters

As noted in “Employment Agreements and Other Compensation Arrangements” above, each NEO has entered into an employment agreement or employment letter with the Company that was in effect during 2025. The terms of these various employment agreements that provide benefits upon a termination of employment under various scenarios are set forth below.

Employment Agreement with Mr. Case

On December 31, 2025, we entered into an amended and restated employment agreement with Mr. Case (the “A&R Agreement”), which superseded his prior employment agreement. This summary describes material terms applicable under each agreement, noting where those terms are modified from his prior agreement.

2026 Aon Proxy Statement 55

Mr. Case’s employment agreement provides that, in the event of Mr. Case’s death or termination of employment due to disability during the term of the agreement, he (or, if applicable, his heirs, executors or the administrators of his estate) will receive: (i) any accrued base salary through and including his termination date; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his termination date; (iv) other employee benefits to which he was entitled at the time of termination in accordance with the terms of the plans and programs of the Company; and (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards, and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement.

Mr. Case’s employment agreement also provides that if the Company terminates Mr. Case’s employment for cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment without good reason (as defined in the agreement) as determined by a majority of the members of the Board (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; and (ii) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company. In the event of a termination for cause, Mr. Case must immediately resign from the Board.

If the Company terminates his employment for any reason other than cause (as defined in the agreement), or if Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), Mr. Case will be entitled to receive: (i) any accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination, subject to the satisfaction of the specified performance goals established for the applicable bonus year; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of the Company, provided that the Company shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under the Company’s retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted share unit awards, continued vesting of the share option awards and payment or vesting of any other long-term incentive awards, in each case granted to him pursuant to his prior employment agreement; (vi) a lump sum cash payment equal to two times Mr. Case’s target annual incentive bonus for the bonus year in which his employment terminates; and (vii) subject to continuing compliance with the non-competition, non-solicitation, and confidentiality covenants set forth in the agreement, an amount equal to two times Mr. Case’s base salary, payable in installment payments when the Company provides salary payments to its executives generally, through the two year non-competition period. The definition of “cause” under Mr. Case’s employment agreement is substantially similar to the definition of “cause” in the Combined Severance Plan, as described above under “Change in Control Severance Arrangements.”

If Mr. Case voluntarily terminates his employment with good reason, he will be entitled to receive the payments and benefits set forth in items (i) through (vii) of the immediately preceding paragraph. Under his employment agreement, “good reason” is defined as (i) the assignment to Mr. Case of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated by his employment agreement; (ii) the Company’s failure to comply with the provisions of his employment agreement regarding compensation; or (iii) any other material breach by the Company of his employment agreement.

Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

Employment Letters with Mr. Reese, Ms. Stevens, and Ms. Simon

Mr. Reese, Ms. Stevens, and Ms. Simon are parties to employment letters dated July 2024, September 2019 and October 2022, respectively. The employment letters with Mr. Reese, Ms. Stevens, and Ms. Simon contain substantially similar termination provisions and each provide that the executive is eligible to participate in the Combined Severance Plan. Under the Combined Severance Plan, if the executive experiences a “non-qualifying termination” (meaning a termination by the Company for cause, a termination by the executive without good reason, or a termination due to death or total disability), the executive will receive all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. In the event of a “qualifying termination” (meaning a termination by the Company without cause or a termination by the executive for good reason), the executive is entitled to receive a cash payment equal to his or her then-current base salary, as well as all base salary, benefits, and other compensation entitlements that are accrued and vested but unpaid through the date of termination. The Company is required to provide the executive at least 365 days’ prior notice of termination without cause, and the executive is required to provide the Company at least 30 days’ prior notice of voluntary termination for any reason. Under the Combined Severance Plan, “good reason” means (i) a substantial adverse change in authority, powers, functions, duties or responsibilities, or (ii) a material reduction in salary or bonus opportunity. The definition of “cause” under the Combined Severance Plan is described above under “Change in Control Severance Arrangements.”

Employment Letter and Employment Agreement with Mr. Marcell

For 2025, Mr. Marcell was party to an employment letter dated August 3, 2015. The employment letter contains substantially similar termination provisions as the employment letters for other NEOs and provides that Mr. Marcell is eligible to participate in the Combined Severance Plan, as described above ("Employment Letters with Mr. Reese, Ms. Stevens, and Ms. Simon"). For 2026, pursuant to Mr. Marcell's employment agreement, he continues to be eligible to participate in the Combined Severance Plan and is subject to non-competition and non-solicitation covenants.

Leadership Performance Program

The LPP is a sub-plan of our Shareholder-Approved Plan that is intended to unite senior leaders of the Company around the common objectives of growing value, driving and motivating performance, and aligning senior executives with the overall success of the Company.

56 2026 Aon Proxy Statement

For purposes of the tables above, PSUs granted pursuant to the LPP performance cycles are treated as follows upon the occurrence of various termination events:

•
If the executive’s employment is terminated voluntarily without good reason or involuntarily for cause, participation in the LPP is cancelled retroactively back to the beginning of the performance period and PSUs will be forfeited in their entirety.
•
Under “Death” and “Disability”: (i) if death or disability occurs in the first or second calendar years of the performance cycle, the PSUs will become immediately vested at the target award level and convert to Class A Ordinary Shares as soon as administratively feasible following such death or disability; and (ii) if death or disability occurs in the third calendar year of the performance cycle, the PSUs will become vested at the greater of: (a) the target award level; or (b) the number of units earned based on the actual achievement of cumulative earnings for the entire performance cycle.
•
Under “Retirement,” “Involuntary—Good Reason,” and “Involuntary—Without Cause,” a prorated amount of the outstanding PSUs convert to Class A Ordinary Shares at the end of the performance period based on the ratio of cumulative growth achieved during the NEO’s employment during the performance period over the total achieved over the performance period. For purposes of the calculation set forth in the preceding sentence only, the growth achieved during the NEO’s employment will be measured as of the last full calendar quarter preceding the termination date. The prorated amount will be based on the percentage of full participating quarters completed during the NEO’s employment during the performance period as a proportion of the total performance period.
•
Under “Qualifying After Change in Control,” the outstanding PSUs convert to Class A Ordinary Shares as follows: (i) if the NEO’s employment is terminated without cause following a change in control but prior to the end of the performance period, the conversion occurs at the greater of: (a) 100% of the target level; or (b) the number of shares that would have resulted from the growth rate achieved during the NEO’s period of service during the performance period, measured as of the last full calendar quarter preceding the termination date; and (ii) in the event of a termination for cause, voluntary termination, death or disability, or if the NEO’s employment continues through the end of the performance period, the treatment of PSUs described elsewhere in this section shall apply as if a change in control did not occur. In addition, amounts calculated using the methodology as described in this paragraph represent, for all grants, the payout of a prorated amount of the outstanding PSUs at current performance levels. For grants of PSUs under the LPP, in the event of a change in control, without a qualifying termination, where the successor entity does not assume and continue the respective LPP, the outstanding PSUs will immediately convert to Class A Ordinary Shares at the greater of: (i) 100% of the target level; or (ii) the number of shares that would have resulted from the growth rate achieved during the performance period measured as of the last full calendar quarter preceding the consummation of the change in control.

2026 Aon Proxy Statement 57

2025 Director Compensation

Director Compensation Table

The table below summarizes compensation for the Company’s Board members who are not employees of the Company for the fiscal year ended December 31, 2025. All such directors are referred to in this proxy statement as “non-management directors.”

Mr. Case receives no additional compensation for his services as a member of the Board. The compensation received by Mr. Case as an employee of the Company is shown in the Summary Compensation Table for Fiscal Years 2025, 2024, and 2023 set forth in this proxy statement.

The Compensation Committee periodically reviews, with the assistance of its compensation consultant, the compensation of the Company’s non-management directors, including the compensation of the Company’s non-executive Chair.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Jose Antonio Álvarez	145,000	225,211	10,000	380,211
Jin-Yong Cai	160,330	225,211	158,797	544,338
Jeffrey C. Campbell	180,000	225,211	10,000	415,211
Fulvio Conti	85,577	—	20,000	105,577
Cheryl A. Francis	175,000	225,211	10,000	410,211
Jo Ann Jenkins	54,769	194,776	10,000	259,545
Adriana Karaboutis	145,000	225,211	10,000	380,211
Lester B. Knight	175,000	450,069	10,000	635,069
Richard C. Notebaert	159,670	225,211	10,000	394,881
Gloria Santona	145,000	225,211	10,000	380,211
Sarah Smith	145,000	225,211	10,000	380,211
Byron O. Spruell	160,330	225,211	—	385,541
James Stavridis	145,000	225,211	10,000	380,211

(1)
The amounts shown in “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of Class A Ordinary Shares granted in 2025. See Note 13 “Share-Based Compensation Plans” of the Notes to Consolidated Financial Statements in Part II, Item 8 of the Company’s Form 10-K for the year ended December 31, 2025, for information regarding assumptions underlying the valuation of equity awards. Additional information regarding the share awards granted to each non-management director in 2025 is contained under the heading “Elements of Director Compensation.”
(2)
During 2025, the amounts reported as “All Other Compensation” consist of the following components:

Name	Matching Contribution ($)(a)	Estimated Tax Equalization ($)(b)	Other ($)(c)	Total ($)

Jose Antonio Álvarez	10,000	—	—	10,000
Jin-Yong Cai	10,000	148,797	—	158,797
Jeffrey C. Campbell	10,000	—	—	10,000
Fulvio Conti	10,000	—	10,000	20,000
Cheryl A. Francis	10,000	—	—	10,000
Jo Ann Jenkins	10,000	—	—	10,000
Adriana Karaboutis	10,000	—	—	10,000
Lester B. Knight	10,000	—	—	10,000
Richard C. Notebaert	10,000	—	—	10,000
Gloria Santona	10,000	—	—	10,000
Sarah Smith	10,000	—	—	10,000
Byron O. Spruell	—	—	—	—
James Stavridis	10,000	—	—	10,000

(a)
The amounts shown in the “Matching Contribution” column consist of a matching contribution of up to $10,000 on behalf of the non-management director to various qualified organizations pursuant to the Aon Foundation Directors Matching Gift Program.
(b)
The amounts shown in the “Estimated Tax Equalization” column reflect payments made by Aon in 2025 towards estimated U.S. income taxes imposed on compensation received in 2025 on behalf of Mr. Cai under our tax equalization policy.
(c)
The amount shown in the “Other” column represents the value of a charitable donation made by Aon in honor of Mr. Conti in connection with his retirement from the Board.

58 2026 Aon Proxy Statement

Elements of Director Compensation

Meridian independently reviewed the director compensation program on behalf of the Compensation Committee, using the same peer group as used for executive compensation comparisons. Taking into consideration Aon’s global complexity, Meridian’s independent recommendations were approved by the independent directors as set forth in the table below.

Element	Description	2025 Value	2026 Value
Cash Compensation	Cash compensation payable quarterly in arrears to each non-management director.	$145,000	No change
		Additional cash retainer of $30,000 for the Chair of each Board committee (other than Audit Committee)*	No change
		Additional cash retainer of $35,000 for Chair of Audit Committee	Increase of $5,000 in additional cash retainer for Chair of Audit Committee
Equity Compensation

Annual grant of fully vested shares to each non-management director. The number of Class A Ordinary Shares granted is determined by dividing the grant date value by the closing price of a Class A Ordinary Share on the date of grant.

		$225,000 for each non-management director	Increase of $20,000 in annual equity compensation for each non-management director
		Additional $225,000 for the non-executive Chair	No change

* With respect to sub-committee Chair retainer fees, the Company has adopted the policy that any director who chairs one of the standing committees will not be entitled to receive an additional cash retainer if he or she is also the chair of any sub-committee to that standing parent committee.

For compensation paid in 2025, the Company applied individual limits on annual non-management director compensation. The maximum value of total cash and equity compensation that may be paid annually is $600,000 for non-management directors other than the non-executive Chair, and $900,000 for the non-executive Chair. This limit has been removed on a prospective basis; the Compensation Committee will continue to work with Meridian on an annual basis to review the appropriateness of the director compensation program. The maximum tax equalization payment that may be paid annually is $150,000 for non-management directors other than the non-executive Chair, and $250,000 for the non-executive Chair. The maximum value of other benefits (excluding charitable contributions under the Aon Corporation Outside Director Corporate Bequest Plan) that may be provided annually is $25,000 for all non-management directors, including the non-executive Chair.

2026 Aon Proxy Statement 59

Other Policies and Practices

Tax Equalization

For compensation paid in 2025, non-management directors are eligible to receive a tax equalization payment in the event they become subject to double taxation in jurisdictions outside of Ireland where tax treaties (or lack thereof) do not provide full or partial tax credits with respect to director compensation. In such cases, the Company will withhold hypothetical and actual taxes from director compensation and transmit any required taxes to the governing authority. At tax year-end, after tax equalization calculations have been finalized, the director and the Company will settle any amounts due in order for them to be in the same position as if they were only taxed in their country of residence. We believe tax equalization is appropriate to help ensure our ability to continue to attract qualified persons who may not reside in Ireland.

Matching Charitable Contributions	During 2025, Aon Foundation matched up to $10,000 of charitable contributions made to a qualified organization by any non-management director under the Aon Foundation Directors Matching Gift Program.
Bequest Plan

Non-management directors elected or appointed to serve on the Board before January 1, 2006, and who have completed at least one year of service as a member of the Board, remain eligible to participate in the Aon Corporation Outside Director Corporate Bequest Plan (the “Bequest Plan”), established in 1994. Non-management directors elected or appointed to serve on the Board on or after January 1, 2006 are not eligible to participate in the Bequest Plan.

The Bequest Plan was established to acknowledge the service of non-management directors, to recognize the mutual interest of Aon and our non-management directors in supporting worthy charitable institutions, and to assist us in attracting and retaining non-management directors of the highest caliber. Individual non-management directors derive no financial benefit from the Bequest Plan, as any and all insurance proceeds and tax-deductible charitable donations accrue solely to Aon.

The Bequest Plan allows each eligible non-management director to recommend total charitable contributions of up to $1,000,000 to eligible tax-exempt organizations chosen by the eligible non-management director and approved by Aon Foundation. Each eligible non-management director may designate up to ten tax-qualified organizations to receive a portion of the $1,000,000 bequest amount, subject to a $50,000 minimum amount per organization. Each eligible non-management director is paired with another eligible non-management director under the Bequest Plan. The distribution of each eligible non-management director’s charitable bequest amount will begin at the later of: (i) the death of such eligible non-management director; or (ii) the death of the other eligible non-management director with whom such eligible non-management director is paired. Distributions under the Bequest Plan, once they begin, will be made to the designated tax qualified organization(s) in 10 equal annual installments.

Expense Reimbursement

Aon pays or reimburses non-management directors for reasonable travel, lodging, and related expenses in connection with their attendance at Board, Committee, or business meetings, and for other reasonable expenses related to Board service such as continuing education.

60 2026 Aon Proxy Statement

Report of the Audit Committee

The Audit Committee oversees Aon’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process. Ernst & Young US, Aon’s independent registered public accounting firm for 2025, is responsible for expressing opinions on the conformity of Aon’s audited financial statements with generally accepted accounting principles and the effectiveness of Aon’s internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young US the audited financial statements for the year ended December 31, 2025, as well as management’s assessment of the effectiveness of Aon’s internal control over financial reporting and Ernst & Young US’s evaluation of Aon’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young US the matters that are required to be discussed by Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with Ernst & Young US the independence of that firm from Aon and its management, and has received written disclosures and the letter from Ernst & Young US required by the Public Company Accounting Oversight Board regarding Ernst & Young US’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether Ernst & Young US’s provision of non-audit services to Aon is compatible with maintaining Ernst & Young US’s independence. The Audit Committee has concluded that Ernst & Young US is independent from Aon and its management.

Ernst & Young Ireland, Aon’s statutory auditor under Irish law for 2025, is responsible for expressing opinions on the conformity of Aon’s statutory audited financial statements under Irish law with the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the matters that are required to be discussed under the requirements of the Irish Companies Act. The Audit Committee has discussed with Ernst & Young Ireland the independence of that firm from Aon and its management and the Audit Committee has concluded that Ernst & Young Ireland is independent.

The Audit Committee discussed with Aon’s internal auditors, Ernst & Young US and Ernst & Young Ireland, the overall scope and plans for their audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon’s internal controls, and the overall quality of Aon’s financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. The Audit Committee has approved, and the Board has requested that shareholders ratify, the selection of Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2026 and Ernst & Young Ireland as Aon’s statutory auditor under Irish law (as is required under the Irish Companies Act) until the conclusion of the next annual general meeting of the Company.

Jeffrey C. Campbell, Chair Jose Antonio Álvarez Jo Ann Jenkins	Adriana Karaboutis Gloria Santona Byron O. Spruell

2026 Aon Proxy Statement 61

Auditor Fees

	2025 ($ in millions)	2024 ($ in millions)

Audit	20.7	22.8
Audit-Related	3.6	1.6
Tax	1.8	1.6
All Other Fees	3.0	.1
Total Fees	29.1	26.1

Audit Fees. Audit fees included services associated with the annual audit, including fees related to Section 404 of the Sarbanes Oxley Act of 2002, as amended, the reviews of Aon’s documents filed with the SEC and substantially all statutory audits required domestically and internationally.

Audit-Related Fees. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

Tax Fees. Tax fees consist of fees for tax services, including tax compliance, tax advice and tax planning.

All Other Fees. The fees in this category pertain to permissible services not related to financial reporting.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

The Audit Committee may pre-approve engagements either on a case-by-case basis or on a category basis. The Audit Committee grants pre-approvals for certain categories of services at the start of each year which are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each category and approves budgetary limits for each category. The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the Audit Committee’s initial pre-approval process. In those circumstances, the Audit Committee requires that specific pre-approval be obtained for any audit or permitted non-audit service that is not included in an approved category, or for which total fees are expected to exceed the relevant budgetary limits. The Audit Committee also requires specific pre-approval be obtained for any services in the other services category, subject to de minimis dollar thresholds for services in this category.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

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Proposal 3–Resolution to Ratify the Appointment of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee unanimously recommend that shareholders vote “FOR” the ratification of the appointment of Ernst & Young US as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

What am I voting on?

The Audit Committee has appointed Ernst & Young US as Aon’s independent registered public accounting firm for the year ending December 31, 2026, subject to ratification by our shareholders. Ernst & Young US was first retained as the independent registered public accounting firm of the predecessor entities to Aon in February 1986. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the year 2026. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Ernst & Young US. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 be, and it hereby is, ratified and approved.

We anticipate that a representative of Ernst & Young US will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions from our shareholders.

2026 Aon Proxy Statement 63

Proposals 4 and 5

Proposals 4 and 5 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 4–Resolution to Re-appoint Ernst & Young Ireland as the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the reappointment of Ernst & Young Ireland as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the Annual Meeting until the conclusion of the next annual general meeting.

What am I voting on?

Under the Irish Companies Act, our statutory auditor under Irish law must be appointed at each annual general meeting of the Company to hold office from the conclusion of that meeting until the conclusion of the next annual general meeting. Ernst & Young Ireland has served as our statutory auditor since our re-registration as a public limited company on March 18, 2020. If this proposal does not receive an affirmative majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting, the Board may appoint a statutory auditor to fill the vacancy.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the re-appointment of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law, to hold office from the conclusion of the 2026 Annual General Meeting of the Company until the conclusion of the next annual general meeting of the Company be, and it hereby is, approved.

Proposal 5–Resolution to Authorize the Board or the Audit Committee of the Board to Determine the Remuneration of the Company’s Statutory Auditor Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the authorization of the Board or the Audit Committee of the Board to determine the remuneration of the Company’s statutory auditor under Irish law.

What am I voting on?

Under the Irish Companies Act, the remuneration of our statutory auditor under Irish law must be fixed in a general meeting of the Company or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize our Board or the Audit Committee of the Board to determine Ernst & Young Ireland’s remuneration as our statutory auditor under Irish law for the duration of Ernst & Young Ireland’s term of office.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the Board or the Audit Committee of the Board be, and they hereby are, authorized to determine Ernst & Young Chartered Accountant’s remuneration as statutory auditor under Irish law for the duration of Ernst & Young Chartered Accountants’ term of office.

64 2026 Aon Proxy Statement

Proposals 6 and 7

Proposals 6 and 7 are customary proposals required for public limited companies incorporated in Ireland to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions.

Proposal 6–Resolution to Renew the Board’s Authority to Issue Shares Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to issue shares under Irish law.

What am I voting on?

Under Irish law, the directors of an Irish public limited company must have authority from the company’s shareholders to issue shares and to grant rights to acquire shares (e.g., pursuant to options, warrants and other convertible securities), including shares that are part of the Company’s authorized but unissued share capital. This requirement does not apply to the issue of shares and the grant of rights to acquire shares to employees or former employees under an employees’ share scheme.

The Company’s constitution originally authorized our directors to allot shares up to the maximum of the Company’s authorized but unissued share capital for a period of five years from March 31, 2020. The Company’s shareholders passed a resolution at the Company’s annual general meeting of shareholders held on June 27, 2025, to extend such authority to issue, or grant rights to acquire, such number of shares up to approximately 20% of the company’s issued share capital as of April 11, 2025. This authority will expire on December 27, 2026.

We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. If this proposal is not passed, Aon will have a limited ability to issue new shares after December 27, 2026.

We are seeking authority from our shareholders at the Annual Meeting for the Board to issue, and/or grant rights to acquire, up to a maximum number of Class A Ordinary Shares, which is equivalent to approximately 20% of our issued share capital as of April 10, 2026 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from the date of the Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board authority to issue shares is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This renewal of authority is fundamental to our business and enables us to issue shares (and/or rights to acquire shares), including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval (such as the requirement to obtain shareholder approval for certain issuances of 20% or more of our Class A Ordinary Shares). The authorization being sought in this proposal is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as an ordinary resolution of the Company, requiring the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Annual Meeting.

RESOLVED THAT, the directors of the Company be and they are hereby generally and unconditionally authorized to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014, as amended) up to an aggregate nominal value of US $427,147.12 (which represents 42,714,712 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued class A ordinary shares of $0.01 each (nominal value) in the capital of the Company as of April 10, 2026) and the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company, provided that the Company may, before such expiry, make an offer or agreement which would, or might, require relevant securities to be allotted and issued after such expiry and, in that case, the directors of the Company may allot and issue relevant securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

2026 Aon Proxy Statement 65

Proposal 7–Resolution to Authorize the Board to Opt-Out of Statutory Pre-Emption Rights Under Irish Law

The Board of Directors unanimously recommends that shareholders vote “FOR” the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law.

What am I voting on?

Under Irish law, unless its directors are otherwise authorized and empowered to opt-out, when an Irish public limited company proposes to issue, or grant rights to acquire, shares for cash, the company is required to first offer those shares or rights on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as statutory pre-emption rights).

Statutory pre-emption rights do not apply to the issue of shares or the grant of rights to acquire shares (i) for cash to employees or former employees under an employees’ share scheme or (ii) for non-cash consideration, such as on a share-for-share transaction.

The Company’s constitution originally dis-applied statutory pre-emption rights up to the maximum of the Company’s authorized but unissued share capital for a period of five years from March 31, 2020. The Company’s shareholders passed a resolution at the Company’s most recent annual general meeting of shareholders renewing the directors’ authority until December 27, 2026, to allot and issue, or grant rights to acquire, shares for cash (1) in connection with a rights issue in favor of the holders of shares where the shares (or rights to acquire shares) attributable to such holders are proportional to the respective number of shares held by them; and (2) otherwise, for up to approximately 20% of the Company’s issued share capital as of April 11, 2025. This authority will expire on December 27, 2026.

We are presenting this proposal to renew the Board’s authority to opt-out of statutory pre-emption rights on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. The proposed authority is more limited than the Board’s current authority.

We are seeking authority from our shareholders at the Annual Meeting to empower the Board to opt-out of statutory pre-emption rights in respect of (i) the issue of Class A Ordinary Shares for cash in connection with any rights’ issue and (ii) the issue, and/or grant of rights to acquire, Class A Ordinary Shares for cash without regard to statutory pre-emption rights, up to a maximum number which is equivalent to approximately 20% of our issued Class A Ordinary Shares as of April 10, 2026 (the latest practicable date before this proxy statement). The proposed authority is for a period expiring on the date which is 18 months from the date of our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought under Proposal 6 in this proxy statement, this renewal of authority is fundamental to our business and enables us to issue shares and rights to acquire shares on a non-pre-emptive basis, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.

Without this authorization, in each case where we issue shares or grant rights to acquire shares for cash after December 27, 2026, we would first have to offer those shares or rights on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies, who are required to obtain shareholder approval for certain issuances of 20% or more of their common stock.

The form of shareholder resolution for this proposal is below. In accordance with the requirements of Irish law, this resolution is being proposed as a special resolution of the Company, requiring the affirmative vote of at least 75% of the votes cast, in person or by proxy, at the Annual Meeting. In addition, this proposal is conditional upon the approval of Proposal 6, as required by Irish law.

RESOLVED THAT, subject to and conditional on the passing of the resolution in respect of Proposal 6 set out in the Company’s proxy statement dated April 28, 2026, the directors of the Company be and are hereby empowered pursuant to section 1023 of the Act, to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014, as amended (the “Act”)) for cash pursuant to the authority conferred by the said Proposal 6 as if section 1022(1) of the Act did not apply to any such allotment and issue, provided that this power shall be limited to:

(a)
the allotment and issue of equity securities in connection with a rights’ issue in favor of the holders of class A ordinary shares of $0.01 each (nominal value) in the capital of the Company (“Class A Ordinary Shares”) (including rights to subscribe for, or convert other securities into, Class A Ordinary Shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be practicable) to the respective numbers of Class A Ordinary Shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with

66 2026 Aon Proxy Statement

any treasury shares, fractional entitlements that would otherwise arise, record dates or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)
the allotment and issue (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US $427,147.12 (which represents 42,714,712 shares of US $0.01 each (nominal value)) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued Class A Ordinary Shares as of April 10, 2026), and, in each case, the authority conferred by this resolution shall expire on the date that is 18 months from the passing of this resolution, unless previously renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require any such securities to be allotted and issued after such expiry, and in that case, the directors may allot and issue equity securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.

2026 Aon Proxy Statement 67

Other Information

Equity Compensation Plan Information

The following table summarizes the number of Class A Ordinary Shares that may be issued under our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,862,420	(1)(2)	299.17	(3)	6,424,927	(4)
Equity compensation plans not approved by security holders(5)	193,780		—	(6)	—	(7)
Total	6,056,200		299.17		6,424,927

(1)
This amount includes the following:

– 2,596,705 shares that may be issued in connection with share awards under the Shareholder-Approved Plan;

– 348,502 shares that may be issued in connection with outstanding options under the Shareholder-Approved Plan.

– 8,177 shares that may be used in connection with share awards under the 2001 Aon Stock Incentive Plan;

– 9,019 shares that may be issued in connection with deferred share awards under the 2001 Aon Stock Incentive Plan;

– 64,908 shares that may be issued in connection with the US employee share purchase plan;

– 119,028 shares that may be issued in connection with the UK ShareSave share plan;

– 17,221 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan in connection with the 2001 Aon Stock Incentive Plan; and

– 2,698,860 shares that may be issued in connection with the settlement of PSUs under the Shareholder-Approved Plan. For awards where the performance period has been completed, the actual number of shares to be issued is shown. For awards tracking significantly below threshold, the threshold number of shares which may be issued is shown. For all other performance share awards, the maximum number of shares which may be issued is shown.

(2)
On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002, from that plan. As of December 31, 2025, based on a share price of $352.88, the maximum number of shares that could be issued under the Aon Deferred Compensation Plan was 17,221.
(3)
Indicates weighted average exercise price of 348,502 outstanding options under the Shareholder-Approved Plan.
(4)
The total number of Class A Ordinary Shares authorized for issuance in connection with awards under the Shareholder-Approved Plan is 46,600,000. As of December 31, 2025, 4,584,072 shares remained available for future issuance under this plan. The amount shown in column (c) also includes 1,840,855 shares available for future issuance under the Aon plc Global Share Purchase Plan, including 64,908 shares subject to purchase as of December 31, 2025. Permissible awards under the Shareholder-Approved Plan include share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, including awards where the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called “performance awards.”
(5)
Below are the material features of our equity compensation plans that have not been approved by shareholders:

Aon Supplemental Savings Plan

The Supplemental Savings Plan (SSP) was adopted by the board of directors of Aon Corporation in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan whose employer matching contributions are limited because of IRS-imposed restrictions. The plan originally allowed contributions to be credited to a Class A Ordinary Shares account. All amounts credited to a Class A Ordinary Shares account were then credited with dividends and other investment returns as under the Aon Savings Plan fund and are settled in Class A Ordinary Shares. Prior to April 1, 2017, before the beginning of each plan year, an election could be made by any participant to transfer some or all of a participant’s existing money market account under the SSP to Class A Ordinary Shares account. Beginning April 1, 2017, no new contributions are permitted to be invested in a Class A Ordinary Shares account and no amounts may be transferred out of such account to another investment option.

Under the SSP, eligible employees receive a supplemental allocation based on years of service (between 3 and 6 percent of eligible compensation) and are credited with an additional matching allocation they would have received under the Aon Savings Plan match provision had compensation up to $500,000 been considered. Participants must also contribute the limit prescribed by the IRS ($23,500 for 2025) and

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be active on the last day of the year to receive the allocation. As of December 31, 2025, the number of shares that could be issued under the plan was 137,334.

Aon Supplemental Employee Stock Ownership Plan

The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts. Account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Class A Ordinary Shares. No specific authorization of Class A Ordinary Shares for the plan has been made. As of December 31, 2025, the number of shares that could be issued under the plan was 56,446.

(6)
The weighted-average exercise price of such shares is uncertain and is not included in this column.
(7)
None of these equity compensation plans contain a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in Note 5 above.

2026 Aon Proxy Statement 69

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Case. For 2025, our last completed fiscal year, the median annual total compensation of our employees (excluding Mr. Case) was $89,327, and the annual total compensation of Mr. Case was $73,773,921 (this amount is approximately $31,000 higher than the total compensation amount reflected in the Summary Compensation Table appearing in this proxy statement because it also includes the value of certain personal benefits and compensation under our non-discriminatory benefit plans, which we also included when calculating the median employee’s annual total compensation). Based on this information and applicable SEC rules, our estimate of the ratio of Mr. Case’s annual total compensation to the median of the annual total compensation for all employees in 2025 was 826 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, we first determined that our total global employee population (including full-time, part-time, and temporary employees) as of December 1, 2025, was 62,159. As permitted by SEC rules, which allow exclusion of a de minimis number of non-US employees in certain jurisdictions, we then excluded the following number of employees in the following jurisdictions, resulting in a total employee number (after applying the exclusions) of 61,390.

Excluded Jurisdiction	Number of Employees
Gibraltar	10
Indonesia	143
Isle of Man	23
Israel	144
Macao	8
Mauritius	2
Morocco	58
Oman	38
Qatar	18
Romania	76
Turkey	249
TOTAL	769
Percentage of Total Population Excluded	1.24%

To identify the median employee from this population, we determined that our compensation measure for this purpose would include: (1) an estimate of base salary, determined using the employee’s rate of pay and work schedule (part-time or full-time), and (for permanent employees who worked part of the year) adjusted for annualization as permitted under SEC rules; and (2) actual performance-based incentives paid under our annual incentive plan during 2025. We chose to use base salary and annual incentives as our compensation measure because these two components represent the most consistently used elements of remuneration across our global workforce (unlike, for example, long-term incentive equity awards, which are only granted to approximately 10% of our employee population). Further, these two components are the most consistently recorded items in our global compensation system. A small percentage of our global employee population is employed on a seasonal or temporary basis; due to difficulties in collecting consistent data regarding periods of actual employment, we estimated the base salary and annual incentive for this group to be zero.

After identifying our median employee by applying the above-described compensation measure consistently to all employees included in the calculation, we identified and calculated the elements of that employee’s total compensation for 2025 and included the value of any personal benefits and compensation under our non-discriminatory benefit plans, as provided in applicable SEC rules. For the median employee, a substantial percentage (approximately 24%) of the total compensation amount was provided in the form of Company contributions to retirement funds and the cost of health and welfare coverage, which are in addition to the cash component of compensation.

70 2026 Aon Proxy Statement

Pay vs. Performance

PVP Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding Compensation Actually Paid (“CAP”) and certain performance metrics under the SEC Pay Versus Performance (“PVP”) disclosure requirements for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below.

	Summary		Average Summary Compensation	Average	Value of Initial Fixed $100 Investment based on:[3]
Year	Compensation Table Total for PEO[1] ($)	CAP for PEO [1,2] ($)	Table Total for Non-PEO NEOs[1] ($)	CAP for Non-PEO NEOs[1,2] ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Adjusted Earnings per Share Growth[4]

2025	73,742,639	82,231,585	7,674,722	7,730,661	174	203	3,750	9%
2024	26,205,390	46,937,835	9,461,660	12,859,725	175	177	2,720	10%
2023	23,661,834	26,595,162	16,616,433	14,770,260	141	135	2,628	6%
2022	19,668,985	18,544,322	6,643,617	6,472,711	144	121	2,646	12%
2021	19,868,384	101,103,407	7,644,425	25,641,567	143	135	1,308	22%

1.
The PEO for each year reflected in the table is Gregory C. Case, the Company’s CEO. The non-PEO NEOs are Edmund Reese (for 2024 and 2025 only), Lisa Stevens, Andy Marcell (for 2025 only), Mindy Simon (for 2024 and 2025 only), Christa Davies (for all years but 2025), Eric Andersen (for all years but 2025) and Darren Zeidel (for 2021, 2022 and 2023 only).
2.
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. CAP amounts reflect the Summary Compensation Table Total with exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

PEO

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards for PEO	Inclusion of Equity Values for PEO	CAP for PEO

2025	$73,742,639	$(68,769,941)	$77,258,887	$82,231,585

Average Non-PEO NEOs

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average CAP for Non-PEO NEOs

2025	$7,674,722	$(1754)	$(4,944,895)	$5,002,588	$7,730,661

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

PEO

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for PEO	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO

2025	$72,616,352	$3,196,615	$1,437,469	$8,450	$77,258,887

Average Non-PEO NEOs

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs

2025	$4,513,776	$302,133	$182,054	$4,624	$5,002,588

3.
The Peer Group Total Shareholder Return (“TSR”) set forth in this table utilizes the S&P 500 Financials Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in the Company’s annual report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P 500 Financials Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

2026 Aon Proxy Statement 71

4.
We determined Adjusted earnings per share (EPS) Growth to be the most important financial performance measure used to link Company performance to CAP to our PEO and Non-PEO NEOs in 2025. Adjusted EPS Growth, a non-GAAP measure, is an indicator of our core operating performance and excludes certain non-recurring or extraordinary items. For information on Adjusted EPS Growth, please refer to Appendix A.

Description of Relationship Between PEO and Non-PEO NEO CAP and Company Performance

The following describes the relationship between CAP to our PEO, the average of CAP to our Non-PEO NEOs, and the Company’s Adjusted EPS Growth, Net Income and TSR performance over the five most recently completed fiscal years, in accordance with the SEC rules. However, we note that this description is not an explanation of the relationship between Company performance and our executive compensation decisions and pay outcomes, which are described in our CD&A.

Given the structure of the compensation described in our CD&A, CAP to the PEO and Non-PEO NEOs is primarily a function of the combined effects of:

•
Achievement of our Adjusted EPS goals over overlapping three-year performance cycles, which is reasonably represented by the growth in Adjusted EPS; and
•
Share price appreciation, which is reasonably represented in TSR performance.

The charts below demonstrate the relationship between CAP and these performance measures.

Our net income grew 86% over the 2020-2025 period reflective of strong growth and performance on our key financial metrics. In 2025, we had net income growth of 38%, driven by strong revenue growth. Net income performance does not have a strong relationship with the reported CAP to our PEO and Non-PEO NEOs and is not a metric in any of our incentive programs.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and Non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

Adjusted Earnings Per Share Growth
Adjusted Operating Income Growth
Stock Price

72 2026 Aon Proxy Statement

Shareholder Proposals for 2027 Annual General Meeting

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2027 annual general meeting must submit their proposals to the Company Secretary at the Company’s registered office at Aon plc, 15 George’s Quay, Dublin 2, Ireland, or via electronic mail to the following address: corporate.governance@aon.com, on or before December 29, 2026. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

In accordance with our Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election as a director or properly bring other business before the 2027 annual general meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Company Secretary at the Company’s registered office at Aon plc, 15 George’s Quay, Dublin 2, Ireland, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 26, 2027 and no later than March 28, 2027 and otherwise comply with our Articles. Notice of director nominations must set forth the information called for in, and otherwise comply with, our Articles and comply with the additional requirements set forth in SEC Rule 14a-19(b), including by giving timely notice that complies with such requirements and which must be received no later than April 27, 2027.

Other Matters

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Aon’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filings.

In addition, the reports mentioned herein, and any other information from our website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and speak only as of the date on which they are made, and we do not undertake a duty to update them.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement and any documents incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements of expectations, beliefs, objectives, Aon's future plans and strategies, future financial performance and outlook, anticipated results from operations or future growth or successes, trends, prospects, benefits from new initiatives, and developments and other matters that are not historical facts. The forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. Readers should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. All statements, other than statements of historical fact, that address activities, events, results or developments that Aon expects or anticipates may occur in the future are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “positioned,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will,” and “would” are used to identify these forward-looking statements. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. Certain factors that could prevent us from achieving our stated goals include the risk factors listed in our Form 10-K for our fiscal year ended December 31, 2025 and our other reports filed with the SEC, to which shareholders and other interested parties are directed and referred.

2026 Aon Proxy Statement 73

Questions and Answers About the 2026 Annual General Meeting and Voting

Why did I receive these proxy materials?

Your vote is being solicited by the Board. We have made these proxy materials available to you on the Internet or have delivered printed versions of these materials to you by mail to comply with our obligations under the Irish Companies Act in connection with the solicitation of proxies for use at the Annual Meeting, and at any adjournment or postponement thereof.

The Notice of Internet Availability and proxy materials were first mailed on or about April 28, 2026, to shareholders who held shares as of April 10, 2026 (the Record Date).

Will any other matters be decided at the Annual Meeting?

At the date of this proxy statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are, in accordance with applicable law and the Company’s Articles, properly presented for consideration at the Annual Meeting, such matters will, subject to the Articles and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A Ordinary Shares, nominal value $0.01 per share, as of the Record Date are entitled to vote at the Annual Meeting. As of that date, there were 213,573,563 Class A Ordinary Shares outstanding and entitled to vote. Unless disenfranchised under applicable law and/or the Articles, each Class A Ordinary Share is entitled to one vote on each matter properly brought before the Annual Meeting. Therefore, the total voting rights in the Company as of April 10, 2026, are 213,573,563 Class A Ordinary Shares.

What is the difference between holding Class A Ordinary Shares as a shareholder of record and as a beneficial owner?

If you are registered on the register of members of the Company in respect of Class A Ordinary Shares, you are considered, with respect to those Class A Ordinary Shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.

If your Class A Ordinary Shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials or the Notice of Internet Availability are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Class A Ordinary Shares by following the instructions on the voting instruction form.

How do I vote?

If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

•
by telephone at 1-800-690-6903 within the U.S., US territories and Canada;
•
online by visiting www.proxyvote.com or scanning the QR code and following the instructions on your proxy card or the Notice of Internet Availability;
•
if you received proxy materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning in the envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 inside and outside of the United States (which will be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received by no later than 5:00 PM (Irish Standard Time) on June 25, 2026 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting (the “proxy deadline”)). If you hold your shares in the Aon plc Canadian ESPP your vote must be received by 4:59 AM (Irish Standard Time) on June 24, 2026. If you hold your shares in the Aon plc Direct Stock Purchase and Dividend Reinvestment Plan your vote must be received by 5:00 PM (Irish Standard Time) on June 25, 2026.

You may also vote in person at the Annual Meeting if you attend in person. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.virtualshareholdermeeting.com/AON2026, as further described on page 76 of this proxy statement. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Class A Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the recommendations of the Board.

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorize another person to act as its representative at the Annual Meeting, and such authorized person will (on production of a certified copy of such resolution at the Annual Meeting) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

74 2026 Aon Proxy Statement

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or through the Internet to your broker, bank, or other nominee, or request and return a paper proxy card to your broker, bank, or other nominee.

In the case of joint holders, the vote of the senior holder who submits a vote will be accepted to the exclusion of the vote of the other joint holders, with seniority determined by the order in which the names of the holders appear in the register of members.

We will distribute written ballots to anyone who wants to vote in person at the Annual Meeting. If you are a beneficial owner, you should obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting (see the section titled “Who can attend the Annual Meeting?” below).

What should I do if I receive more than one Notice of Internet Availability of proxy materials or proxy card?

If you own some Class A Ordinary Shares directly in your name as a registered holder and other Class A Ordinary Shares as a beneficial owner through a broker, bank or other nominee, or if you own Class A Ordinary Shares through more than one broker, bank or other nominee, you may receive multiple Notices of Internet Availability or voting instructions. It is necessary for you to fill in, sign and return all of the proxy cards included in the proxy materials that you receive or for you to follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability that you receive in order to vote all of the shares you own.

How is a quorum determined?

The presence of the holders of shares in the Company who together represent at least the majority of the voting rights of all of the shareholders entitled to vote, in person or by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

What is a broker non-vote?

If you own your Class A Ordinary Shares through a broker, bank or other nominee and do not provide the organization that holds your Class A Ordinary Shares with specific voting instructions, pursuant to the rules of the NYSE, the bank, broker or other nominee is generally permitted to vote your Class A Ordinary Shares at its discretion on certain routine matters. With respect to certain non-routine matters, the broker, bank or other nominee is not permitted to vote your Class A Ordinary Shares for you. If the broker, bank or other nominee that holds your Class A Ordinary Shares does not receive voting instructions from you on how to vote your Class A Ordinary Shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your Class A Ordinary Shares. A broker non-vote occurs when a broker, bank or other nominee holding Class A Ordinary Shares on your behalf does not vote on a particular proposal because it has not received voting instructions from you and does not have discretionary voting power with respect to that proposal.

What proposals are considered “routine” or “non-routine”?

Proposals 3, 4, 5, 6 and 7 (to ratify the appointment of Ernst & Young US as Aon’s independent registered public accounting firm for 2026, to appoint Ernst & Young Ireland as Aon’s statutory auditor under Irish law, to authorize the Board to determine Ernst & Young Ireland’s remuneration, to authorize the Board to issue Class A Ordinary Shares under Irish law, and to authorize the Board to opt-out of statutory pre-emption rights under Irish law) are each considered a routine matter under the rules of the NYSE. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 3, 4, 5, 6 and 7. Proposals 1 and 2 are matters considered non-routine under the rules of the NYSE. A broker, bank, or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1 and 2.

Can I change my vote and/or revoke my proxy?

If you are a shareholder of record, you can revoke your proxy and change your vote by:

•
entering a later-dated proxy by telephone or through the Internet by the proxy deadline;
•
delivering a valid, later-dated proxy card by the proxy deadline;
•
sending written notice to the Company Secretary at the registered office by the proxy deadline; or
•
voting at the Annual Meeting if you attend in person. If you are a beneficial owner of Class A Ordinary Shares, you may submit new proxy appointment instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All Class A Ordinary Shares that have been properly voted and not revoked will be counted in the votes held on the resolution proposed at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

Who can attend the Annual Meeting?

Shareholders as of the close of business in New York on April 10, 2026, which is the record date for voting, may attend the Annual Meeting in person or virtually. We intend to hold the Annual Meeting in person. Shareholders who wish to attend the Annual Meeting virtually may do so via webcast at www.virtualshareholdermeeting.com/AON2026 as further described below. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. If you are a shareholder of record and you would like to attend the Annual Meeting in person, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker, or other nominee as of the record date, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your Class A Ordinary Shares are registered and obtain a legal proxy to bring to the Annual Meeting in order to vote thereat.

2026 Aon Proxy Statement 75

How do I attend the Annual Meeting virtually via the Internet?

You will be able to attend the Annual Meeting online to hear the proceedings and submit your questions prior to and during the meeting by visiting: www.virtualshareholder meeting.com/AON2026 at the meeting date and time described herein and entering the 16-digit control number on the proxy card, email or notice of availability of proxy materials you received. The meeting will begin promptly at 8:30 a.m. local Irish Standard time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below. If you are attending the meeting as a “guest,” you will not be able to ask questions prior to and during the meeting. Note that attending the Annual Meeting virtually will not allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on pages 74 and 75 of this proxy statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time.

How do I register to attend the Annual Meeting virtually via the Internet?

If you are a registered or beneficial shareholder, you do not need to register to attend the Annual Meeting virtually via the Internet. Please follow the instructions on the notice, email, or proxy card that you received. Registered holders who cannot locate their notice, email or proxy card and beneficial owners without a legal proxy can attend the meeting as a “guest” but will not be able to ask questions.

Who will pay the costs of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers, or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication. In addition, we have hired Alliance Advisors to assist in the solicitation and distribution of proxies for a fee (estimated at $25,000, plus expenses). Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation.

We will also reimburse banks, brokers and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners.

I am a beneficial owner and share an address with another shareholder, and we received only one paper copy of the Proxy Statement. How can I obtain an additional copy of the Proxy Statement?

We have adopted a procedure approved by the SEC called “householding” under which multiple beneficial shareholders who share the same address will receive only one copy of the Annual Report or Proxy Statement, as applicable, unless we receive contrary instructions from one or more of the shareholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, you may do so by notifying us by telephone at (312) 381-1000, by email at investor.relations@aon.com, or by mail at Aon plc, 15 George’s Quay, Dublin 2, Ireland, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us by telephone or in writing at the same telephone number, email address or address. If you are currently receiving multiple copies of the proxy materials and wish to receive only one copy at the same address, then please notify us by telephone or in writing at the same telephone number, email address, or address. Shareholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.

Who will count the vote?

A representative of Broadridge will count the vote and serve as inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and disclosed in a Current Report on Form 8-K within four business days after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website (www.aon.com) as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

76 2026 Aon Proxy Statement

What is the Vote Required to Approve Each Proposal?

Proposal	Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1 Election of Directors	Majority of votes cast	No	No effect	No effect
2 Advisory resolution to Approve Named Executive Officer Compensation	Majority of votes cast	No	No effect	No effect
3 Ratify the Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2026	Majority of votes cast	Yes	n/a	No effect
4 Re-Appoint Ernst & Young Chartered Accountants as the Company’s Statutory Auditor Under Irish Law	Majority of votes cast	Yes	n/a	No effect
5 Authorize the Board of Directors or the Audit Committee to Determine the Remuneration of Ernst & Young Chartered Accountants as the Company’s Statutory Auditor under Irish Law	Majority of votes cast	Yes	n/a	No effect
6 Authorize the Board to issue Class A Ordinary Shares under Irish Law	Majority of votes cast	Yes	n/a	No effect
7 Authorize the Board to opt-out of statutory pre-emption rights under Irish Law	75% of votes cast	Yes	n/a	No effect

2026 Aon Proxy Statement 77

Appendix A

Reconciliation of Non-GAAP Measures

Aon plc

Reconciliation of Non-GAAP Measures—Organic Revenue Growth and Free Cash Flow (Unaudited)

Organic Revenue Growth (Unaudited)

	Years Ended December 31,
(millions)	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$8,497	$7,861	8%	1%	—%	1%	6%
Reinsurance Solutions	2,793	2,656	5	—	(1)	—	6
Human Capital Revenue:
Health Solutions	3,839	3,335	15	—	—	10	5
Wealth Solutions	2,068	1,874	10	1	—	4	5
Eliminations	(16)	(28)	N/A	N/A	N/A	N/A	N/A
Total revenue	$17,181	$15,698	9%	1%	—%	2%	6%

(1)
Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)
Fiduciary investment income for the twelve months ended December 31, 2025 and 2024 was $271 million and $315 million, respectively.
(3)
Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, which are adjusted from Organic revenue growth upon classification as held for sale, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flow (Unaudited)

	Years Ended December 31,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$3,481	$3,035	15%
Capital Expenditures	(263)	(218)	21%
Free Cash Flow (1)	$3,218	$2,817	14%

(1)
Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

2026 Aon Proxy Statement A-1

Aon plc

Reconciliation of Non-GAAP Measures—Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited)(1)

	Years Ended December 31,
	Risk Capital		Human Capital		Corporate/ Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$11,290	$10,517	$5,907	$5,209	$(16)	$(28)	$17,181	$15,698
Operating income	$3,436	$3,292	$1,410	$1,143	$(502)	$(600)	$4,344	$3,835
Amortization and impairment of intangible assets	354	211	424	292	—	—	778	503
Change in the fair value of contingent consideration	—	6	22	21	—	—	22	27
Accelerating Aon United Program expenses (3)	82	114	16	27	267	248	365	389
Legal settlements (6)	(23)	—	—	—	—	—	(23)	—
Transaction and integration costs (4)(5)	22	12	33	53	22	120	77	185
Adjusted operating income	$3,871	$3,635	$1,905	$1,536	$(213)	$(232)	$5,563	$4,939
Operating margin	30.4%	31.3%	23.9%	21.9%			25.3%	24.4%
Adjusted operating margin	34.3%	34.6%	32.2%	29.5%			32.4%	31.5%

(1)
Certain noteworthy items impacting operating income in 2024 and 2023 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)
Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)
Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(4)
Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the NFP Transaction. No transaction costs were recognized for the three and twelve months ended December 31, 2025. For the twelve months ended December 31, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt.
(5)
The NFP Transaction has and will continue to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $77 million and $95 million of integration costs in the twelve months ended December 31, 2025 and 2024, respectively.
(6)
In the fourth quarter of 2023, Aon recognized a $197 million charge in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., and in the third quarter of 2025, certain legal settlement expenses and recoveries were recognized resulting in a $23 million reduction of expense within the Risk Capital segment.

A-2 2026 Aon Proxy Statement

	Twelve Months Ended December 31,
(millions, except percentages)	2025	2024	% Change
Adjusted operating income	$5,563	$4,939	13%
Interest income	19	67	(72)%
Interest expense	(815)	(788)	3%
Other income (expense) (2)
Adjusted other income (expense)—pensions	(87)	(49)	78%
Adjusted other income (expense)—other (3)(4)(5)	(9)	62	(115)%
Adjusted other income (expense)	(96)	13	(838)%
Adjusted income before income taxes	4,671	4,231	10%
Adjusted income tax expense (6)	910	849	7%
Adjusted net income	3,761	3,382	11%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	55	66	(17)%
Adjusted net income attributable to Aon shareholders	3,706	3,316	12%
Adjusted diluted net income per share attributable to Aon shareholders	$17.07	$15.60	9%
Weighted average ordinary shares outstanding—diluted	217.1	212.5	2%
Effective tax rates (6)
U.S. GAAP	21.2%	21.4%
Adjusted (Non-GAAP)	19.5%	20.1%

(1)
Certain noteworthy items impacting operating income in 2025 and 2024 are described in this schedule. The items shown with the caption "adjusted" are non‑GAAP measures.
(2)
For the twelve months ended December 31, 2025 and 2024, Other income was $1.2 billion and $348 million, respectively. Adjusted other expense for the twelve months ended December 31, 2025 was $96 million compared to Adjusted other income of $13 million for the twelve months ended December 31, 2024.
(3)
Adjusted other income (expense) excluded gains related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior‑year period. During the twelve months ended December 31, 2025, a gain of $108 million was recognized, which was all recognized in the first six months of 2025. During the twelve months ended December 31, 2024, a gain of $84 million was recognized, which was all recognized in the first nine months of 2024.
(4)
Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the twelve months ended December 31, 2024. For the twelve months ended December 31, 2025, Adjusted other income (expense) excluded gains from the disposal of NFP wealth totaling $1,199 million.
(5)
Adjusted other income (expense) excluded $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(6)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with changes in the fair value of contingent consideration, certain legal settlements, Accelerating Aon United Program expenses, certain transaction and integration costs related to the acquisition of NFP, certain gains from dispositions, and deferred consideration from a prior‑year sale of business, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

2026 Aon Proxy Statement A-3

About Aon

Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that help protect and grow their businesses.

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AON PLC MSC 17510, AON P.O. BOX 551343 ATLANTA, GA 30355 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and to receive electronic delivery of information up until 5:00 PM, Irish Standard Time on June 25, 2026, (or for shares held through the Canadian ESPP, no later than 4:59 AM Irish Standard Time on June 24, 2026). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You may vote in person at the Meeting if you attend in person. Have the information that is printed in the box marked by the arrow available and follow the instructions. You may attend the meeting virtually via webcast at www.virtualshareholdermeeting.com/AON2026. Note that attending the Meeting virtually will not allow you to vote at the Meeting. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 5:00 PM, Irish Standard Time on June 25, 2026, (or for shares held through the Canadian ESPP, no later than 4:59 AM Irish Standard Time on June 24, 2026). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V92373-P49177 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AON PLC The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-7. 1. Election of Directors: 1a. Lester B. Knight 1b. Gregory C. Case 1c. Jose Antonio Álvarez 1d. Jin-Yong Cai 1e. Jeffrey C. Campbell 1f. Cheryl A. Francis 1g. Jo Ann Jenkins 1h. Adriana Karaboutis 1i. 1j. Richard C. Notebaert Gloria Santona 1k. Sarah E. Smith 1l. Byron O. Spruell 1m. James G. Stavridis For Against Abstain 2. Advisory resolution to approve the compensation of the Company’s named executive officers. 3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. 4. Re-appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish Law. 5. Authorize the Board or the Audit Committee of the Board to determine the remuneration of Ernst & Young Ireland, in its capacity as the Company’s statutory auditor under Irish Law. 6. Authorize the Board to issue Class A Ordinary Shares under Irish Law. 7. Authorize the Board to opt-out of statutory pre-emption rights under Irish Law. For Against Abstain NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Aon plc Annual General Meeting: The 2026 Proxy Statement, the 2025 Annual Report, and the 2025 Irish Financial Statements are available at www.proxyvote.com. V92374-P49177 AON PLC Notice of 2026 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting – June 26, 2026 The Chair, Chief Executive Officer, Company Secretary, and any Assistant Company Secretary, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of AON PLC to be held on June 26, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of nominees listed in Proposal 1 and FOR Proposals 2-7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you hold your shares in the AON PLC Canadian ESPP your vote must be received by 4:59 AM, Irish Standard Time on June 24, 2026. In the case of registered joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy or (in the case of a corporation) by authorized representative, will alone be counted. For this purpose seniority will be determined by the order in which the names appear in the register of shareholders of AON PLC in respect of the joint holding. (Items to be voted appear on reverse side)